SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of report (date of earliest event reported):
                                February 18, 2003

Commission            Exact name of registrants as specified in           I.R.S. Employer
File Number            their charters, state of incorporation,         Identification Number
                     address of principal executive offices, and
                                  telephone number

  1-15929                       Progress Energy, Inc.                        56-2155481
                             410 South Wilmington Street
                         Raleigh, North Carolina 27601-1748
                              Telephone: (919) 546-6111
                       State of Incorporation: North Carolina

 The address of the registrant has not changed since the last report.

================================================================================

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

The registrant files this Form 8-K Current Report for the purpose of filing the exhibits listed below. Exhibits 99.1 and 99.2 are expected to be filed in identical form with the registrant's Form 10-K Annual Report for the year ended December 31, 2002.

     (c)   Exhibits.

      23.1     Consent of Deloitte & Touche LLP

      99.1     Management's Discussion and Analysis of Financial Condition and
                  Results of Operations

      99.2     Progress Energy, Inc. financial statements:

               Independent Auditors' Report - Deloitte & Touche LLP Consolidated Statements of Income for the Years Ended December
                  31, 2002, 2001, and 2000
               Consolidated Balance Sheets as of December 31, 2002 and 2001 Consolidated Statements of Cash Flows for the Years Ended
                  December 31, 2002, 2001, and 2000
               Consolidated Statements of Changes in Common Stock Equity for
                  the Years Ended December 31, 2002, 2001 and 2000
               Consolidated Quarterly Financial Data (Unaudited)
               Notes to Consolidated Financial Statements

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           PROGRESS ENERGY, INC.
                                           Registrant

                                           By: /s/ Robert H. Bazemore, Jr.
                                               ---------------------------------
                                                   Robert H. Bazemore, Jr.
                                                   Vice President and Controller


Date:   February 18, 2003

                                INDEX TO EXHIBITS

        Exhibit
        Number            Description of Exhibit

         23.1         Consent of Deloitte & Touche LLP

         99.1 Management's Discussion and Analysis of Financial Condition and Results of Operations

         99.2         Progress Energy, Inc. financial statements:

                      Independent Auditors' Report - Deloitte & Touche LLP Consolidated Statements of Income for the Years Ended
                         December 31, 2002, 2001, and 2000
                      Consolidated Balance Sheets as of December 31, 2002
                         and 2001
                      Consolidated Statements of Cash Flows for the Years
                         Ended December 31, 2002, 2001, and 2000
                      Consolidated Statements of Changes in Common Stock
                         Equity for the Years Ended December 31, 2002, 2001 and 2000
                      Consolidated Quarterly Financial Data (Unaudited) Notes to Consolidated Financial Statements

                                                                   EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 33-33520 on Form S-8, Post-Effective Amendment 1 to Registration Statement No. 33-38349 on Form S-3, Registration Statement No. 333-81278 on Form S-3, Registration Statement No. 333-81278-01 on Form S-3, Registration Statement No. 333-81278-02 on Form S-3, Registration Statement No. 333-81278-03 on Form S-3, Post-Effective Amendment 1 to Registration Statement No. 333-69738 on Form S-3, Registration Statement No. 333-70332 on Form S-8, Registration Statement No. 333-87274, Post-Effective Amendment 1 to Registration Statement No. 333-47910 on Form S-3, Registration Statement No. 333-52328 on Form S-8, Post-Effective Amendment 1 to Registration Statement No. 333-89685 on Form S-8, and Registration Statement No. 333-48164 on Form S-8 of Progress Energy, Inc. of our report dated February 12, 2003, appearing in this Form 8-K of Progress Energy, Inc.


/s/ Deloitte & Touche LLP
Raleigh, North Carolina
February 18, 2003

                                                                EXHIBIT 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management's Discussion and Analysis contains forward-looking statements that involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Please review "SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS" for a discussion of the factors that may impact any such forward-looking statements made herein.

RESULTS OF OPERATIONS
For 2002 as compared to 2001 and 2001 as compared to 2000

In this section, earnings and the factors affecting earnings are discussed. The discussion begins with a general overview, then separately discusses earnings by business segment.

Overview

Progress Energy, Inc. (Progress Energy or the Company) is a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA), as amended. Progress Energy and its subsidiaries are subject to the regulatory provisions of PUHCA. Progress Energy was formed as a result of the reorganization of Carolina Power & Light Company (CP&L) into a holding company structure on June 19, 2000. All shares of common stock of CP&L were exchanged for an equal number of shares of CP&L Energy, Inc, the newly created holding company. On December 4, 2000, CP&L Energy, Inc. changed its name to Progress Energy, Inc.

The Company acquired Florida Progress Corporation (FPC) on November 30, 2000. The acquisition was accounted for using the purchase method of accounting. As a result, the consolidated financial statements only reflect FPC's operations subsequent to November 30, 2000.

Through its wholly owned regulated subsidiaries, CP&L and Florida Power Corporation (Florida Power), Progress Energy is primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina, South Carolina and Florida. Through the Progress Ventures business segment, Progress Energy is involved in nonregulated generation operations; natural gas exploration and production; coal fuel extraction, manufacturing, and delivery; and energy marketing and trading activities. Through the Rail Services business segment, Progress Energy engages in various rail and railcar related services. Through the Other business segment, Progress Energy engages in other nonregulated business areas including telecommunications and holding company operations.

Effective  January 1, 2003,  CP&L,  Florida Power, and Progress  Ventures,  Inc.
(PVI) began doing business under the names Progress Energy Carolinas, Inc., Progress Energy Florida, Inc., and Progress Energy Ventures, Inc., respectively. The legal names of these entities have not changed and there is no restructuring of any kind related to the name change. The current corporate and business unit structure remains unchanged.

In 2002, the operations of North Carolina Natural Gas Corporation (NCNG), previously reported in the Other segment, were reclassified to discontinued operations and therefore were not included in the results from continuing operations during the periods reported. See Note 3A to the Progress Energy consolidated financial statements for discussion of the planned divestiture.

Progress  Energy is an integrated  energy  company  located  principally  in the southeast region of the United States. The Company has more than 21,900 megawatts of generation capacity and serves approximately 3.0 million electric and natural gas customers in portions of North Carolina, South Carolina and Florida. CP&L's and Florida Power's utility operations are complementary, as CP&L has a summer peaking demand, while Florida Power has a winter peaking demand. In addition, CP&L's greater proportion of commercial and industrial customers combined with Florida Power's greater proportion of residential customers creates a more balanced customer base. The Company is dedicated to delivering reliable, competitively priced energy.

In 2002, Progress Energy's net income was $528.4 million, a 2.4% decrease from $541.6 million in 2001. Income from continuing operations was $552.2 million and $540.4 million for 2002 and 2001, respectively. The decrease in net income in 2002 is primarily due to:
o $288.7 million of after-tax impairments and other charges (Progress Telecom, Caronet, and Interpath Communications, Inc.), estimated impairment on assets held for sale (Railcar Ltd.), and discontinued operations (NCNG) in 2002;
o the rate case settlement of Florida Power (one-time retroactive rate reduction of $21.0 million after tax combined with a 9.25% prospective rate reduction);

o increased operating expenses of $16.7 million after tax at CP&L related to the ice storm in December 2002, and
o increased benefit costs and a lower pension credit, primarily at the electric utilities.

Partially offsetting these items were:
o continued retail customer growth and usage (including weather impacts) at the electric utilities;
o   lower depreciation expense related to the Florida rate case settlement;
o $152.8 million of after-tax impairments and other charges attributable to Strategic Resource Solutions Corp. (SRS) and Interpath Communications, Inc. (Interpath) in 2001;
o impact of the change in market value of contingent value obligations of $28.1 million;
o   lower interest charges primarily at CP&L, and
o   the elimination of goodwill amortization in 2002.

Basic earnings per share from net income decreased from $2.65 per share in 2001 to $2.43 per share in 2002 due to the factors outlined above and also from an increase in the number of shares outstanding resulting from the common stock issuances in 2001 and 2002. See Note 14 to the Progress Energy consolidated financial statements for more information on the Company's common stock.

Net income in 2001 rose $63.2 million or 13.2% when compared to the 2000 net income of $478.4 million. The increase in net income in 2001 is due primarily to a full year of FPC's operations being included in the 2001 results, as FPC contributed net income of $398.3 million for the year ended December 31, 2001. Other factors contributing to the increase in net income in 2001 include increases in tax credits from Progress Energy's share of synthetic fuel facilities, continued customer growth at the electric utilities and decreases in depreciation expense related to CP&L's accelerated cost recovery program. Partially offsetting these increases were impairment and other after-tax charges totaling $152.8 million, primarily attributable to SRS and the Company's investment in Interpath, as well as increases in interest expense, goodwill amortization related to the FPC acquisition and the impact of unfavorable weather. Basic earnings per share decreased from $3.04 per share in 2000 to $2.65 per share in 2001 due to the factors outlined above and also from an increase in the number of shares outstanding resulting from the FPC acquisition and an additional common stock issuance in August 2001.

Electric Segments

The electric segments are primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina by CP&L Electric, and since November 30, 2000, in portions of Florida by Florida Power Electric. CP&L Electric serves an area of approximately 34,000 square miles, with a population of more than 4.0 million. As of December 31, 2002, CP&L Electric provided electricity to approximately 1.3 million customers. Florida Power Electric serves an area of approximately 20,000 square miles, with a population of more than 5.0 million. As of December 31, 2002, Florida Power provided electricity to approximately 1.5 million customers.

The operating results of both electric utilities are primarily influenced by customer demand for electricity, the ability to control costs and regulatory return on equity. Annual demand for electricity is based on the number of customers and their annual usage, with usage largely impacted by weather. In addition, the current economic conditions in the service territories may impact the annual demand for electricity.

CP&L Electric

CP&L Electric contributed net income of $513.1 million, $468.3 million and $373.8 million in 2002, 2001 and 2000, respectively. Included in these amounts are wholesale energy marketing activities and immaterial trading activities, which are managed by Progress Ventures on behalf of CP&L Electric, that contributed net income of $60.0 million, $62.7 million, and $84.0 million in 2002, 2001 and 2000, respectively.

Revenues

CP&L's electric revenues for the years ended December 31, 2002, 2001 and 2000 and the percentage change by year and by customer class are as follows (in millions):

     ---------------------------------------------------------------------------------------------------
     Customer Class                       2002       % Change       2001       % Change        2000
     ---------------------------------------------------------------------------------------------------
     Residential                          $1,241       7.7%         $1,152        3.5%        $1,113
     Commercial                              832       6.0             785        5.9            741
     Industrial                              645      (1.4)            654       (3.7)           679
     Governmental                             78       4.0              75       (1.3)            76
                                      -------------             -------------              -------------
         Total Retail Revenues             2,796       4.9           2,666        2.2          2,609
     Wholesale                               651       2.7             634        9.9            577
     Unbilled                                 15        -             (32)         -              51
     Miscellaneous                            77       1.3              76        7.0             71
                                      -------------             -------------              -------------
         Total Electric Revenues          $3,539       5.8%         $3,344        1.1%        $3,308
     ---------------------------------------------------------------------------------------------------

CP&L's electric energy sales for 2002, 2001 and 2000 and the percentage change by year and by customer class are as follows (in thousands of mWh):

     ---------------------------------------------------------------------------------------------------
              Customer Class              2002       % Change       2001        % Change       2000
     ---------------------------------------------------------------------------------------------------
     Residential                          15,239       6.0%          14,372       2.0%        14,091
     Commercial                           12,468       4.1           11,972       4.7         11,432
     Industrial                           13,089      (1.8)          13,332      (7.7)        14,446
     Governmental                          1,437       1.0            1,423        -           1,423
                                      -------------             --------------             -------------
         Total Retail Energy Sales        42,233       2.8           41,099      (0.7)        41,392
     Wholesale                            15,024      15.6           12,996     (10.9)        14,582
     Unbilled                                270        -              (534)       -             679
                                      -------------             --------------             -------------
         Total mWh sales                  57,527       7.4%          53,561      (5.5%)       56,653
     ---------------------------------------------------------------------------------------------------

CP&L's electric revenues increased $195.2 million from 2001 to 2002. During 2002, residential and commercial sales reflected continued growth in the number of customers served by CP&L Electric, with approximately 26,000 new customers in 2002. Sales of energy and revenue increased in 2002 compared to 2001 for all customer classes except industrial. Increases in retail sales of $129.9 million and wholesale sales of $16.9 million were also driven by favorable weather during 2002 when compared to 2001. Wholesale sales growth was partially offset by price declines in the wholesale market.

Downturns in the economy during 2001 and continuing into 2002 impacted energy usage throughout most of the industrial customer class. Total industrial revenue declined during 2002 by $9.1 million and during 2001 by $25.0 million as the number of industrial customers decreased due to a slowdown in the textile industry, as well as a decrease in usage in the chemical industry.

Compared to 2000, 2001 residential and commercial revenues reflected continued growth in the number of customers served by CP&L Electric partially offset by milder weather in 2001. CP&L Electric added over 30,500 new customers in 2001.
Milder weather in 2001 accounted for a decrease in retail revenue of $63.0 million for the year compared to 2000. Total kWh sales to wholesale customers decreased in 2001 from 2000 primarily due to mild weather. However, revenues from wholesale customers increased in 2001 over 2000 due to the establishment of new long-term contracts and the receipt of a termination payment on a long-term contract in December 2001.

Expenses

CP&L Electric's fuel expense increased $114.1 million in 2002, when compared to $647.3 million in 2001, primarily due to an 8.2% increase in generation with a higher percentage of generation being produced by combustion turbines, which have higher fuel costs. CP&L Electric's fuel expense increased $19.8 million in 2001 compared to $627.5 million in 2000 primarily due to increases in the price of coal, partially offset by decreases in generation.

For 2002, purchased power decreased $6.1 million, when compared to $353.6 million in 2001, mainly due to decreases in price and volume purchased. For 2001, purchased power increased $28.2 million when compared to $325.4 million in 2000 mainly due to favorable market conditions in the first quarter of 2001.

Fuel expenses are recovered primarily through cost recovery clauses and, as such, have no material impact on operating results.

CP&L Electric's total operations and maintenance expenses increased $91.0 million in 2002 when compared to $701.7 million in 2001 primarily due to storm costs of $27.2 million (see below), a lower pension credit of $6.0 million, the establishment of an inventory reserve of $10.5 million for materials that have no future benefit, increased salaries and benefits and other increases in maintenance and outage support. CP&L Electric's operations and maintenance expenses decreased $24.6 million in 2001 when compared to $726.3 million in 2000, primarily due to the absence of restoration costs associated with the severe winter storm and record-breaking snowfall in January 2000, as well as cost control efforts. These amounts were partially offset by increases in planned nuclear outage costs and transmission expenses in 2001.

A major ice storm struck central North Carolina on December 4, 2002. As a result of the storm, up to 464,000 (35%) customers in CP&L Electric's service area were without power. Restoration included more than 3,500 line, service and tree personnel from 19 states. The outages resulted in $27.2 million of increased operations and maintenance costs and $27.8 million of increased capital costs.

Depreciation and amortization expense increased $1.9 million in 2002 when compared to $521.9 million in 2001 and decreased $176.7 million in 2001 when compared to $698.6 million in 2000. CP&L Electric's accelerated cost recovery program for nuclear generating assets allows flexibility in recording accelerated depreciation expense. CP&L Electric recorded $52.8 million of accelerated depreciation expense in 2002 and $75.0 million in 2001. The year-over-year favorability was offset by additional depreciation recognized in 2002, as compared to 2001, on new assets that were placed in service during 2002. In 2000, as approved by regulators, CP&L Electric recorded $275.0 million of depreciation expense under the accelerated cost recovery program. See Note 1G to the Progress Energy consolidated financial statements for additional information about this program.

Net interest expense decreased $29.9 million in 2002, when compared to $241.4 million in 2001, due primarily to reduced debt and lower interest rates. Net interest expense increased $19.6 million in 2001, when compared to $221.9 million in 2000, primarily due to higher debt balances used to fund construction programs.

In accordance with an SEC order under PUHCA, effective in 2002, tax benefits not related to acquisition interest expense that were previously held unallocated at the holding company must be allocated to the profitable subsidiaries. As a result, $34.1 million of the tax benefit that was previously held at the holding company, included in the Other segment, was allocated to CP&L Electric in 2002. The allocation has no impact on the Company's consolidated tax expense or net income. Other fluctuations in income taxes are primarily due to changes in pre-tax income.

Florida Power Electric

The results shown in the Progress Energy consolidated financial statements for the Florida Power Electric segment include operating results since the date of acquisition, November 30, 2000. Therefore, 2002 and 2001 include full years of operations, while 2000 includes only one month. As a result, the 2000 results of operations are not comparable to 2001.

Florida Power Electric contributed income of $322.6 million and $309.6 million for the years ended December 31, 2002 and 2001, respectively, and $21.8 million for the month of December 2000. Included in these amounts are wholesale energy marketing activities and immaterial trading activities, which are managed by Progress Ventures on behalf of Florida Power Electric, that contributed net income of $13.0 million and $24.0 million for the years ended December 31, 2002 and 2001, respectively, and $1.7 million for the month of December 2000.

Florida Power Electric's earnings in 2002 were affected by the outcome of the Florida Power rate case settlement, which included a one-time retroactive revenue refund of $35.0 million ($21.0 million after tax), a decrease in retail rates of 9.25% (effective May 1, 2002), which resulted in an additional $79.5 million decline in revenues, and an estimated revenue sharing refund of $4.7 million. These revenue declines were partially offset by $78.2 million of lower depreciation and amortization pursuant to the rate case and increased service revenue rates. See Note 15B to the Progress Energy consolidated financial statements for further discussion of the rate case settlement.

A comparison of the results of operations of Florida Power Electric for the past three years follows.

Revenues

Florida Power's electric revenues for the years ended December 31, 2002, 2001 and 2000 and the percentage change by year and by customer class, as well as the impact of the rate case settlement on revenue, are as follows (in millions):

     ------------------------------------------------------------------------------------------------
     Customer Class                         2002      % Change       2001      % Change    2000 (a)
     ------------------------------------------------------------------------------------------------
     Residential                             $1,645      0.1%          $1,643    11.3%        $1,476
     Commercial                                 731     (3.1)             754    13.9            662
     Industrial                                 211     (5.4)             223     5.2            212
     Governmental                               173     (1.7)             176    15.8            152
     Revenue Sharing Refund                      (5)      -                 -      -               -
     Retroactive Retail Rate Refund             (35)      -                 -      -               -
                                          ----------              ------------            -----------
         Total Retail Revenues                2,720     (2.7)           2,796    11.8          2,502
     Wholesale                                  230    (20.1)             288     4.3            276
     Unbilled                                    (3)      -              (22)      -              18
     Miscellaneous                              115    (23.8)             151    98.7             76
                                          ----------              ------------            -----------
         Total Electric Revenues             $3,062     (4.7)%         $3,213    11.9%        $2,872
     ------------------------------------------------------------------------------------------------
          (a)  Florida  Power  electric  revenues are included in the  Company's results  of  operations  since  November  30,  2000,  the date of acquisition.  Florida  Power  Electric's  full year of revenue is included for comparative purposes only.

Florida Power's electric energy sales for the years ended December 31, 2002, 2001 and 2000 and the percentage change by year and by customer class are as follows (in thousands of mWh):

     ------------------------------------------------------------------------------------------------
     Customer Class                         2002      % Change       2001      % Change    2000 (b)
     ------------------------------------------------------------------------------------------------
     Residential                             18,754      6.5%          17,604     2.9%        17,116
     Commercial                              11,420      3.2           11,061     2.3         10,813
     Industrial                               3,835     (1.0)           3,872    (8.9)         4,249
     Governmental                             2,850      4.5            2,726     2.7          2,654
                                          ----------              ------------            -----------
         Total Retail Energy Sales           36,859      4.5           35,263     1.2         34,832
     Wholesale                                4,180    (11.4)           4,719    (9.4)         5,209
     Unbilled                                     5       -              (511)      -            344
                                          ----------              ------------            -----------
         Total mWh sales                     41,044      4.0%          39,471    (2.3%)       40,385
     ------------------------------------------------------------------------------------------------
          (b)  Florida Power electric energy sales are included in the Company's results  of  operations  since  November  30,  2000,  the date of acquisition.  Florida  Power's full year of sales is included for comparative purposes only.

Florida Power electric revenues decreased $151.1 million from 2001 to 2002. The revenue declines were driven by the $119.2 million impact of the rate case, mentioned previously. Additionally, wholesale revenues declined $58.1 million, driven primarily by a contract that was not renewed. Year-over-year comparisons were also unfavorably impacted by the recognition of $63.0 million of revenue deferred from 2000 to 2001. Partially offsetting the unfavorable revenue impacts was growth in the residential (approximately 29,000 additional customers) and commercial (approximately 4,000 additional customers) customer classes.
Additional offsets included weather conditions, primarily a warmer than normal summer in 2002, and an increase in other service revenue, resulting primarily from increased rates allowed under the rate case settlement, along with higher transmission wheeling revenues.

Residential and commercial sales increased in 2001 and reflect continued growth in the number of customers served by Florida Power Electric, partially offset by milder weather and a downturn in the economy. Florida Power Electric added over 35,000 new customers in 2001. Industrial sales declined in 2001 due to weakness in the manufacturing sector and phosphate industry, which were affected by the economic downturn. Sales to wholesale customers decreased for 2001, primarily due to the mild weather.

Expenses

Fuel used in generation and purchased power was $1.37 billion for the year ended December 31, 2002, a decrease of $58.8 million from 2001. The decrease is primarily due to a lower recovery of fuel expense that resulted from a mid-course correction of Florida Power Electric's fuel cost recovery clause, as part of the rate settlement, and lower purchased power costs, partially offset by an increase in coal prices and volume from high system requirements. Fuel and purchased power expenses are recovered primarily through cost recovery clauses and, as such, have no material impact on operating results. Fuel used in generation and purchased power was $1.43 billion for the year ended December 31, 2001 and $94.8 million for the one month of 2000.

Operations and maintenance expense increased $85.1 million in 2002 when compared to $487.1 million in 2001, due primarily to a reduced pension credit of $30.8 million, increased costs related to the Commitment to Excellence program of $11.3 million, and an increase in other salary and benefit costs of $21.5 million related partially to increased medical costs. The Commitment to Excellence program was initiated in 2002 to improve service and reliability. Operations and maintenance expense was $152.7 million for the one month of 2000 and included merger-related charges.

Depreciation and amortization expense decreased $158.1 million in 2002 when compared to $453.0 million in 2001. In addition to the depreciation and amortization reduction of approximately $79.0 million related to the rate case, depreciation declined an additional $97.0 million related to accelerated amortization on the Tiger Bay regulatory asset, which was created as a result of the early termination of certain long-term cogeneration contracts. See Note 15B to the Progress Energy consolidated financial statements for further detail on the rate case. Florida Power Electric amortizes the regulatory asset according to a plan approved by the Florida Public Service Commission in 1997 and plans to fully amortize the asset by the end of 2003. In 2001, $97.0 million of accelerated amortization was recorded on the Tiger Bay regulatory asset, of which $63.0 million was associated with deferred revenue from 2000 and had no impact on 2001 earnings. Depreciation and amortization expense was $28.9 million for the one month of 2000.

In 2002, $19.9 million of the tax benefit that was previously held at the Company's holding company (see earlier discussion in the CP&L Electric segment), was allocated to Florida Power Electric. Other fluctuations in income taxes are primarily due to changes in pretax income.

Diversified Businesses

The Company's diversified businesses consist primarily of the Progress Ventures segment, the Rail Services segment, and Progress Telecom, Caronet, SRS and Holding Company operations, which are in the Other segment and are explained in more detail below.

Progress Ventures

Progress Ventures contributed segment income of $271.1 million and $288.7 million for 2002 and 2001, respectively. These amounts included wholesale energy marketing and immaterial trading net income of $73.0 million and $86.7 million in 2002 and 2001, respectively, that Progress Ventures managed on behalf of the utilities. Due to the creation of Progress Ventures in 2000 and the acquisition of Progress Fuels' subsidiaries through the FPC acquisition, the results of operations for the Progress Ventures segment are not comparable between 2001 and 2000.

The Progress Ventures segment operations include nonregulated generation operations; natural gas exploration and production; coal fuel extraction, manufacturing and delivery; and energy marketing and limited trading activities on behalf of the utility operating companies as well as for its nonregulated plants. Progress Ventures' results for 2002 were impacted unfavorably by the weak energy market and lower synthetic fuel sales, offset partially by additional earnings from placing in service additional nonregulated generation plants and the purchase of Westchester Gas Company.

Progress Ventures' nonregulated generation operations generated net income of $34.7 million and $4.3 million in 2002 and 2001, respectively. In 2001, the operations included one merchant plant with a 315-megawatt capacity. In 2002, a plant was transferred from the CP&L Electric regulated segment to Progress Ventures, one operational plant was purchased from LG&E Energy Corporation (LG&E. See Note 2A to the Progress Energy consolidated financial statements), and one additional plant was placed into service upon completion of construction. At the end of 2002, plants with 1,554 megawatts of capacity were operational. This increase in capacity drove the increase in net income. The earnings potential of the increased capacity was partially offset by the general softness in the energy market in 2002. The Company has contracts representing 63%, 69%, and 25% of planned production capacity for 2003 through 2005, respectively. The 2005 decline results from the expiration of four contracts. The Company is actively pursuing opportunities with the current customers and other potential customers.

Progress Ventures subsidiary, MPC Generating, LLC, had two tolling agreements for output on one of its units with Dynegy, Inc. through June 2008. The contracts with Dynegy were terminated in December 2002. The Company expects to recognize a gain in connection with the termination in the first quarter of 2003 if certain related contingencies are resolved, but does not currently have a customer for the output of the 160 megawatt unit.

In 2001, Progress Ventures' natural gas exploration and production operations included the operations of Mesa Hydrocarbons, Inc. (Mesa), which owns natural gas reserves and operates wells in Colorado and sells natural gas. In 2002, it also included similar operations of Westchester Gas Company. See Note 2B to the Progress Energy consolidated financial statements for discussion of the Westchester Gas Company acquisition. These gas operations generated net income of $9.6 million and $5.3 million in 2002 and 2001, respectively. Westchester Gas Company produced 5.8 million cubic feet of gas in 2002, which represented 49% of the combined production for the year. This increased production drove the earnings increase from 2001 to 2002.

Progress Ventures' coal fuel extraction, manufacturing and delivery operations generated net income of $166.4 million and $198.4 million in 2002 and 2001, respectively. The Progress Ventures coal group produced and sold 11.2 million and 13.3 million tons of synthetic fuel in 2002 and 2001. The production and sale of the synthetic fuel from these facilities generate operating losses, but qualify for tax credits under Section 29 of the Internal Revenue Code, which more than offset the effects of such losses. See "Synthetic Fuels " under OTHER MATTERS below for additional discussion of these tax credits. The sales resulted in tax credits of $291.0 million and $349.3 million being recognized in 2002 and 2001, respectively. The Company is pursuing selling a portion of the synthetic fuel operations.

Progress Ventures' energy marketing and trading operations generated net income of $69.1 million and $86.7 million in 2002 and 2001, respectively. This group focuses on marketing and selling wholesale power and limited financial trading. Wholesale marketing generated $77.2 million and $90.2 million of the group's earnings in 2002 and 2001, respectively. The earnings reductions from 2001 to 2002 are mainly attributable to reduced margins for wholesale electric sales. This group also manages financial trades of power. Financial trades generated net losses of $8.1 million and $3.5 million in 2002 and 2001, respectively, including associated overhead costs. The primary driver of the increased loss in 2002 was the higher overhead associated with the plan to grow the marketing and trading activities; however, the Company recently announced plans to reduce the scope of its trading activities.

Rail Services

Rail Services' operations represent the activities of Progress Rail Services Corporation (Progress Rail) and include railcar and locomotive repair, trackwork, rail parts reconditioning and sales, scrap metal recycling, railcar leasing and other rail related services. Rail Services' results for the year ended December 31, 2001, include Rail Services' cumulative revenues and net loss from the date of acquisition, November 30, 2000, because Rail Services had been held for sale from the date of acquisition through the second quarter of 2001.

Progress Rail contributed net losses of $41.7 million and $12.1 million for the years ended December 31, 2002 and 2001, respectively. The net loss in 2002 includes a $40.1 million after-tax estimated impairment on assets held for sale related to Railcar Ltd., a leasing subsidiary of Progress Rail. The Company intends to sell the assets of Railcar Ltd. in 2003 and has reported these assets as assets held for sale. See Note 3B to the Progress Energy consolidated financial statements for discussion of this planned divestiture. Rail Services' results for both years were affected by a downturn in the overall economy, decreases in rail service procurement by major railroads and a downturn in the domestic scrap market. Progress Rail's 2002 results were favorably impacted by aggressive cost cutting, new business opportunities and restructuring initiatives.

An SEC order approving the merger of FPC requires the Company to divest of Rail Services by November 30, 2003. The Company is actively pursuing alternatives, but does not expect to find the right divestiture opportunity by that date. Therefore, the Company plans to seek an extension from the SEC.

Other

Progress Energy's Other segment primarily includes the operations of SRS, Progress Telecom and Caronet. The results of NCNG have been excluded from the Other segment because of its classification as a discontinued operation. This segment also includes other nonregulated operations of CP&L and FPC, as well as holding company results and consolidation and elimination adjustments. The Other segment had a net loss from continuing operations of $439.9 million and $427.4 million in 2002 and 2001, respectively, and net income from continuing operations of $42.6 million in 2000. The increase in the net loss in 2002 was primarily related to impairments and other charges in the telecommunications group and the reallocation of favorable income tax benefits to other segments. These charges are partially offset by the elimination of goodwill amortization of $89.7 million and the favorable impact of the contingent value obligations, which are discussed below. The decrease in earnings for 2001 when compared to 2000 is primarily due to after-tax charges of $148.1 million from the assessment of the recoverability of the Interpath investment and certain assets in the SRS subsidiary, increases in after-tax interest expense for holding company debt of $159.0 million and goodwill amortization of $82.7 million resulting from the acquisition of FPC. In addition, the Other segment net income in 2000 includes a $121.1 million after-tax gain on sale of assets, as described more fully below.

SRS was engaged in software sales and energy services to help industrial, commercial and institutional customers manage energy costs. In 2002, SRS refocused the business on energy services in the southeastern United States and consolidated remaining operations with other retail activities. SRS net losses, excluding after-tax impairments and other charges discussed below, were $13.3 million, $7.2 million and $0.8 million for 2002, 2001 and 2000, respectively. The earnings decline from 2001 to 2002 resulted from a $3.8 million loss on the sale of the assets of several divisions and from increased legal fees. Due to the historical losses at SRS and the decline of the market value for technology companies, a valuation study was obtained to help assess the recoverability of SRS's long-lived assets in 2001. Based on this assessment, an after-tax asset impairment and other charges (primarily legal expenses) totaling $40.7 million were recorded in 2001. See Note 7 to the Progress Energy consolidated financial statements for further information on this impairment and other charges. In addition, the Company recorded after-tax investment impairments of $4.9 million for other-than-temporary declines in certain investments of SRS in 2001.

Progress Telecom and Caronet had combined net losses of $229.0 million and $110.4 million for 2002 and 2001, respectively. In 2000, Caronet combined with one month of Progress Telecom contributed net income of $79.9 million.

Progress Telecom and Caronet provide broadband capacity services, dark fiber and wireless services in Florida and the eastern United States. Due to the decline of the telecommunications industry and continued operating losses, the Company obtained a valuation study in 2002 to assess the recoverability of Progress Telecom's and Caronet's long-lived assets. Based on these valuation studies, the Company recorded an after-tax impairment of $190.4 million and other related after-tax charges, primarily inventory adjustments, of $18.1 million. See Note 7A to the Progress Energy consolidated financial statements for further information on this impairment and other charges.

Effective June 28, 2000, Caronet contributed the net assets used in its application service provider business to a newly formed company named Interpath Communications, Inc. (Interpath). In May 2002, Interpath merged with a third party, diluting Caronet's ownership interest from 35% to 19% and reduced the voting interest from 15% to 7%. The Company obtained valuation studies in 2001 and again in 2002, after the merger of Interpath. As a result of these valuation studies, the Company recorded impairments for other-than-temporary declines in the fair value of its investment in Interpath of $16.3 million and $102.4 million in 2002 and 2001, respectively. See Note 7B to the Progress Energy consolidated financial statements for further information on this impairment.

In 2000, Caronet sold its 10% limited partnership interest in BellSouth Carolinas PCS, resulting in an after-tax gain of $121.1 million. See Note 3D to the Progress Energy consolidated financial statements for further details on the sale.

Excluding the impairments, other charges and the gain on the sale of the limited partnership interest discussed above, Progress Telecom and Caronet had combined remaining losses of $4.2 million, $8.0 million and $41.2 million for 2002, 2001 and 2000, respectively. Lower depreciation resulting from the write-down of impaired assets contributed to the decrease in the remaining loss from 2002 to 2001. The reduction in the remaining loss in 2001, when compared to 2000, results from the removal of the Interpath operations.

The Other segment also includes Progress Energy's holding company results. As part of the acquisition of FPC, goodwill of approximately $3.6 billion was recorded, and amortization of $89.7 million in 2001 and $7.0 million in 2000 was included in the Other segment. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, the Company no longer amortized goodwill. At December 31, 2002, the Company had approximately $3.7 billion of unamortized goodwill. See Note 6 to the Progress Energy consolidated financial statements for more details on goodwill.

Net pre-tax interest charges in the Other segment were $270.2 million, $253.1 million and $5.2 million, for 2002, 2001 and 2000, respectively. The increase in 2002, when compared to 2001, was primarily related to increased debt associated with the purchase of generating plants. This was partially offset by lower interest rates and $18.9 million of interest capitalization in 2002 related to the building of the nonregulated generating plants. The increase in interest from 2000 to 2001 was primarily related to the debt used to finance the acquisition of FPC.

According to an SEC order under PUHCA, Progress Energy's tax benefit not related to acquisition interest expense is to be allocated to profitable subsidiaries. Therefore, the tax benefit that was previously held in the holding company, included in the Other segment, was allocated to the profitable subsidiaries effective with 2002. The allocation has no impact on consolidated tax expense or earnings. However, in 2002, the allocation increased the Other segment's tax expense $55.4 million with offsetting decreases in other segments (primarily CP&L Electric and Florida Power Electric).

Progress Energy issued 98.6 million contingent value obligations (CVOs) in connection with the FPC acquisition. Each CVO represents the right to receive contingent payments based on the performance of four synthetic fuel facilities owned by Progress Energy. The payments, if any, are based on the net after-tax cash flows the facilities generate. At December 31, 2002, 2001, and 2000, the CVOs had a fair market value of approximately $13.8 million, $41.9 million, and $40.4 million, respectively. Progress Energy recorded an unrealized gain of $28.1 million for the year ended December 31, 2002, an unrealized loss of $1.5 million for the year ended December 31, 2001, and an unrealized gain of $8.9 million for the month ended December 31, 2000, to record the changes in fair value of CVOs, which had average unit prices of $0.14, $0.43 and $0.41 at December 31, 2002, 2001 and 2000, respectively.

Discontinued Operations

In 2002, the Company approved the sale of NCNG to Piedmont Natural Gas Company, Inc. As a result of this action, the operating results of NCNG were reclassified to discontinued operations for all reportable periods. Progress Energy expects to sell NCNG for net proceeds of approximately $400 million, which results in an estimated after-tax loss on the sale of the assets of $29.4 million, including the impact of interest expense allocated to NCNG, as discussed in Note 3A to the Progress Energy consolidated financial statements.

Application of Critical Accounting Policies and Estimates

The Company prepared its consolidated financial statements in accordance with accounting principles generally accepted in the United States. In doing so, certain estimates were made that were critical in nature to the results of operations. The following discusses those significant estimates that may have a material impact on the financial results of the Company and are subject to the greatest amount of subjectivity. Senior management has discussed the development and selection of these critical accounting policies with the Audit Committee of the Company's Board of Directors.

Utility Regulation

The Company's regulated utilities segments are subject to regulation that sets the prices (rates) the Company is permitted to charge customers based on the costs that regulatory agencies determine the Company is permitted to recover. At times, regulators permit the future recovery through rates of costs that would be currently charged to expense by a nonregulated company. This ratemaking process results in deferral of expense recognition and the recording of regulatory assets based on anticipated future cash inflows. As a result of the changing regulatory framework in each state in which the Company operates, a significant amount of regulatory assets has been recorded. The Company continually reviews these assets to assess their ultimate recoverability within the approved regulatory guidelines. Impairment risk associated with these assets relates to potentially adverse legislative, judicial or regulatory actions in the future. Additionally, the state regulatory agencies often provide flexibility in the manner and timing of the depreciation of property, nuclear decommissioning costs and amortization of the regulatory assets. Note 15 to the Progress Energy consolidated financial statements provides additional information related to the impact of utility regulation on the Company.

Asset Impairments

The Company evaluates the carrying value of long-lived assets for impairment whenever indicators exist. Examples of these indicators include current period losses combined with a history of losses, or a projection of continuing losses, or a significant decrease in the market price of a long-lived asset group. If an indicator exists, the asset group held and used is tested for recoverability by comparing the carrying value to the sum of undiscounted expected future cash flows directly attributable to the asset group. If the asset group is not recoverable through undiscounted cash flows or if the asset group is to be disposed of, an impairment loss is recognized for the difference between the carrying value and the fair value of the asset group. A high degree of judgment is required in developing estimates related to these evaluations and various factors are considered, including projected revenues and cost and market conditions.

During 2002, the Company recorded pre-tax long-lived asset impairments of $305.0 million related to its telecommunications business. See Note 7A to the Progress Energy consolidated financial statements for further information on this impairment and other charges. The fair value of these assets was determined using an external valuation study heavily weighted on a discounted cash flow methodology and using market approaches as supporting information. However, if the telecommunications market continues to deteriorate, the Company's telecommunications related assets may be further adversely affected.

The Company also continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. During 2002 and 2001, the Company recorded pre-tax impairments to the cost method investment in Interpath of $25.0 million and $156.7 million, respectively. The fair value of this investment was determined using an external valuation study heavily weighted on a discounted cash flow methodology and using market approaches as supporting information. These cash flows include numerous assumptions including the pace at which the telecommunications market will rebound. In the fourth quarter of 2002, the Company sold its remaining interest in Interpath for a nominal amount.

Goodwill

Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" which requires that goodwill be tested for impairment at least annually and more frequently when indicators of impairment exist. See Note 6 to the Progress Energy consolidated financial statements for further detail on goodwill. Accounting standards require a two step goodwill impairment test. The first step, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss if step one indicates a potential impairment, compares the implied fair value of the reporting unit goodwill with the carrying amount of the goodwill.

The Company completed the initial transitional goodwill impairment test, which indicated that the Company's goodwill was not impaired as of January 1, 2002. In addition, the Company performed the annual goodwill impairment test for CP&L Electric and Florida Power Electric during 2002, which indicated that the Company's goodwill was not impaired. In connection with the pending sale of NCNG, the Company reviewed the carrying value of NCNG, including goodwill, as discussed in Note 3A to the Progress Energy consolidated financial statements.

During 2002, the Company completed the acquisition of two electric generating projects, Walton County Power, LLC and Washington County Power, LLC. The acquisitions resulted in goodwill of $64.1 million. The Company has completed the purchase price allocation and will perform the annual goodwill impairment test in the first quarter of 2003. During 2002, the Company also acquired Westchester Gas Company. The purchase price has been preliminarily allocated to fixed assets including oil and gas properties, based on the preliminary fair values of the assets acquired. The purchase price allocation for this acquisition will be finalized in the second quarter of 2003, and if any of the purchase price is ultimately allocated to goodwill, an annual goodwill impairment test will be performed at that time.

Synthetic Fuels Tax Credits

Progress Energy, through the Progress Ventures business unit, produces synthetic fuel from coal fines. The production and sale of the synthetic fuel qualifies for tax credits under Section 29 of the Internal Revenue Code (Section 29) if certain requirements are satisfied, including a requirement that the synthetic fuel differs significantly in chemical composition from the feedstock used to produce such synthetic fuel. Any synthetic fuel tax credit amounts not utilized are carried forward indefinitely and are included in deferred taxes on the accompanying Consolidated Balance Sheet. See Note 20 to the Progress Energy consolidated financial statements for further information on the synthetic fuel tax credits. All of Progress Energy's synthetic fuel facilities have received private letter rulings from the Internal Revenue Service (IRS) with respect to their operations. These tax credits are subject to review by the IRS, and if Progress Energy fails to prevail through the administrative or legal process, there could be a significant tax liability owed for previously taken Section 29 credits, with a significant impact on earnings and cash flows.

Pension and Other Postretirement Benefits

The Company's reported costs of providing pension and other postretirement benefits (described in Note 18 to the Progress Energy consolidated financial statements), primarily health benefits, are dependent on numerous factors resulting from actual plan experience and assumptions of future experience. For example, such costs are impacted by employee demographics, changes made to plan provisions, and key actuarial assumptions such as rates of return on plan assets, discount rates used in determining benefit obligations and annual costs and, for other postretirement benefits, medical trend rates.

Due to a decline in market interest rates for high-quality (AAA/AA) debt securities, which are used as the benchmark for setting the discount rate, the Company lowered the discount rate to 6.60% at December 31, 2002, which will increase the 2003 benefit costs recognized. In addition, the continuing declines in the equity markets have adversely affected the fair value of plan assets, which will also increase the benefit costs recognized in 2003. Evaluations of the effects of these factors has not been completed, but the Company estimates that 2003 total cost for pension and other postretirement benefits will increase by approximately $40 million over the amount recorded in 2002, due in large part to these factors. The majority of that increase has been anticipated and reflected in the Company's budgeting/forecasting process. Recoveries in the level of interest rates and equity markets would, correspondingly, have positive effects on future years' benefit cost recognition.

The Company has substantial pension plan assets, with a fair value of approximately $1.4 billion at December 31, 2002. The Company's expected rate of return on pension plan assets has been, and will continue to be for the foreseeable future, 9.25%. Under the accounting standard for pension accounting, the expected rate of return used in pension cost recognition is a long-term rate of return; therefore, the Company would only adjust that return if its fundamental assessment of the debt and equity markets changes or its investment policy changes significantly. The Company continues to believe that its pension plan's investment mix supports the long-term rate of 9.25% being used. The Company did not increase the expected long-term rate of return in response to the abnormally high market return levels of the latter 1990s and does not believe it is appropriate to adjust the rate downward because of recent market declines. A 0.25% change in the expected rate of return for 2002 would have changed 2002 pension cost by approximately $4.5 million.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Progress Energy is a registered holding company and, as such, has no operations of its own. The ability to meet its obligations is primarily dependent on the earnings and cash flows of its two electric utilities and the ability of those subsidiaries to pay dividends or repay funds to Progress Energy.

The cash requirements of Progress Energy arise primarily from the capital-intensive nature of its electric utility operations as well as the expansion of its diversified businesses, primarily those of the Progress Ventures segment.

Progress Energy relies upon its operating cash flow, generated primarily by its two regulated electric utility subsidiaries, commercial paper facilities and its ability to access long-term capital markets for its liquidity needs. Since a substantial majority of Progress Energy's operating costs are related to its two regulated electric utilities, a significant portion of these costs are recovered from customers through fuel and energy cost recovery clauses.

During 2003, the Company expects to realize approximately $400 million of net cash proceeds from the sale of NCNG. The Company also expects to receive between $100 million and $300 million of proceeds through the sale of common stock issued through the Progress Energy Direct Stock Purchase and Dividend Reinvestment Plan, and its 401(k) Savings and Stock Ownership Plan.

Progress Energy's cash from operations and common stock issuance proceeds in 2003 are expected to fund its capital expenditures. Progress Energy expects to use the proceeds from the sale of NCNG to reduce indebtedness then outstanding. To the extent necessary, incremental borrowings or commercial paper issuances may also be used as a source of liquidity.

Progress Energy forecasts its liquidity resources to be sufficient to fund its current business plans. Risk factors associated with commercial paper backup credit facilities and credit ratings are discussed below as well as in the Company's SEC filings.

The following discussion of Progress Energy's liquidity and capital resources is on a consolidated basis.

Cash Flows from Operations

Cash from operations is the primary source used to meet operating requirements and capital expenditures. Total cash from operations for 2002 was $1.6 billion, up $175 million from 2001.

The increase in cash from operating activities for 2001 when compared with 2000 is largely the result of the November 30, 2000, acquisition of FPC. The 2000 results reflected one month's cash from operations of FPC.

Progress Energy's two electric utilities produced approximately 112% of consolidated cash from operations in 2002. It is expected that the two electric utilities will continue to produce a majority of the consolidated cash flows from operations over the next several years as its nonregulated investments, primarily generation assets, are placed into service and begin generating operating cash flows. In addition, Progress Ventures' synthetic fuel operations do not currently produce positive operating cash flow primarily due to the difference in timing of when tax credits are recognized for financial reporting purposes and when tax credits are realized for tax purposes.

Total cash from operations provided the funding for approximately 72% of the Company's property additions, nuclear fuel expenditures and diversified business property additions during 2002. The remaining funds were obtained through debt and equity issuances by Progress Energy as discussed below. Progress Energy expects its operating cash flow to exceed its projected capital expenditures beginning in 2004.

Investing Activities

Cash used in investing activities was $2.2 billion in 2002, up approximately $556 million when compared with 2001. The increase is due primarily to the expansion of PVI's generation portfolio. In February 2002, PVI purchased two generating projects from LG&E Energy Corp. for approximately $350 million.

Cash used in investing was $1.7 billion in 2001, up $663 million when compared with 2000 after adjusting for the acquisition of Florida Progress. The increase is due primarily to the expansion of PVI's generation portfolio and the absence of proceeds from the sale in 2000 of the BellSouth Carolinas PCS limited partnership interest.

Capital expenditures for Progress Energy's regulated electric operations were $1.2 billion or approximately 55% of consolidated capital expenditures in 2002. As shown in the table below, the Company anticipates that the proportion of nonregulated capital spending to total capital expenditures will decrease substantially in 2003 when compared with 2002. The decrease reflects the expected completion of Progress Ventures nonregulated generation portfolio by the summer of 2003. Progress Energy expects the majority of its capital expenditures to be incurred at its regulated operations.

         (Dollars in millions):
                                            Actual                           Forecasted
                                         -----------      ------------------------------------------------
                                            2002             2003              2004               2005
                                         -----------      ------------     --------------      -----------
    Regulated capital expenditures          $ 1,174           $ 1,100            $ 1,050          $ 1,040
    Nuclear fuel expenditures                    81               120                100              120
    AFUDC - borrowed funds                       (8)              (20)               (20)             (20)
    Nonregulated capital expenditures           935               290                110              110
                                         -----------      ------------     --------------      -----------
         Total                              $ 2,182           $ 1,490            $ 1,240          $ 1,250
                                         ===========      ============     ==============      ===========

Regulated capital expenditures in the table above include total expenditures from 2003 through 2005 of approximately $147 million expected to be incurred at regulated fossil-fueled electric generating facilities to comply with Section 110 of the Clean Air Act, referred to as the NOx SIP Call.

On June 20, 2002, legislation was enacted in North Carolina requiring the state's electric utilities to reduce the emissions of nitrogen oxide and sulfur dioxide from coal-fired power plants. CP&L expects its capital costs to meet these emission targets will be approximately $813 million by 2013. For the years 2003 through 2005, the Company expects to incur approximately $258 million of total capital costs associated with this legislation, which is included in the table above. See Note 24 to the Progress Energy consolidated financial statements and "Current Regulatory Environment" under OTHER MATTERS below for more information on this legislation.

CP&L has determined that its external funding levels do not fully meet the nuclear decommissioning financial assurance levels required by the U.S. Nuclear Regulatory Commission. The funding levels have been adversely affected by the recent declines in the equity markets. The total shortfall is approximately $95 million (2010 dollars) for Robinson Unit No. 2, $82 million (2016 dollars) for Brunswick Unit No. 1 and $99 million (2014 dollars) for Brunswick Unit No. 2. CP&L is currently evaluating the alternatives for meeting the financial assurance requirements, which primarily include increasing annual deposits to the external trust by an estimated $18.8 million annually or obtaining a parent company guarantee. The funding status for these facilities would be positively affected by a recovery in the equity markets and by the approval of license extension applications. See Note 1H to the Progress Energy consolidated financial statements for further discussion.

All projected capital and investment expenditures are subject to periodic review and revision and may vary significantly depending on a number of factors including, but not limited to, industry restructuring, regulatory constraints, market volatility and economic trends.

Financing Activities

Cash provided by financing activities increased approximately $433.8 million over 2001, primarily due to issuances of long-term debt and common stock equity by Progress Energy.

Cash provided by financing activities decreased by $3.4 billion when comparing 2001 to 2000. This decrease was due to the November 30, 2000, acquisition of FPC, which was funded from the sale of short-term commercial paper. This funding was converted to long-term debt during 2001. Excluding the effect of the acquisition financing, cash from financing activities increased slightly in 2001 when compared with 2000, primarily due to the expansion of Progress Energy's nonregulated operations.

In February 2002, $50 million of Progress Capital Holdings, Inc. (PCH) medium-term notes, 5.78% Series, matured. Progress Energy funded this maturity through the issuance of commercial paper. As of December 31, 2002, PCH has $223 million of fixed rate medium-term notes. The final medium-term note is due in May 2008. Progress Energy intends to fund these maturing notes through internally generated funds and the issuance of commercial paper.

In April 2002, Progress Energy issued $350 million of senior unsecured notes due 2007 with a coupon of 6.05% and $450 million of senior unsecured notes due 2012 with a coupon of 6.85%. Proceeds from this issuance were used to pay down commercial paper, which had been used in part to fund the expansion of Progress Ventures nonregulated generation portfolio, including the acquisition of generating assets from LG&E.

In November 2002, Progress Energy issued 14.7 million shares of common stock. Total net proceeds from the issuance were approximately $600 million and were used to pay down commercial paper.

The Company issued 2.1 million shares representing approximately $86 million in proceeds from its Dividend Reinvestment and Stock Purchase Plan, and its employee benefit plans.

During 2002, both CP&L and Florida Power took advantage of historically low interest rates and refinanced several issues of tax-exempt debt as well as certain taxable issues.

In February 2002, CP&L issued $48.5 million principal amount of First Mortgage Bonds, Pollution Control Series W, Wake County Pollution Control Revenue Refunding Bonds, 5.375% Series 2002 Due February 1, 2017. On March 1, 2002, CP&L redeemed $48.5 million principal amount of Pollution Control Revenue Bonds, Wake County Due April 1, 2019, at 101.5% of the principal amount of such bonds.

In July 2002, Florida Power issued approximately $241 million of Pollution Control Revenue Refunding Bonds, secured by First Mortgage Bonds. Proceeds from this issuance were used to redeem $241 million of Pollution Control Revenue Bonds in August. Also in July, $30 million of medium-term notes, 6.54% Series, matured. Florida Power funded this maturity through the issuance of commercial paper.

In July 2002, CP&L issued $500 million of senior unsecured notes due 2012 with a coupon of 6.5%. Proceeds from this issuance were used to pay down commercial paper, which had been used to redeem $500 million of CP&L Extendible Notes due October 28, 2009, at 100% of the principal amount of such notes. These notes were redeemed July 29, 2002.

In September 2002, CP&L redeemed $150 million of First Mortgage Bonds, 8.2% Series, due July 1, 2022 at 103.55% of the principal amount of such bonds. CP&L redeemed these notes through the issuance of commercial paper.

In March 2002, Progress Ventures obtained a $440 million bank facility that is restricted for the use of expanding its nonregulated generation portfolio, which is expected to be completed by the summer of 2003. Borrowings under this facility will be nonrecourse to Progress Energy; however, the Company entered into certain support and guarantee agreements to ensure performance under generation construction and operating agreements. In September 2002, $130 million of the bank facility was terminated, reducing it to $310 million. This amount includes a $50 million working capital facility. The reduction was due to Progress Ventures' decision to reduce the expansion of its nonregulated generation portfolio. As of December 31, 2002, $225 million was outstanding under this facility.

As a registered holding company under PUHCA, Progress Energy obtains approval from the SEC for the issuance and sale of securities as well as the establishment of intracompany extensions of credit. In January 2002, Progress Energy requested an increase of $2.5 billion in its authority to issue long-term securities, increasing the limit from $5.0 billion to $7.5 billion. The SEC approved the request on March 15, 2002. As of December 31, 2002, Progress Energy has regulatory authority to issue approximately $1 billion of long-term securities.

At December 31, 2002, the Company and its subsidiaries had committed lines of credit totaling $1.74 billion, for which there were no loans outstanding. These lines of credit support the Company's commercial paper borrowings. The following table summarizes the Company's credit facilities (in millions):

                  Company                     Description           Total
      --------------------------------------------------------------------------

      Progress Energy         364-Day (expiring 11/11/03)           $   430.2
      Progress Energy         3-Year (expiring 11/13/04)                450.0
      CP&L                    364-Day (expiring 7/30/03)                285.0
      CP&L                    3-Year (expiring 7/31/05)                 285.0
      Florida Power           364-Day (expiring 4/01/03)                 90.5
      Florida Power           5-Year  (expiring 11/30/03)               200.0
                                                                 ---------------
                                                                    $ 1,740.7
                                                                 ===============

During 2002, in connection with renewals,  the Progress Energy and Florida Power
364-day   facilities  were  decreased  by  $120.0  million  and  $79.5  million, respectively.

The Company's financial policy precludes issuing commercial paper in excess of its supporting lines of credit. At December 31, 2002, the total amount of commercial paper outstanding was $695 million, leaving approximately $1 billion available for issuance. The Company is required to pay minimal annual commitment fees to maintain its credit facilities.

In addition, these credit agreements and Progress Ventures' $310 million bank facility contain various terms and conditions that could affect the Company's ability to borrow under these facilities. These include a maximum debt to total capital ratio, an interest coverage test, a material adverse change clause and cross-default provisions.

All of the credit facilities and Progress Ventures' bank facility include a defined maximum total debt to total capital ratio. Progress Energy's maximum consolidated debt ratio reduces to 68% effective June 30, 2003. As of December 31, 2002, the calculated ratio for these four companies, pursuant to the terms of the agreements, was as follows:

       Company                         Maximum Ratio    Actual Ratio (b)
       ------------------------------------------------------------------
       Progress Energy, Inc.                 70% (a)          62.4%
       Carolina Power &Light Company         65%              52.7%
       Florida Power Corporation             65%              48.6%
       Progress Genco Ventures, LLC          40%              24.8%

       (a) Progress Energy's maximum debt ratio reduces to 68% effective June 30, 2003.
       (b) Indebtedness as defined by the bank agreements includes certain letters of credit and guarantees which are not recorded on the Consolidated Balance Sheets.

In November 2002, Progress Energy's 364-day credit facility was amended to add a financial covenant for interest coverage. This covenant requires Progress Energy's EBITDA to interest expense to be at least 2.5 to 1. As of December 31, 2002, this ratio was 3.43 to 1. Progress Ventures' bank facility requires a minimum 1.25 to 1 debt service coverage ratio. As of December 31, 2002, Progress Ventures' debt service coverage ratio was 7.65 to 1.

The credit facilities of Progress Energy, CP&L, Florida Power and PVI include a provision under which lenders could refuse to advance funds in the event of a material adverse change in the borrower's financial condition.

Each of these credit agreements contains cross-default provisions for defaults of indebtedness in excess of $10 million. Under these provisions, if the applicable borrower or certain subsidiaries fail to pay various debt obligations in excess of $10 million the lenders could accelerate payment of any outstanding borrowing and terminate their commitments to the credit facility. Progress Energy's cross-default provision only applies to Progress Energy and its significant subsidiaries (i.e. CP&L, Florida Progress, Florida Power, Progress Capital Holdings, Inc., Progress Ventures, Inc. and Progress Fuels).

Additionally, certain of Progress Energy's long-term debt indentures contain cross-default provisions for defaults of indebtedness in excess of $25 million; these provisions only apply to other obligations of Progress Energy, not its subsidiaries. In the event that these indenture cross-default provisions are triggered, the debt holders could accelerate payment of approximately $4.8 billion in long-term debt. Certain agreements underlying the Company's indebtedness also limit its ability to incur additional liens or engage in certain types of sale and leaseback transactions.

The Company has on file with the SEC a shelf registration statement under which senior notes, junior debentures, common and preferred stock and other trust preferred securities are available for issuance by the Company. As of December 31, 2002, the Company had approximately $1 billion available under this shelf registration.

Progress Energy and Florida Power each have an uncommitted bank bid facility authorizing each of them to borrow and re-borrow, and have loans outstanding at any time, up to $300 million and $100 million, respectively. At December 31, 2002, there were no outstanding loans against these facilities.

CP&L currently has on file with the SEC a shelf registration statement under which it can issue up to $500 million of various long-term securities. Florida Power currently has filed registration statements under which it can issue an aggregate of $700 million of various long-term debt securities.

The following table shows Progress Energy's capital structure as of December 31, 2002 and 2001:

                                          2002                       2001
                                  ---------------------       ------------------
      Common Stock                       38.2%                       36.7%
      Preferred Stock                     0.5%                        0.6%
      Total Debt                         61.3%                       62.7%

The amount and timing of future sales of company securities will depend on market conditions, operating cash flow, asset sales and the specific needs of the Company. The Company may from time to time sell securities beyond the amount needed to meet capital requirements in order to allow for the early redemption of long-term debt, the redemption of preferred stock, the reduction of short-term debt or for other general corporate purposes.

Credit Rating Matters

As of February 7, 2003, the major credit rating agencies rated the Company's securities as follows:

                                                Moody's              Standard
                                           Investors Service         and Poor's
      Progress Energy, Inc.
      Corporate Credit Rating               Not Applicable             BBB+
      Senior Unsecured                           Baa2                  BBB
      Commercial Paper                           P-2                   A-2
      Carolina Power & Light Company
      Corporate Credit Rating               Not Applicable             BBB+
      Commercial Paper                           P-2                   A-2
      Senior Secured Debt                        A3                    BBB+
      Senior Unsecured Debt                      Baa1                  BBB+
      Subordinate Debt                           Baa2                  BBB
      Preferred Stock                            Baa3                  BBB-
      Florida Power Corporation
      Corporate Credit Rating               Not Applicable             BBB+
      Commercial Paper                           P-1                   A-2
      Senior Secured Debt                        A1                    BBB+
      Senior Unsecured Debt                      A2                    BBB+
      Preferred Stock                            Baa1                  BBB-
      FPC Capital I
      Preferred Stock*                           Baa1                  BBB-
      Progress Capital Holdings, Inc.
      Senior Unsecured Debt*                     A3                    BBB

         *Guaranteed by Florida Progress Corporation

These ratings reflect the current views of these rating agencies and no assurances can be given that these ratings will continue for any given period of time. However, the Company monitors its financial condition as well as market conditions that could ultimately affect its credit ratings.

The Company and its subsidiaries' debt indentures and credit agreements do not contain any "ratings triggers" which would cause the acceleration of interest and principal payments in the event of a ratings downgrade. However, in the event of a downgrade the Company and/or its subsidiaries may be subject to increased interest costs on the credit facilities backing up the commercial paper programs. The Company and its subsidiaries have certain contracts which have provisions that are triggered by a ratings downgrade. These contracts include counterparty trade agreements, derivative contracts, certain Progress Energy guarantees and various types of third party purchase agreements. None of these contracts would require any action on the part of Progress Energy or its subsidiaries unless the ratings downgrade results in a rating below investment grade.

In March 2002, Standard & Poor's affirmed Progress Energy's corporate credit rating of BBB+ and the ratings of Florida Power and CP&L but revised the outlook for all three entities to negative from stable. S&P stated that its change in outlook reflected the increased business risk at PVI and lower-than-projected credit protection measures. S&P stated that Progress Energy's plan to divest of non-core assets and use the proceeds to pay down acquisition-related debt is moving slower than S&P had expected. On September 4, 2002, S&P reaffirmed Progress Energy's credit ratings and maintained the negative outlook. The Company expects S&P to make a decision within the next 30 to 60 days. The Company cannot predict the outcome of this matter.

On February 7, 2003, Moody's Investors Service announced that it was lowering Progress Energy, Inc.'s senior unsecured debt rating from Baa1 to Baa2, and changing the outlook of the rating from negative to stable. Moody's cited the slower than planned pace of the Company's efforts to pay down debt from its acquisition of Florida Progress as the primary reason for the ratings change. Moody's also changed the outlook of Florida Power Corporation (A1 senior secured) and Progress Capital Holding (A3 senior unsecured) from stable to negative and lowered the trust preferred rating of FPC Capital I from A3 to Baa1 with a negative outlook.

The change in outlook by the rating agencies has not materially affected Progress Energy's access to liquidity or the cost of its short-term borrowings.

Fitch Ratings Service announced on February 14, 2003 it was assigning an initial rating to Progress Energy's senior unsecured debt of BBB-. No short-term rating was assigned. Fitch also announced that it was downgrading the ratings of Florida Power and CP&L. The ratings outlook for the three entities is stable.

Florida Power's senior secured rating was changed to A- from AA- and its senior unsecured rating was changed to BBB+ from A+. Florida Power's short-term rating was changed to F-2 from F-1+. CP&L's senior secured rating was changed to A-from A+ and its senior unsecured rating was changed to BBB+ from A. CP&L's short-term rating was changed to F-2 from F-1.

Interest Rate Derivatives

Progress Energy uses interest rate derivative instruments to manage the fixed and variable rate debt components of its debt portfolio. The Company's long-term objective is to maintain a debt portfolio mix of approximately 30% variable rate debt, with the balance being fixed rate. As of December 31, 2002, Progress Energy's variable rate and fixed rate debt comprised 18% and 82%, respectively, including the effects of interest rate derivatives.

During March, April and May 2002, Progress Energy converted $1.0 billion of fixed rate debt into variable rate debt by executing interest rate derivative agreements with a group of five banks. Under the terms of the agreements, which were scheduled to mature in 2006 and 2007 and coincide with the maturity dates of the related debt issuances, Progress Energy received a fixed rate and paid a floating rate based on three-month LIBOR. These instruments were designated as fair value hedges for accounting purposes. In June 2002, Progress Energy terminated these agreements. The terminations resulted in a $21.2 million deferred hedging gain reflected in long-term debt, which will be amortized and recorded as a reduction to interest expense over the life of the related debt issuances.

In August 2002, Progress Energy converted $800 million of fixed rate debt into variable rate debt by executing interest rate derivative agreements with a group of four banks. Under the terms of the agreements, which were scheduled to mature in 2006 and coincide with the maturity date of the related debt issuance,
Progress Energy received a fixed rate and paid a floating rate based on three-month LIBOR. These instruments were designated as fair value hedges for accounting purposes. In November 2002, Progress Energy terminated these agreements. The terminations resulted in a $14 million deferred hedging gain reflected in long-term debt, which will be amortized and recorded as a reduction to interest expense over the life of the related debt issuance.

In December 2002, Progress Energy converted $350 million of fixed rate debt into variable rate debt by executing interest rate derivative agreements with a group of two banks. Under the terms of the agreements, which are scheduled to mature in 2007 and coincide with the maturity date of the related debt issuance, Progress Energy receives a fixed rate and pays a floating rate based on three-month LIBOR. These instruments are designated as fair value hedges for accounting purposes. At December 31, 2002, the value of these derivatives was a $5.2 million asset position.

In December 2002, Florida Power entered into a Treasury Rate Lock agreement, with a notional amount of $35 million, to hedge the interest rate risk on an anticipated debt issuance. At December 31, 2002, the value of this hedge was a $0.5 million liability position. In January 2003, Florida Power entered into a Treasury Rate Lock agreement, with a notional amount of $20 million, to hedge the interest rate risk on an anticipated debt issuance. These contracts are designated as cash flow hedges for accounting purposes.

In January 2003, Progress Energy converted $500 million of fixed rate debt into variable rate by executing interest rate derivative contracts, bringing its variable rate percentage to 22.7%. Under the terms of the agreements, Progress Energy will receive a fixed rate and will pay a floating rate based on three-month LIBOR. These instruments were designated as fair value hedges for accounting purposes.

Progress Genco Ventures, LLC has a floating rate credit facility that requires, as part of the loan terms, a cash flow hedge against floating interest rate exposure. In order to satisfy this requirement, Progress Genco Ventures, LLC entered into a series of interest rate collars during 2002 with notional amounts up to a maximum of $195 million and a final maturity date of March 20, 2007. At December 31, 2002, the value of this hedge was a $12.3 million liability position. See Note 16 to the Progress Energy consolidated financial statements for further discussion of interest rate derivatives.

Future Commitments

The following tables reflect Progress Energy's contractual cash obligations and other commercial commitments in the respective periods in which they are due.

(in millions)
--------------------------------------------------------------------------------------------------------------------
Contractual Cash          Total Amounts
Obligations                 Committed            2003        2004         2005        2006         2007  Thereafter
--------------------------------------------------------------------------------------------------------------------
Long-term debt                  $ 10,082        $ 275       $ 869        $ 355       $ 909        $ 899     $ 6,775
Capital lease                         45            3           3            3           3            3          30
  obligations
Operating leases                     293           76          59           35          25           20          78
Fuel                               5,439        1,681       1,070          914         908          851          15
Purchased power                    7,148          396         405          418         406          415       5,108
--------------------------------------------------------------------------------------------------------------------
Total                           $ 23,007      $ 2,431     $ 2,406      $ 1,725     $ 2,251      $ 2,188    $ 12,006

Other Commercial          Total Amounts
Commitments                 Committed            2003        2004         2005        2006         2007  Thereafter
--------------------------------------------------------------------------------------------------------------------
Standby letters of                  $ 48         $ 48         $ -          $ -         $ -          $ -         $ -
  credit
Guarantees and                       569           52          41           30          20           19         407
  other commitments
--------------------------------------------------------------------------------------------------------------------
Total                              $ 617        $ 100        $ 41         $ 30        $ 20         $ 19       $ 407

Information on the Company's contractual obligations at December 31, 2002 is included in the notes to the Progress Energy consolidated financial statements. Future debt maturities and lease obligations are included in Note 8 and Note 12 to the Progress Energy consolidated financial statements, respectively. The Company's fuel and purchased power obligations are included in Note 24A and Note 24B to the Progress Energy consolidated financial statements. The Company's guarantees and other commitments are included in Note 24C to the Progress Energy consolidated financial statements.

FUTURE OUTLOOK

The results of continuing operations for the past three years are not necessarily indicative of future earnings potential. The level of Progress Energy's future earnings depends on numerous factors. See SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS for a discussion of factors to be considered with regard to forward-looking statements.

Regulatory   issues  facing  Progress  Energy  are  discussed  in  the  "Current
Regulatory Environment" discussion under OTHER MATTERS below.

General Strategy

Progress Energy is an integrated energy company, with primary focus on the end-use electricity market. This focus includes the generation, transmission and distribution of electricity in both regulated and competitive markets. This model includes the operations of the regulated utilities, CP&L and Florida Power and the competitive generation and fuels businesses of Progress Ventures.

Regulated Utilities

The regulated utility operations of CP&L and Florida Power include the transmission and distribution of over 20,350 megawatts of generation capacity within the traditional service areas. Additional generation capacity and capacity uprates are planned to serve the growth expected in the Company's service territories and to increase capacity reserve margins at the electric utilities. CP&L and Florida Power will continue to grow their customer bases and focus on value-added services and technologies to enhance customer relationships. These companies will focus on achieving top quartile results for customer satisfaction, operational excellence and cost control (expense and capital).

Progress Ventures

The competitive energy businesses of Progress Ventures include natural gas exploration and production; coal fuel extraction, manufacturing and delivery, which includes synthetic fuels operations; nonregulated generation; and energy marketing and limited trading activities on behalf of its nonregulated plants. Progress Ventures is scheduled to complete the remaining approximate 1,545 megawatts of nonregulated generation in 2003 for a total of 3,100 megawatts of nonregulated generation in its portfolio by the end of 2003. Progress Ventures is actively marketing this additional generation to serve demand in the Southeast.

Progress Energy expects the wholesale electric energy market to remain soft for at least the next several years. Through its Progress Ventures' business, the Company will continue to search for opportunities to secure long-term contracts with load serving entities. Future expansion of the nonregulated generating portfolio, if it occurs, will depend upon achieving confidence in profitable long-term sales from acquired assets. In the meantime, Progress Ventures will continue to develop its natural gas production asset base both as an economic hedge for nonregulated generation and as a profitable business in its own right. Also, Progress Ventures will continue to leverage its coal blending, storage and transportation assets in the Ohio River Valley area.

Diversified Subsidiaries

Progress Energy plans to divest its Progress Rail subsidiary at an opportune time. The Company expects to accomplish the divestiture within the next three years.

Progress Energy expects its Progress Telecom subsidiary to break even in 2003 and to fund its capital needs from internally generated funds. The Company is open to opportunities for divestiture or business combination, but it does not see this as a high probability due to ongoing difficulty in the overall telecommunications industry.

Financial Strategy and Expectations

Progress Energy is focused on strengthening its balance sheet. The Company has implemented a deleveraging plan through the use of asset sales and equity issuances through direct stock purchases and the Company's employee benefit plans. This plan also includes the issuance of equity to fund strategic acquisitions and controlled capital spending. The Company expects its ratio of total debt to total capitalization to decline from year to year.

Progress Energy's Board of Directors reviews its dividend policy each year. In 2002, the Company increased the dividend for the 15th consecutive year. Progress Energy has paid quarterly cash dividends on its common stock without interruption since 1947.

OTHER MATTERS

Progress Ventures - Generation Acquisition

During February 2002, PVI completed the acquisition of two electric generating projects totaling nearly 1,100 megawatts in Georgia from LG&E for a total cash purchase price of approximately $350 million including direct transaction costs. The two projects consist of 1) the Walton project in Monroe, Georgia, a 460 MW natural gas-fired plant placed in service in June 2001 and 2) the Washington project in Washington County, Georgia, a planned 600 MW natural gas-fired plant expected to be operational by June 2003. The transaction included a power purchase agreement with LG&E Marketing for both projects through December 31, 2004. In addition, there is a project management and completion agreement whereby LG&E has agreed to manage the completion of the Washington site construction for PVI in exchange for cash consideration of $181 million. The estimated costs to complete the Washington project as of December 31, 2002 are approximately $57.8 million.

Progress Ventures - Fuel Acquisition

On April 26, 2002, Progress Energy finalized the acquisition of Westchester Gas Company, which includes approximately 215 producing natural gas wells, 52 miles of intrastate gas pipeline and 170 miles of gas-gathering systems. The aggregate purchase price of approximately $153 million consisted of cash consideration of approximately $22 million and the issuance of 2.5 million shares of Progress Energy common stock valued at approximately $129 million. The purchase price included approximately $1.7 million of direct transaction costs. The properties are located within a 25-mile radius of Jonesville, Texas, on the Texas-Louisiana border. This transaction added 140 billion cubic feet (Bcf) of gas reserves to PVI's growing energy portfolio.

Current Regulatory Environment

General

The Company's electric and gas utility operations in North Carolina, South Carolina and Florida are regulated by the North Carolina Utility Commission
(NCUC), the Public Service Commission of South Carolina (SCPSC) and the Florida Public Service Commission (FPSC), respectively. The electric businesses are also subject to regulation by the Federal Energy Regulatory Commission (FERC), the U.S. Nuclear Regulatory Commission (NRC) and other federal and state agencies common to the utility business. In addition, the Company is subject to SEC regulation as a registered holding company under PUHCA. As a result of regulation, many of the fundamental business decisions, as well as the rate of return the electric utilities and the gas utility are permitted to earn, are subject to the approval of governmental agencies.

Electric Industry Restructuring

CP&L and Florida Power continue to monitor progress toward a more competitive environment and have actively participated in regulatory reform deliberations in North Carolina, South Carolina and Florida. Movement toward deregulation in these states has been affected by recent developments, including developments related to deregulation of the electric industry in California and other states.

     o North Carolina. The Company expects the North Carolina General Assembly will continue to monitor the experiences of states that have implemented electric restructuring legislation.

     o South Carolina. The Company expects the South Carolina General Assembly will continue to monitor the experiences of states that have implemented electric restructuring legislation.

     o Florida. On December 11, 2001, the Florida 2020 Study Commission issued its final report to the Florida Legislature. The report covered a number of issues with recommendations in the areas of wholesale competition and reliability, efficiency, transmission infrastructure, environmental issues and new technologies. A key recommendation related to wholesale competition and reliability permits the transfer or sale of existing generation at book value and on a plant-by-plant basis, with the sale and transfer being at the discretion of the investor-owned utility. The Florida Legislature did not take any action on the proposed outline or final report during the 2001 or 2002 legislative session.

The Company cannot anticipate when, or if, any of these states will move to increase competition in the electric industry.

Florida Retail Rate Proceeding

On March 27, 2002, the parties in Florida Power's rate case entered into a Stipulation and Settlement Agreement (the Agreement) related to retail rate matters. The Agreement was approved by the FPSC on April 23, 2002. The Agreement is generally effective from May 1, 2002 through December 31, 2005; provided, however, that if Florida Power's base rate earnings fall below a 10% return on equity, Florida Power may petition the FPSC to amend its base rates.

The Agreement provides that Florida Power will reduce its retail revenues from the sale of electricity by an annual amount of $125 million. The Agreement also provides that Florida Power will operate under a Revenue Sharing Incentive Plan (the Plan) through 2005, and thereafter until terminated by the FPSC, that establishes annual revenue caps and sharing thresholds. The Plan provides that retail base rate revenues between the sharing thresholds and the retail base rate revenue caps will be divided into two shares - a 1/3 share to be received by Florida Power's shareholders, and a 2/3 share to be refunded to Florida Power's retail customers; provided, however, that for the year 2002 only, the refund to customers will be limited to 67.1% of the 2/3 customer share. The retail base rate revenue sharing threshold amounts for 2002 were $1,296 million and will increase $37 million each year thereafter. The Plan also provides that all retail base rate revenues above the retail base rate revenue caps established for each year will be refunded to retail customers on an annual basis. For 2002, the refund to customers was limited to 67.1% of the retail base rate revenues that exceed the 2002 cap. The retail base revenue cap for 2002 was $1,356 million and will increase $37 million each year thereafter. Any amounts above the retail base revenue caps will be refunded 100% to customers. As of December 31, 2002, $4.7 million was accrued and will be refunded to customers by March 2003.

Per the Agreement, Florida Power was required to refund to customers $35 million of revenues Florida Power collected during the interim period since March 13, 2001. This one-time retroactive revenue refund was recorded in the first quarter of 2002 and was returned to retail customers over an eight-month period ended December 31, 2002. Any additional refunds under the Agreement are recorded when they become probable.

See Note 15B to the Progress Energy consolidated financial statements for additional information on the Agreement.

North Carolina Clean Air Legislation

On June 20, 2002, legislation was enacted in North Carolina requiring the state's electric utilities to reduce the emissions of nitrogen oxide and sulfur dioxide from coal-fired power plants. Progress Energy expects its capital costs to meet these emission targets to be approximately $813 million by 2013. CP&L currently has approximately 5,100 MW of coal-fired generation in North Carolina that is affected by this legislation. The legislation requires the emissions reductions to be completed in phases by 2013, and applies to each utility's total system rather than setting requirements for individual power plants. The legislation also freezes the utilities' base rates for five years unless there are extraordinary events beyond the control of the utilities or unless the utilities persistently earn a return substantially in excess of the rate of return established and found reasonable by the NCUC in the utilities' last general rate case. Further, the legislation allows the utilities to recover from their retail customers the projected capital costs during the first seven years of the 10-year compliance period beginning on January 1, 2003. The utilities must recover at least 70% of their projected capital costs during the five-year rate freeze period. Pursuant to the new law, CP&L entered into an agreement with the state of North Carolina to transfer to the state all future emissions allowances it generates from over-complying with the new federal emission limits when these units are completed. The new law also requires the state to undertake a study of mercury and carbon dioxide emissions in North Carolina. Progress Energy cannot predict the future regulatory interpretation, implementation or impact of this new law.

Other Retail Rate Matters

See Note 15C to the Progress Energy consolidated financial statements for additional information on the Company's other retail rate matters.

Regional Transmission Organizations and Standard Market Design

Florida Power

In early 2000 FERC issued Order 2000 regarding regional transmission organizations (RTOs). This Order set minimum characteristics and functions that RTOs must meet, including independent transmission service. As a result of Order 2000, Florida Power, along with Florida Power & Light Company and Tampa Electric Company, filed with FERC, in October 2000, an application for approval of a Grid Florida RTO. On March 28, 2001, FERC issued an order provisionally approving GridFlorida. However, in July 2001, FERC issued orders recommending that companies in the Southeast engage in a mediation to develop a plan for a single RTO for the Southeast. Florida Power participated in the mediation. FERC has not issued an order specifically on this mediation. FERC held a discussion on the mediation report on November 24, 2001. In January 2002, FERC stated that it would issue orders on the RTO formations for the Southeast during the first half of 2002 after the development of a standardized market design for the wholesale electricity market. On July 31, 2002, FERC issued its Notice of Proposed Rulemaking in Docket No. RM01-12-000, Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design (SMD
NOPR). The proposed rules set forth in the SMD NOPR would require, among other things, that 1) all transmission owning utilities transfer control of their transmission facilities to an independent third party; 2) transmission service to bundled retail customers be provided under the FERC-regulated transmission tariff, rather than state-mandated terms and conditions; 3) new terms and conditions for transmission service be adopted nationwide, including new provisions for pricing transmission in the event of transmission congestion; 4) new energy markets be established for the buying and selling of electric energy; and 5) load serving entities be required to meet minimum criteria for generating reserves. If adopted as proposed, the rules set forth in the SMD NOPR would materially alter the manner in which transmission and generation services are provided and paid for. Florida Power, as a subsidiary of Progress Energy, filed comments on November 15, 2002 and supplement comments on January 10, 2003. On January 15, 2003, FERC announced the issuance of a White Paper on SMD to be released in April 2003. Florida Power, as a subsidiary of Progress Energy, plans to file comments on the White Paper. FERC has also indicated that it expects to issue final rules during the summer 2003. The Company cannot predict the outcome of these matters or the effect that they may have on the GridFlorida proceedings currently ongoing before the FERC.

On May 16, 2001, the FPSC initiated dockets to review the prudence of the GridFlorida applicants' decision to form and participate in the GridFlorida RTO. On October 15, 2002 the Florida Public Service Commission (FPSC) abated its proceedings regarding its review of the proposed GridFlorida RTO. The GridFlorida RTO proposal includes the formation of a not-for-profit Independent System Operator (ISO) by the joint Applicants - Florida Power Corporation, Florida Power & Light Company, and Tampa Electric Company. Participation is expected from many of the other transmission owners in the state of Florida. The FPSC previously found the Applicants were prudent in proactively forming GridFlorida but ordered the Applicants to modify their proposal. The modifications include but are not limited to addressing 1) pricing structure that recognizes the FPSC's jurisdiction over retail transmission rates, 2) pricing/rate structure of long term transmission contracts, 3) elimination of pancaking of short-term transmission revenues, 4) cost recovery of incremental costs imposed on the applicants, 5) demarcation dates for new facilities and long-term transmission contracts, and 6) market design. The FPSC action to abate the proceedings came in response to the Florida Office of Public Counsel's appeal before the state Supreme Court requesting review of the FPSC's order approving the transfer of operational control of electric transmission assets to an RTO under the jurisdiction of the FERC. It is unknown what the outcome of this appeal will be at this time. It is unknown what impact the future proceedings in regard to GridFlorida will have on the Company's earnings, revenues or prices.

CP&L

In early 2000 FERC issued Order 2000 regarding regional transmission organizations (RTOs). This Order set minimum characteristics and functions that RTOs must meet, including independent transmission service. In October 2000, as a result of Order 2000, CP&L, along with Duke Energy Corporation and South Carolina Electric & Gas Company, filed an application with FERC for approval of a GridSouth RTO. On July 12, 2001, FERC issued an order provisionally approving GridSouth. However, in July 2001, FERC issued orders recommending that companies in the Southeast engage in a mediation to develop a plan for a single RTO for the Southeast. CP&L participated in the mediation. FERC has not issued an order specifically on this mediation. FERC held a discussion on the mediation report on November 24, 2001. In January 2002, FERC stated that it would issue orders on the RTO formations for the Southeast during the first half of 2002 after the development of a standardized market design for the wholesale electricity market. On July 31, 2002, FERC issued its Notice of Proposed Rulemaking in Docket No. RM01-12-000. Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design (SMD NOPR). The proposed rules set forth in the SMD NOPR would require, among other things, that
1) all transmission owning utilities transfer control of their transmission facilities to an independent third party; 2) transmission service to bundled retail customers be provided under the FERC-regulated transmission tariff, rather than state-mandated terms and conditions; 3) new terms and conditions for transmission service be adopted nationwide, including new provisions for pricing transmission in the event of transmission congestion; 4) new energy markets be established for the buying and selling of electric energy; and 5) load serving entities be required to meet minimum criteria for generating reserves. If adopted as proposed, the rules set forth in the SMD NOPR would materially alter the manner in which transmission and generation services are provided and paid for. CP&L, as a subsidiary of Progress Energy, filed comments on November 15, 2002 and supplement comments on January 10, 2003. On January 15, 2003, FERC announced the issuance of a White Paper on SMD to be released in April 2003. CP&L, as a subsidiary of Progress Energy, plans to file comments on the White Paper. FERC has also indicated that it expects to issue final rules during the summer 2003. The Company cannot predict the outcome of these matters or the effect that they may have on the GridSouth proceedings currently ongoing before FERC.

CP&L applied to the NCUC and the SCPSC for permission to transfer operational control of its transmission assets to GridSouth. On June 21, 2001, the Public Staff of the NCUC filed a motion asking the NCUC to hold the GridSouth docket in abeyance until the U.S. Supreme Court had ruled on the appeal of FERC's Order No. 888. That appeal addresses the scope of FERC's jurisdiction over transmission service used to serve retail customers. The appeal of Order No. 888 was heard by the Court on October 3, 2001, and its decision affirmed FERC's order. The NCUC issued an order holding that CP&L's and Duke Energy Corporation's petition to transfer operational control of their transmission assets to GridSouth shall be held in abeyance pending further order. In February 2002, CP&L and the other GridSouth applicants withdrew the GridSouth application from the NCUC and SCPSC for purposes of making certain revisions to the GridSouth proposal. The Company has $28.4 million invested in GridSouth at December 31, 2002. It is unknown what impact the future proceedings in regard to GridSouth will have on the Company's earnings, revenues or prices.

Franchise Litigation

Six cities, with a total of approximately 49,000 customers, have sued Florida Power in various circuit courts in Florida. The lawsuits principally seek 1) a declaratory judgment that the cities have the right to purchase Florida Power's electric distribution system located within the municipal boundaries of the cities, 2) a declaratory judgment that the value of the distribution system must be determined through arbitration, and 3) injunctive relief requiring Florida Power to continue to collect from Florida Power's customers and remit to the cities, franchise fees during the pending litigation, and as long as Florida Power continues to occupy the cities' rights-of-way to provide electric service, notwithstanding the expiration of the franchise ordinances under which Florida Power had agreed to collect such fees. Five circuit courts have entered orders requiring arbitration to establish the purchase price of Florida Power's electric distribution system within five cities. Two appellate courts have upheld those circuit court decisions and authorized cities to determine the value of Florida Power's electric distribution system within the cities through arbitration. To date, no city has attempted to actually exercise the right to purchase any portion of Florida Power's electric distribution system. Arbitration in one of the cases was held in August 2002 and an award was issued in October 2002 setting the value of Florida Power's distribution system within one city at approximately $22 million. At this time, whether and when there will be further proceedings following this award cannot be determined. Additional arbitrations have been scheduled to occur in the first and second quarters of 2003.

As part of the above litigation, two appellate courts have also reached opposite conclusions regarding whether Florida Power must continue to collect from its customers and remit to the cities "franchise fees" under the expired franchise ordinances. Florida Power has filed an appeal with the Florida Supreme Court to resolve the conflict between the two appellate courts. The Florida Supreme Court has issued an order setting a briefing schedule and reserving ruling on accepting jurisdiction. On January 12, 2003, Florida Power served its Initial Brief in the Supreme Court and its request for oral argument. Three amicus curiae also filed motions seeking leave to participate in support of Florida Power's position and filed amicus briefs. No oral argument has yet been set. The Company cannot predict the outcome of these matters at this time.

Nuclear

In the Company's retail jurisdictions, provisions for nuclear decommissioning costs are approved by the NCUC, the SCPSC and the FPSC and are based on site-specific estimates that include the costs for removal of all radioactive and other structures at the site. In the wholesale jurisdictions, the provisions for nuclear decommissioning costs are approved by FERC. See Note 1H to the Progress Energy consolidated financial statements for a discussion of the Company's nuclear decommissioning costs.

Spent Fuel Storage

On December 21, 2000, CP&L received permission from the NRC to increase its storage capacity for spent fuel rods in Wake County, North Carolina. The NRC's decision came two years after CP&L asked for permission to open two unused storage pools at the Shearon Harris Nuclear Plant (Harris Plant). The approval meant that CP&L was able to complete cooling systems and begin installing storage racks in its third and fourth storage pools at the Harris Plant.

Pressurized Water Reactors

On March 18, 2002, the NRC sent a bulletin to companies that hold licenses for pressurized water reactors (PWRs) requiring information on the structural integrity of the reactor vessel head and a basis for concluding that the vessel head will continue to perform its function as a coolant pressure boundary. The Company filed responses as required. Inspections of the vessel heads at the Company's PWR plants have been performed during previous outages. In October 2001 at the Crystal River Plant (CR3), one nozzle was found to have a crack and was repaired; however, no degradation of the reactor vessel head was identified. Current plans are to replace the vessel head at CR3 during its next regularly scheduled refueling outage in 2003. At the Robinson Plant, an inspection was completed in April 2001 and no penetration nozzle cracking was identified and there was no degradation of the reactor vessel head. At the Harris Plant, sufficient inspections were completed during the last refueling outage in the fourth quarter of 2001 to conclude there is no degradation of the reactor vessel head. The Company's Brunswick Plant has a different design and is not affected by the issue.

On August 9, 2002, the NRC issued an additional bulletin dealing with head leakage due to cracks near the control rod nozzles. The NRC has asked licensees to commit to high inspection standards to ensure the more susceptible plants have no cracks. The Robinson Plant is in this category and had a refueling outage in October 2002. The Company completed a series of examinations in October 2002 of the entire reactor pressure vessel head and found no indications of control rod drive mechanism cracking and no corrosion of the head itself. During the outage, a boric acid leakage walkdown of the reactor coolant pressure boundary was also completed and no corrosion was found. For CR3, the Company has responded to the NRC that previous inspections are sufficient until the reactor head is replaced in the fall of 2003. For the Harris Plant, the Company does not plan further inspections until its next regularly scheduled outage in spring of 2003.

In February 2003, the NRC issued Order EA-03-009, requiring specific inspections of the reactor pressure vessel head and associated penetration nozzles at PWRs. The Company is currently reviewing the Order, but based on the inspections and replacement plan outlined above, no adverse impact is anticipated.

Security

On February 25, 2002, the NRC issued an interim compensatory measure with regard to security at nuclear plants. This order formalized many of the security enhancements made at the Company's nuclear plants since September 2001. This order includes additional restrictions on access, increased security presence and closer coordination with the Company's partners in intelligence, military, law enforcement and emergency response at the federal, state and local levels. The Company completed the requirements by the established deadlines and expects the NRC to perform an inspection for compliance in the near future.

In addition, in January 2003 the NRC issued a final order with regards to access control. This order requires the Company to enhance its current access control program by January 7, 2004. The Company expects that it will be in full compliance with the order by the established deadline.

As the NRC, other governmental entities, and the industry continue to consider security issues, it is possible that more extensive security plans could be required.

Synthetic Fuels Tax Credits

Progress Energy, through the Progress Ventures business unit, produces synthetic fuel from coal fines. The production and sale of the synthetic fuel qualifies for tax credits under Section 29 of the Internal Revenue Code (Section 29) if certain requirements are satisfied, including a requirement that the synthetic fuel differs significantly in chemical composition from the feedstock used to produce such synthetic fuel. Any synthetic fuel tax credit amounts not utilized are carried forward indefinitely and are included in deferred taxes on the accompanying Consolidated Balance Sheet. See Note 20 to the Progress Energy consolidated financial statements. All of Progress Energy's synthetic fuel facilities have received private letter rulings from the IRS with respect to their operations. These tax credits are subject to review by the IRS, and if Progress Energy fails to prevail through the administrative or legal process, there could be a significant tax liability owed for previously taken Section 29 credits, with a significant impact on earnings and cash flows. Tax credits for the 12 months ended December 31, 2002 and 2001, were $291 million and $349 million, respectively. Total Section 29 credits generated to date (including FPC prior to its acquisition by the Company) are approximately $897.2 million.

One synthetic fuel entity, Colona Synfuel Limited Partnership, L.L.L.P., from which the Company (and FPC prior to its acquisition by the Company) has been allocated approximately $251 million in tax credits to date, is being audited by the IRS. The audit of Colona was expected. The Company is audited regularly in the normal course of business, as are most similarly situated companies. In September 2002, all of Progress Energy's majority-owned synthetic fuel entities, including Colona, were accepted into the IRS Pre-Filing Agreement (PFA) program. The PFA program allows taxpayers to voluntarily accelerate the IRS exam process in order to seek resolution of specific issues. Either the Company or the IRS can withdraw from the program at any time, and issues not resolved through the program may proceed to the next level of the IRS exam process. While the ultimate outcome is uncertain, the Company believes that participation in the PFA program will likely shorten the tax exam process. In management's opinion, Progress Energy is complying with the private letter rulings and all the necessary requirements to be allowed such credits under Section 29 and believes it is likely, although it cannot provide certainty, that it will prevail if challenged by the IRS on any credits taken. The current Section 29 tax credit program expires in 2007.

The Company has retained an advisor to assist in selling an interest in one or more synthetic fuel entities. The Company is pursuing the sale of a portion of its synthetic fuel production capacity that is underutilized due to limits on the amount of credits that can be generated and utilized by the Company. The Company would expect to retain an ownership interest and to operate any sold facility for a management fee. The final outcome and timing of these discussions is uncertain and the Company cannot predict the outcome of this matter.

Environmental Matters

The Company is subject to federal, state and local regulations addressing air and water quality, hazardous and solid waste management and other environmental matters. These environmental matters are discussed in detail in Note 24 to the Progress Energy consolidated financial statements. This discussion identifies specific environmental issues, the status of the issues, accruals associated with issue resolutions, and the associated exposures to the Company.

New Accounting Standards

See Note 1U and Note 6 to the Progress Energy consolidated financial statements for a discussion of the impact of new accounting standards.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk represents the potential loss arising from adverse changes in market rates and prices. Certain market risks are inherent in the Company's financial instruments, which arise from transactions entered into in the normal course of business. The Company's primary exposures are changes in interest rates with respect to its long-term debt and commercial paper, and fluctuations in the return on marketable securities with respect to its nuclear decommissioning trust funds. The Company manages its market risk in accordance with its established risk management policies, which may include entering into various derivative transactions.

These financial instruments are held for purposes other than trading. The fair value of the Company's open trading positions was less than a $0.4 million liability position at December 31, 2002. The risks discussed below do not include the price risks associated with nonfinancial instrument transactions and positions associated with the Company's operations, such as purchase and sales commitments and inventory.

Interest Rate Risk

The Company manages its interest rate risks through the use of a combination of fixed and variable rate debt. Variable rate debt has rates that adjust in periods ranging from daily to monthly. Interest rate derivative instruments may be used to adjust interest rate exposures and to protect against adverse movements in rates.

The following tables provide information as of December 31, 2002 and 2001, about the Company's interest rate risk sensitive instruments. The tables present principal cash flows and weighted-average interest rates by expected maturity dates for the fixed and variable rate long-term debt, FPC obligated mandatorily redeemable securities of trust, and other short-term indebtedness. The tables also include estimates of the fair value of the Company's interest rate risk sensitive instruments based on quoted market prices for these or similar issues. For interest-rate swaps and interest-rate forward contracts, the tables present notional amounts and weighted-average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual cash flows to be exchanged under the interest-rate swaps and the settlement amounts under the interest-rate forward contracts. See "Interest Rate Derivatives" under LIQUIDITY AND CAPITAL RESOURCES above for more information on interest rate derivatives.


December 31, 2002                                                                                      Fair Value
                                                                                                       December 31,
(Dollars in millions)             2003     2004     2005    2006     2007     Thereafter    Total          2002
--------------------------------------------------------------------------------------------------------------------
Fixed rate long-term debt        $ 275    $ 869    $ 355   $ 909     $ 674     $ 5,614     $ 8,696      $ 9,584
Average interest rate             6.42%    6.66%    7.38%   6.78%     6.41%       6.90%       6.83%
Variable rate long-term debt       -        -        -        -      $ 225     $   861     $ 1,086      $ 1,087
Average interest rate              -        -        -        -       0.03%       1.24%       1.61%         -
Mandatorily redeemable
securities of trust                -        -        -        -        -       $   300     $   300      $   303
Interest rate                                                                     7.10%       7.10%         -
Interest-rate swaps:
Pay fixed/receive variable(a)      -        -        -        -      $ 350         -       $   350      $   5.2
Interest rate forward
  contracts(b)                   $  35      -        -        -        -           -       $    35      $  (0.5)
Interest rate collars(c)                                             $ 195                 $   195      $ (12.3)

(a) Receives floating rate based on three-month LIBOR and pays fixed rate of 7.17%. Designated as hedge of $350 million of fixed rate debt.
(b) Treasury Rate Lock agreement on $35 million designated as fair value hedge of anticipated debt issuance.
(c) Interest rate collars on $195 million notional. Designated as hedge of variable rate interest.


December 31, 2001                                                                                      Fair Value
                                                                                                       December 31,
(Dollars in millions)             2002     2003     2004    2005      2006     Thereafter    Total         2001
--------------------------------------------------------------------------------------------------------------------
Fixed rate long-term debt        $ 188    $ 283   $ 869    $ 348    $ 909      $ 5,379     $ 7,976      $ 8,322
Average interest rate             6.38%    6.42%    6.67%   7.39%    6.78%        6.97%       6.90%         -
Variable rate long-term debt       -        -        -        -        -       $   620     $   620      $   621
Average interest rate              -        -        -        -        -          1.58%       1.58%         -
Extendible notes                 $ 500      -        -        -        -           -       $   500      $   500
Average interest rate -
  variable rate                   2.83%     -        -        -        -           -          2.83%         -
FPC mandatorily redeemable
  securities of trust              -        -        -        -        -       $   300     $   300      $   291
Fixed rate                                                             -          7.10%       7.10%         -
Interest-rate swaps:
Pay fixed/receive variable (a)   $ 500      -        -        -        -           -       $   500      $ (18.5)

(a) Receives floating rate based on three-month LIBOR and pays fixed rate of 7.17%. Designated as a hedge of interest payments on $500 million of extendible notes.

Marketable Securities Price Risk

The Company's electric utility subsidiaries maintain trust funds, pursuant to NRC requirements, to fund certain costs of decommissioning their nuclear plants. These funds are primarily invested in stocks, bonds and cash equivalents, which are exposed to price fluctuations in equity markets and to changes in interest rates. The fair value of these funds was $796.8 million and $822.8 million at December 31, 2002 and 2001, respectively. The Company actively monitors its portfolio by benchmarking the performance of its investments against certain indices and by maintaining, and periodically reviewing, target allocation percentages for various asset classes. The accounting for nuclear decommissioning recognizes that the Company's regulated electric rates provide for recovery of these costs net of any trust fund earnings and, therefore, fluctuations in trust fund marketable security returns do not affect the earnings of the Company.

Contingent Value Obligations (CVOs) Market Value Risk

In connection with the acquisition of FPC, the Company issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on the performance of four synthetic fuel facilities purchased by subsidiaries of FPC in October 1999. The payments, if any, are based on the net after-tax cash flows the facilities generate. These CVOs are recorded at fair value and unrealized gains and losses from changes in fair value are recognized in earnings. At December 31, 2002 and 2001, the fair value of these CVOs was $13.8 million and $41.9 million, respectively. A hypothetical 10% decrease in the December 31, 2002 market price would result in a $1.4 million decrease in the fair value of the CVOs.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This combined report contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this Report that are not historical facts are forward-looking and, accordingly, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

In addition, examples of forward-looking statements discussed in this Annual Report include, but are not limited to, statements under the following headings:
1) "Liquidity and Capital Resources" about operating cash flows, estimated capital requirements through the year 2005 and future financing plans, 2) "Future Outlook" about Progress Energy's future earnings potential, and 3) "Other Matters" about the effects of new environmental regulations, nuclear decommissioning costs and the effect of electric utility industry restructuring.

Any forward-looking statement speaks only as of the date on which such statement is made, and Progress Energy (the Company) undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity and natural gas; recurring seasonal fluctuations in demand for electricity and natural gas; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on the Company's commercial and industrial customers; the ability of the Company's subsidiaries to pay upstream dividends or distributions to it; the impact on the facilities and the businesses of the Company from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the impact that increases in leverage may have on the Company; the ability of the Company to maintain its current credit ratings; the impact of derivative contracts used in the normal course of business by the Company; the Company's continued ability to use Section 29 tax credits related to its coal and synthetic fuels businesses; the continued depressed state of the telecommunications industry and the Company's ability to realize future returns from Progress Telecom and Caronet, Inc.; the Company's ability to successfully integrate newly acquired businesses, including Westchester Gas Company, into its operations as quickly or as profitably as expected; the Company's ability to successfully complete the sale of North Carolina Natural Gas and apply the proceeds therefrom to reduce outstanding indebtedness; the Company's ability to manage the risks involved with the construction and operation of its nonregulated plants, including construction delays, dependence on third parties and related counter-party risks, and a lack of operating history; the Company's ability to manage the risks associated with its energy marketing and trading operations; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact the Company's subsidiaries.

These and other risk factors are detailed from time to time in Progress Energy's SEC reports, particularly Progress Energy's Form 8-K filed November 7, 2002 and any further amendments thereto. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the control of Progress Energy. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on Progress Energy.

                                                                EXHIBIT 99.2

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF PROGRESS ENERGY, INC.

We have audited the accompanying consolidated balance sheets of Progress Energy, Inc. and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in common stock equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 6 to the financial statements, in 2002 the Company changed its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142.

/s/ DELOITTE & TOUCHE LLP
Raleigh, North Carolina
February 12, 2003


PROGRESS ENERGY, INC.
CONSOLIDATED STATEMENTS of INCOME
                                                                            Years ended December 31
(In thousands except per share data)                                 2002            2001            2000
---------------------------------------------------------------------------------------------------------------
Operating Revenues
   Utility                                                         $ 6,600,689     $ 6,556,561     $ 3,545,694
   Diversified business                                              1,344,431       1,528,819         223,228
---------------------------------------------------------------------------------------------------------------
      Total Operating Revenues                                       7,945,120       8,085,380       3,768,922
---------------------------------------------------------------------------------------------------------------
Operating Expenses
Utility
   Fuel used in electric generation                                  1,614,879       1,559,998         682,627
   Purchased power                                                     862,395         868,078         364,977
   Operation and maintenance                                         1,361,189       1,210,750         792,164
   Depreciation and amortization                                       820,279       1,067,073         735,353
   Taxes other than on income                                          386,254         379,830         162,268
Diversified business
   Cost of sales                                                     1,433,626       1,422,890          81,376
   Impairment of long-lived assets                                     363,822          42,852               -
   Other                                                                98,193         304,817         266,931
---------------------------------------------------------------------------------------------------------------
        Total Operating Expenses                                     6,940,637       6,856,288       3,085,696
---------------------------------------------------------------------------------------------------------------
Operating Income                                                     1,004,483       1,229,092         683,226
---------------------------------------------------------------------------------------------------------------
Other Income (Expense)
   Interest income                                                      14,526          22,481          18,353
   Impairment of investments                                           (25,011)       (164,183)              -
   Gain on sale of investment                                                -               -         200,000
   Other, net                                                           33,804         (28,439)         15,423
---------------------------------------------------------------------------------------------------------------
        Total Other Income (Expense)                                    23,319        (170,141)        233,776
---------------------------------------------------------------------------------------------------------------
Interest Charges
   Net interest charges                                                641,574         689,694         261,570
   Allowance for borrowed funds used during construction                (8,133)        (16,801)        (18,992)
---------------------------------------------------------------------------------------------------------------
        Total Interest Charges, Net                                    633,441         672,893         242,578
---------------------------------------------------------------------------------------------------------------
Income from Continuing Operations before Income Tax                    394,361         386,058         674,424
Income Tax Expense (Benefit)                                          (157,808)       (154,338)        196,502
---------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                      552,169         540,396         477,922
Discontinued Operations, net of tax                                    (23,783)          1,214             439
---------------------------------------------------------------------------------------------------------------
Net Income                                                         $   528,386     $   541,610     $   478,361
---------------------------------------------------------------------------------------------------------------
Average Common Shares Outstanding                                      217,247         204,683         157,169
---------------------------------------------------------------------------------------------------------------
Basic Earnings per Common Share
    Income from Continuing Operations                              $      2.54     $      2.64     $      3.04
    Discontinued Operations, net of tax                                   (.11)            .01             .00
    Net Income                                                            2.43            2.65            3.04
---------------------------------------------------------------------------------------------------------------
Diluted Earnings per Common Share
    Income from Continuing Operations                              $      2.53     $      2.63     $      3.03
    Discontinued Operations, net of tax                                   (.11)            .01             .00
    Net Income                                                            2.42            2.64            3.03
---------------------------------------------------------------------------------------------------------------
Dividends Declared per Common Share                                $     2.195     $     2.135     $     2.075
---------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


PROGRESS ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except per share data)                                                        December 31
Assets                                                                              2002                 2001
----------------------------------------------------------------------------------------------------------------------
Utility Plant
  Utility plant in service                                                       $  20,152,787           $ 19,176,021
  Accumulated depreciation                                                         (10,480,880)            (9,936,514)
----------------------------------------------------------------------------------------------------------------------
        Utility plant in service, net                                                9,671,907              9,239,507
  Held for future use                                                                   15,109                 15,380
  Construction work in progress                                                        752,336              1,004,011
  Nuclear fuel, net of amortization                                                    216,882                262,869
----------------------------------------------------------------------------------------------------------------------
        Total Utility Plant, Net                                                    10,656,234             10,521,767
----------------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                             61,358                 53,708
  Accounts receivable                                                                  737,369                779,286
  Unbilled accounts receivable                                                         225,011                199,593
  Inventory                                                                            875,485                871,643
  Deferred fuel cost                                                                   183,518                146,652
  Assets of discontinued operations                                                    490,429                552,458
  Prepayments and other current assets                                                 283,036                294,460
----------------------------------------------------------------------------------------------------------------------
        Total Current Assets                                                         2,856,206              2,897,800
----------------------------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Regulatory assets                                                                    393,215                463,837
  Nuclear decommissioning trust funds                                                  796,844                822,821
  Diversified business property, net                                                 1,884,271              1,072,123
  Miscellaneous other property and investments                                         463,776                441,932
  Goodwill                                                                           3,719,327              3,656,970
  Prepaid pension costs                                                                 60,169                487,551
  Other assets and deferred debits                                                     522,662                525,900
----------------------------------------------------------------------------------------------------------------------
        Total Deferred Debits and Other Assets                                       7,840,264              7,471,134
----------------------------------------------------------------------------------------------------------------------
           Total Assets                                                          $  21,352,704           $ 20,890,701
----------------------------------------------------------------------------------------------------------------------
Capitalization and Liabilities
----------------------------------------------------------------------------------------------------------------------
Common Stock Equity
  Common stock without par value, 500,000,000 shares authorized, 237,992,513 and
      218,725,352 shares issued and outstanding,
      respectively                                                               $   4,950,558           $  4,121,194
  Unearned restricted shares (950,180 and 674,511 shares, respectively)                (21,454)               (13,701)
  Unearned ESOP shares (4,616,400 and 5,199,388 shares, respectively)                 (101,560)              (114,385)
  Accumulated other comprehensive loss                                                (237,762)               (32,180)
  Retained earnings                                                                  2,087,227              2,042,605
----------------------------------------------------------------------------------------------------------------------
        Total common stock equity                                                    6,677,009              6,003,533
----------------------------------------------------------------------------------------------------------------------
Preferred stock of subsidiaries-not subject to mandatory redemption                     92,831                 92,831
Long-term debt                                                                       9,747,293              8,618,960
----------------------------------------------------------------------------------------------------------------------
        Total capitalization                                                        16,517,133             14,715,324
----------------------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                                    275,397                688,052
  Accounts payable                                                                     756,287                760,116
  Interest accrued                                                                     220,400                211,731
  Dividends declared                                                                   132,232                117,857
  Short-term obligations                                                               694,850                942,314
  Customer deposits                                                                    158,214                151,968
  Liabilities of discontinued operations                                               124,767                162,917
  Other current liabilities                                                            372,161                403,868
----------------------------------------------------------------------------------------------------------------------
        Total Current Liabilities                                                    2,734,308              3,438,823
----------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                    932,813              1,408,155
  Accumulated deferred investment tax credits                                          206,221                224,688
  Regulatory liabilities                                                               119,766                291,789
  Other liabilities and deferred credits                                               842,463                811,922
----------------------------------------------------------------------------------------------------------------------
        Total Deferred Credits and Other Liabilities                                 2,101,263              2,736,554
----------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies (Note 24)
----------------------------------------------------------------------------------------------------------------------
           Total Capitalization and Liabilities                                  $  21,352,704           $ 20,890,701
----------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements


PROGRESS ENERGY, INC.
CONSOLIDATED STATEMENTS of CASH FLOWS
                                                                                             Years ended December 31
(In thousands)                                                                          2002            2001           2000
---------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                            $   528,386    $   541,610    $   478,361
Adjustments to reconcile net income to net cash provided by operating activities:
      Loss (income) from discontinued operations                                           23,783         (1,214)          (439)
      Impairment of long-lived assets and investments                                     388,833        208,983              -
      Depreciation and amortization                                                     1,099,128      1,266,162        846,984
      Deferred income taxes                                                              (402,040)      (367,330)       (93,379)
      Investment tax credit                                                               (18,467)       (22,701)       (17,942)
      Gain on sale of investment                                                                -              -       (200,000)
      Deferred fuel cost (credit)                                                         (36,866)        68,705        (81,604)
      Net (increase) decrease  in accounts receivable                                     (45,172)       182,514        (34,754)
      Net (increase) decrease in inventories                                              (48,785)      (298,733)        15,931
      Net (increase) decrease in prepayments and other current assets                     (39,141)       (20,797)        57,141
      Net increase (decrease) in accounts payable                                          57,387       (162,940)       229,117
      Net  increase (decrease) in other current liabilities                                56,356        123,297       (148,813)
      Other                                                                                34,509        (94,806)      (197,725)
---------------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                      1,597,911      1,422,750        852,878
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities
Gross utility property additions                                                       (1,174,220)    (1,177,727)      (853,584)
Diversified business property additions and acquisitions                                 (934,910)      (349,713)      (157,510)
Nuclear fuel additions                                                                    (80,573)      (115,663)       (59,752)
Acquisition of Florida Progress Corporation, net of cash                                        -              -     (3,441,775)
Net proceeds from sale of assets and investment                                            42,825         53,010        200,000
Net contributions to nuclear decommissioning trust                                        (18,502)       (50,649)       (32,391)
Investments in non-utility activities                                                     (27,030)       (15,043)       (89,351)
Other                                                                                     (19,424)             -              -
---------------------------------------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                                        (2,211,834)    (1,655,785)    (4,434,363)
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities
Issuance of common stock, net                                                             687,000        488,290              -
Issuance of long-term debt, net                                                         1,797,691      4,564,243        783,052
Net increase (decrease) in short-term indebtedness                                       (247,464)    (4,018,062)     3,782,071
Net increase (decrease) in cash provided by checks drawn in excess of bank balances            79        (45,372)       115,337
Retirement of long-term debt                                                           (1,157,286)      (322,207)      (710,373)
Dividends paid on common stock                                                           (479,981)      (432,078)      (368,004)
Other                                                                                      21,482        (47,127)           (66)
---------------------------------------------------------------------------------------------------------------------------------
           Net Cash Provided by Financing Activities                                      621,521        187,687      3,602,017
---------------------------------------------------------------------------------------------------------------------------------
Cash Provided by (Used in) Discontinued Operations                                             52           (843)           525
---------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                        7,650        (46,191)        21,057
Cash and Cash Equivalents at Beginning of Year                                             53,708         99,899         78,842
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                              $    61,358    $    53,708    $    99,899
---------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash paid during the year - interest (net of amount capitalized)                      $   630,935    $   588,127    $   244,224
                            income taxes (net of refunds)                             $   219,278    $   127,427    $   367,665

Noncash Activities
o On June 28, 2000, Caronet, Inc. a wholly owned subsidiary of the Company, contributed net assets in the amount of $93.0 million in exchange for a 35% ownership interest (15% voting interest) in a newly formed company.
o On November 30, 2000, the Company purchased all outstanding shares of Florida Progress Corporation. In conjunction with the purchase, the Company issued approximately $1.9 billion in common stock and $49.3 million in contingent value obligations.
o On April 26, 2002, Progress Fuels Corporation, a subsidiary of the Company, acquired 100% of Westchester Gas Company. In conjunction with the purchase, the Company issued approximately $129.0 million in common stock.

 See Notes to Consolidated Financial Statements


PROGRESS ENERGY, INC.
CONSOLIDATED STATEMENTS of CHANGES IN COMMON STOCK EQUITY
                                                                                   Unearned     Accumulated                  Total
                                                                       Unearned      ESOP          Other                    Common
(In thousands except share data)           Common Stock Outstanding   Restricted    Common     Comprehensive    Retained     Stock
                                              Shares      Amount          Stock      Stock     Income (Loss)    Earnings    Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 2000                     159,599,650  $ 1,753,393   $ (7,938) $ (140,153)  $         -   $ 1,807,345 $3,412,647
Net income                                                                                                       478,361    478,361
Issuance of shares                            46,527,797    1,863,886                                                     1,863,886
Purchase of restricted stock                                             (10,067)                                           (10,067)
Restricted stock expense recognition                                       3,671                                              3,671
Cancellation of restricted shares                (38,400)      (1,626)     1,626                                                  -
Allocation of ESOP shares                                       5,957                 12,942                                 18,899
Dividends ($2.075 per share)                                                                                    (343,196)  (343,196)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                   206,089,047    3,621,610    (12,708)   (127,211)            -     1,942,510  5,424,201
Net income                                                                                                       541,610    541,610
FAS 133 transition adjustment (net of
    tax of $15,130)                                                                                (23,567)                 (23,567)
Change in net unrealized losses on cash
    flow hedges (net of tax of $13,268)                                                            (20,703)                 (20,703)
Reclassification adjustment for amounts
    included in net income (net of tax of
      $8,739)                                                                                       13,647                   13,647
Foreign currency translation and other                                                              (1,557)                  (1,557)
                                                                                                                         -----------
Comprehensive income                                                                                                        509,430
                                                                                                                         -----------
Issuance of shares                            12,658,027      488,592                                                       488,592
Purchase of restricted stock                                              (7,992)                                            (7,992)
Restricted stock expense recognition                                       6,084                                              6,084
Cancellation of restricted shares                (21,722)        (915)       915                                                  -
Allocation of ESOP shares                                      11,907                 12,826                                 24,733
Dividends ($2.135 per share)                                                                                    (441,515)  (441,515)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                   218,725,352    4,121,194    (13,701)   (114,385)      (32,180)    2,042,605  6,003,533
Net income                                                                                                       528,386    528,386
Change in net unrealized losses on cash
    flow hedges (net of tax of $17,712)                                                            (27,920)                 (27,920)
Reclassification adjustment for amounts
    included in net income (net of tax of
      $10,480)                                                                                      16,307                   16,307
Foreign currency translation and other                                                              (1,584)                  (1,584)
Minimum pension liability adjustment
      (net of tax of $120,903)                                                                    (192,385)                (192,385)
                                                                                                                         -----------
Comprehensive income                                                                                                        322,804
                                                                                                                         -----------
Issuance of shares                            19,282,212      815,393                                                       815,393
Purchase of restricted stock                                             (16,197)                                           (16,197)
Restricted stock expense recognition                                       7,709                                              7,709
Cancellation of restricted shares                (15,051)        (735)       735                                                  -
Allocation of ESOP shares                                      14,706                 12,825                                 27,531
Dividends ($2.195 per share)                                                                                    (483,764)  (483,764)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                   237,992,513  $ 4,950,558   $(21,454) $ (101,560)  $  (237,762)  $ 2,087,227 $6,677,009
===================================================================================================================================

See Notes to Consolidated Financial Statements


CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)
(In thousands except per share data)              First Quarter      Second Quarter         Third Quarter         Fourth Quarter
---------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2002
Operating revenues                                 $1,787,302           $1,958,855           $2,277,040             $1,921,923
Operating income                                      241,981              305,288              200,221                256,993
Income from continuing operations                     124,062              121,933              157,073                149,101
Net income                                            132,527              120,620              151,934                123,305
Common stock data:
Basic earnings per common share
     Income from continuing operations                   0.58                 0.57                 0.73                   0.66
     Net Income                                          0.62                 0.56                 0.70                   0.55
Diluted earnings per common share
     Income from continuing operations                   0.58                 0.56                 0.72                   0.66
     Net Income                                          0.62                 0.56                 0.70                   0.55
Dividends paid per common share                         0.545                0.545                0.545                  0.545
Market price per share - High                           50.86                52.70                51.97                  44.82
                         Low                            43.01                47.91                36.54                  32.84
---------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2001
Operating revenues                                 $1,755,839           $2,233,383           $2,265,223             $1,830,935
Operating income                                      295,611              288,898              455,475                189,108
Income (loss) from continuing operations              146,807              117,080              369,733                (93,224)
Net income (loss)                                     154,003              111,702              366,443                (90,538)
Common stock data:
Basic earnings per common share
     Income from continuing operations                   0.73                 0.59                 1.80                  (0.44)
     Net Income                                          0.77                 0.56                 1.78                  (0.43)
Diluted earnings per common share
     Income from continuing operations                   0.73                 0.58                 1.79                  (0.44)
     Net Income                                          0.77                 0.56                 1.77                  (0.42)
Dividends paid per common share                         0.530                0.530                0.530                  0.530
Market price per share - High                           49.25                45.00                45.79                  45.60
                         Low                            38.78                40.36                39.25                  40.50


o In the opinion of management, all adjustments necessary to fairly present amounts shown for interim periods have been made. Results of operations for an interim period may not give a true indication of results for the year. All amounts were restated for discontinued operations (See Note 3A).
o Second quarter of 2001 includes seven months of revenue related to Progress Rail Services due to reversal of net assets held for sale accounting treatment.
o Fourth quarter 2001 includes impairment and other charges related to Strategic Resource Solutions Corp. and Interpath Communications, Inc. of $209.0 million ($152.8 million after tax) (See Note 7).
o Third quarter 2002 includes impairment and other charges related to Progress Telecom, Caronet and Interpath Communications, Inc. of $355.4 million ($224.8 million after tax) (See Note 7).
o Fourth quarter 2002 includes estimated impairment on assets held for sale of Railcar Ltd. of $58.8 million ($40.1 million after tax) (See Note 3B).

See Notes to Consolidated Financial Statements.

PROGRESS ENERGY, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Summary of Significant Accounting Policies

    A. Organization

    Progress Energy, Inc. (Progress Energy or the Company) is a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA), as amended. The Company and its subsidiaries are subject to the regulatory provisions of PUHCA. The Company was formed as a result of the reorganization of Carolina Power & Light Company (CP&L) into a holding company structure (CP&L Energy, Inc.) on June 19, 2000. All shares of common stock of CP&L were exchanged for an equal number of shares of CP&L Energy, Inc. On December 4, 2000, the Company changed its name from CP&L Energy, Inc. to Progress Energy, Inc.

    Through its wholly owned subsidiaries, CP&L and Florida Power Corporation (Florida Power), the Company is primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina, South Carolina and Florida. Through the Progress Ventures business unit, the Company is involved in nonregulated generation operations; natural gas fuel exploration and production; coal fuel extraction, manufacturing and delivery; and energy marketing and trading activities. Through the Rail Services business unit, the Company is involved in nonregulated railcar repair, rail parts reconditioning and sales, railcar leasing and sales, and scrap metal recycling. Through its other business units, the Company engages in other nonregulated business areas, including telecommunications and holding company operations. Progress Energy's legal structure is not currently aligned with the functional management and financial reporting of the Progress Ventures business segment. Whether, and when, the legal and functional structures will converge depends upon legislative and regulatory action, which cannot currently be anticipated. Effective January 1, 2003, CP&L, Florida Power and Progress Ventures, Inc. (PVI) began doing business under the assumed names Progress Energy Carolinas, Inc., Progress Energy Florida, Inc., and Progress Energy Ventures, Inc., respectively. The legal names of these entities have not changed, and there is no restructuring of any kind related to the name change. The current corporate and business unit structure remains unchanged.

    The Company's results of operations  include the results of Florida Progress
    Corporation  (FPC)  for  the  periods   subsequent  to  November  30,  2000;
    therefore, periods presented may not be comparable (See Note 2C).

    B. Basis of Presentation

    The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America
    (GAAP) and include the activities of the Company and its majority-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation except as permitted by Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," which provides that profits on intercompany sales to regulated affiliates are not eliminated if the sales price is reasonable and the future recovery of the sales price through the rate making process is probable. See Note 1K for a discussion of SFAS No. 71.

    The accounting records of CP&L, Florida Power and North Carolina Natural Gas Corporation (NCNG) are maintained in accordance with uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC), the North Carolina Utilities Commission (NCUC), the Public Service Commission of South Carolina (SCPSC) and the Florida Public Service Commission (FPSC).

    Unconsolidated investments in companies over which the Company does not have control, but has the ability to exercise influence over operating and financial policies (generally 20% - 50% ownership) are accounted for under the equity method of accounting. Other investments are stated principally at cost. These equity and cost investments, which total approximately $108.9 million and $147.4 million at December 31, 2002 and 2001, respectively, are included as miscellaneous other property and investments in the Consolidated Balance Sheets. The primary component of this balance is the Company's investments in affordable housing of $72.3 million and $82.4 million at December 31, 2002 and 2001, respectively. Included in the December 31, 2001 investment balance is the Company's investment in Interpath Communications, Inc. of $27.0 million.

    Results of operations of Progress Rail Services Corporation and certain other diversified operations are recognized one month in arrears.

    Certain amounts for 2001 and 2000 have been reclassified to conform to the 2002 presentation.

    C. Use of Estimates and Assumptions

    In preparing consolidated financial statements that conform with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and amounts of revenues and expenses reflected during the reporting period. Actual results could differ from those estimates.

    D. Cash

    The Company considers cash and cash equivalents to include unrestricted cash on hand, cash in banks and temporary investments with a maturity of three months or less.

    E. Inventory

    The Company accounts for inventory using the average-cost method. As of December 31, inventory was comprised of (in thousands):

                                            2002           2001
                                         ----------     ----------

    Fuel                                 $ 313,003      $ 296,772
    Rail equipment and parts               155,206        200,697
    Materials and supplies                 362,708        349,127
    Other                                   44,568         25,047
                                         ----------     ----------
    Total inventory                      $ 875,485      $ 871,643
                                         ==========     ==========

    F. Utility Plant

    Utility plant in service is stated at historical cost less accumulated depreciation. The Company capitalizes all construction-related direct labor and material costs of units of property as well as indirect construction costs. The cost of renewals and betterments is also capitalized. Maintenance and repairs of property, and replacements and renewals of items determined to be less than units of property, are charged to maintenance expense as incurred. The cost of units of property replaced, renewed or retired, plus removal or disposal costs, less salvage, is charged to accumulated depreciation. Subsequent to the acquisition of FPC, the utility plants of FPC continue to be presented on a gross basis to reflect the treatment of such plant in cost-based regulation.

    The balances of electric utility plant in service at December 31 are listed below (in thousands), with a range of depreciable lives for each:

                                                   2002              2001
                                              -------------     -------------

    Production plant  (7-33 years)            $ 11,062,405      $ 10,670,717
    Transmission plant  (30-75 years)            2,104,520         2,013,243
    Distribution plant  (12-50 years)            6,072,901         5,767,788
    General plant and other (8-75 years)           912,961           724,273
                                              -------------     -------------
    Utility plant in service                  $ 20,152,787      $ 19,176,021
                                              =============     =============

    Generally, electric utility plant other than nuclear fuel is pledged as collateral for the first mortgage bonds of CP&L and Florida Power (See Note
    8).

    Allowance  for  funds  used  during  construction   (AFUDC)  represents  the
    estimated debt and equity costs of capital funds necessary to finance the construction of new regulated assets. As prescribed in the regulatory uniform systems of accounts, AFUDC is charged to the cost of the plant. The equity funds portion of AFUDC is credited to other income and the borrowed funds portion is credited to interest charges. Regulatory authorities consider AFUDC an appropriate charge for inclusion in the rates charged to customers by the utilities over the service life of the property. The total equity funds portion of AFUDC was $8.7 million, $8.8 million and $13.6 million in 2002, 2001 and 2000, respectively. The composite AFUDC rate for CP&L's electric utility plant was 6.2% in both 2002 and 2001 and 8.2% in 2000. The composite AFUDC rate for Florida Power's electric utility plant was 7.8% in 2002, 2001 and 2000.

    G. Depreciation and Amortization - Utility Plant

    For financial reporting purposes, substantially all depreciation of utility plant other than nuclear fuel is computed on the straight-line method based on the estimated remaining useful life of the property, adjusted for estimated net salvage. Depreciation provisions, including decommissioning costs (See Note 1H) and excluding accelerated cost recovery of nuclear generating assets, as a percent of average depreciable property other than nuclear fuel, were approximately 3.6%, 4.0% and 4.1% in 2002, 2001 and 2000, respectively. Total depreciation provisions were $730.3 million, $804.1 million and $707.5 million in 2002, 2001 and 2000, respectively.

    With approval from the NCUC and the SCPSC, CP&L accelerated the cost recovery of its nuclear generating assets beginning January 1, 2000. Cumulative accelerated depreciation ranging from $530 million to $750 million will be recorded by December 31, 2009. The accelerated cost recovery of these assets resulted in additional depreciation expense of approximately $53 million, $75 million and $275 million in 2002, 2001 and 2000, respectively. Total accelerated depreciation recorded through December 31, 2002 was $326 million for the North Carolina jurisdiction and $77 million for the South Carolina jurisdiction (See Note 15C).

    Amortization of nuclear fuel costs, including disposal costs associated with obligations to the U.S. Department of Energy (DOE) and costs associated with obligations to the DOE for the decommissioning and decontamination of enrichment facilities, is computed primarily on the units-of-production method and charged to fuel used in electric generation in the accompanying Consolidated Statements of Income. The total of these costs for the years ended December 31, 2002, 2001 and 2000 were $141.1 million, $130.1 million and $114.6 million, respectively.

    Effective January 1, 2002 the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," and no longer amortizes goodwill (See Note 6). Prior to the adoption of SFAS No. 142, the Company amortized goodwill on a straight-line basis over a period not exceeding 40 years. Intangible assets are being amortized on a straight-line basis over their respective lives.

    H. Decommissioning and Dismantlement Provisions

    In the Company's retail jurisdictions, provisions for nuclear decommissioning costs are approved by the NCUC, the SCPSC and the FPSC and are based on site-specific estimates that include the costs for removal of all radioactive and other structures at the site. In the wholesale jurisdictions, the provisions for nuclear decommissioning costs are approved by FERC. Decommissioning cost provisions, which are included in depreciation and amortization expense, were $30.9 million, $38.5 million and $32.5 million in 2002, 2001 and 2000, respectively. The Florida Power rate case settlement required Florida Power to suspend accruals on its reserves for nuclear decommissioning and fossil dismantlement through December 31, 2005 (See Note 15B).

    Accumulated decommissioning costs, which are included in accumulated depreciation, were approximately $1.0 billion at December 31, 2002 and 2001. These costs include amounts retained internally and amounts funded in externally-managed decommissioning trusts. Trust earnings increase the trust balance with a corresponding increase in the accumulated decommissioning balance. These balances are adjusted for unrealized gains and losses related to changes in the fair value of trust assets.

    CP&L's most recent site-specific estimates of decommissioning costs were developed in 1998, using 1998 cost factors, and are based on prompt dismantlement decommissioning, which reflects the cost of removal of all radioactive and other structures currently at the site, with such removal occurring shortly after operating license expiration. These estimates, in 1998 dollars, are $281.5 million for Robinson Unit No. 2, $299.6 million for Brunswick Unit No. 1, $298.7 million for Brunswick Unit No. 2 and $328.1 million for the Harris Plant. The estimates are subject to change based on a variety of factors including, but not limited to, cost escalation, changes in technology applicable to nuclear decommissioning and changes in federal, state or local regulations. The cost estimates exclude the portion attributable to North Carolina Eastern Municipal Power Agency (Power Agency), which holds an undivided ownership interest in the Brunswick and Harris nuclear generating facilities. Operating licenses for CP&L's nuclear units expire in the years 2010 for Robinson Unit No. 2, 2016 for Brunswick Unit No. 1, 2014 for Brunswick Unit No. 2 and 2026 for the Harris Plant. An application to extend the Robinson license 20 years was submitted in 2002, and a similar application will be made for the Brunswick units in 2004. An extension will also be sought for the Harris Plant, tentatively scheduled for 2009.

    Florida Power's most recent site-specific estimate of decommissioning costs for the Crystal River Nuclear Plant (CR3) was developed in 2000 based on prompt dismantlement decommissioning. The estimate, in 2000 dollars, is $490.9 million and is subject to change based on the same factors as discussed above for CP&L's estimates. The cost estimate excludes the portion attributable to other co-owners of CR3. CR3's operating license expires in 2016. An application to extend the plant license for 20 years is anticipated to be submitted in 2007.

    Management believes that decommissioning costs that have been and will be recovered through rates by CP&L and Florida Power will be sufficient to provide for the costs of decommissioning.

    Florida Power maintains a reserve for fossil plant dismantlement. At December 31, 2002 and 2001, this reserve was approximately $141.6 million and $140.5 million, respectively, and was included in accumulated depreciation. The provision for fossil plant dismantlement was previously suspended per a 1997 FPSC settlement agreement, but resumed mid-2001. The 2001 annual provision, approved by the FPSC, was $8.8 million. The accrual for fossil dismantlement reserves was suspended again in 2002 by the Florida rate case settlement (See Note 15B).

    The Financial Accounting Standards Board (FASB) has issued SFAS No. 143, "Accounting for Asset Retirement Obligations," that will change the accounting for the decommissioning and dismantlement provisions beginning in 2003 (See Note 1U).

    I. Diversified Business Property

    Diversified business property is stated at cost less accumulated depreciation. If an impairment is recognized on an asset, the fair value becomes its new cost basis. The costs of renewals and betterments are capitalized. The cost of repairs and maintenance is charged to expense as incurred. Depreciation is computed on a straight-line basis using the estimated useful lives indicated in the table below. Depletion of mineral rights is provided on the units-of-production method based upon the estimates of recoverable amounts of clean mineral.

    The Company uses the full cost method to account for its natural gas and oil properties. Under the full cost method, substantially all productive and nonproductive costs incurred in connection with the acquisition, exploration and development of natural gas and oil reserves are capitalized. These capitalized costs include the costs of all unproved properties, internal costs directly related to acquisition and exploration activities. These costs are amortized using the units-of-production method over the life of the Company's proved reserves. Total capitalized costs are limited to a ceiling based on the present value of discounted (at 10%) future net revenues using current prices, plus the lower of cost or fair market value of unproved properties. If the ceiling (discounted revenues) is not equal to or greater than total capitalized costs, the Company is required to write-down capitalized costs to this level. The Company performs this ceiling test calculation every quarter. No write-downs were required in 2002, 2001 or 2000.

    The Company's nonregulated businesses capitalize interest costs under SFAS No. 34, "Capitalizing Interest Costs." During the year ended December 31, 2002, the Company capitalized $38.2 million of its interest expense of $679.8 million related to the expansion of its nonregulated generation portfolio at PVI. Capitalized interest is included in diversified business property, net on the Consolidated Balance Sheets.

    Diversified business depreciation expense was $86.2 million, $72.3 million and $18.5 million at December 31, 2002, 2001 and 2000, respectively.

    The following is a summary of diversified business property (in thousands) as of December 31, with ranges of depreciable lives:

                                                                        2002            2001
                                                                   ------------    ------------

    Equipment (3 - 25 years)                                       $   298,747     $   228,673
    Nonregulated generation plant and equipment (3 - 40 years)         549,115         108,512
    Land and mineral rights                                             89,506          76,598
    Buildings and plants (5 - 40 years)                                153,186         125,032
    Oil and gas properties (units-of-production)                       264,767          41,413
    Telecommunications equipment (5 - 20 years)                         42,514         266,603
    Rail equipment (3 - 20 years)                                       48,279          54,105
    Marine equipment (3 - 35 years)                                     80,501          78,868
    Computers, office equipment and software (3 - 10 years)             33,575          42,855
    Construction work in progress                                      643,742         342,179
    Accumulated depreciation                                          (319,661)       (292,715)
                                                                   ------------    ------------

    Diversified business property, net                             $ 1,884,271     $ 1,072,123
                                                                   ============    ============

    During 2002, the Company recorded asset impairments related to assets held by the Company's telecommunications operations (See Note 7).

    J. Impairment of Long-Lived Assets and Investments

    The Company reviews the recoverability of long-lived and intangible assets whenever indicators exist. Examples of these indicators include current period losses, combined with a history of losses or a projection of continuing losses, or a significant decrease in the market price of a long-lived asset group. If an indicator exists for assets to be held and used, then the asset group is tested for recoverability by comparing the carrying value to the sum of undiscounted expected future cash flows directly attributable to the asset group. If the asset group is not recoverable through undiscounted cash flows or the asset group is to be disposed of, then an impairment loss is recognized for the difference between the carrying value and the fair value of the asset group. The accounting for impairment of assets is based on SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which was adopted by the Company effective January 1, 2002. Prior to the adoption of this standard, impairments were accounted for under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which was superceded by SFAS No. 144. See Note 7 for a discussion of impairment evaluations performed and charges taken.

    K. Cost-Based Regulation

    The Company's regulated operations are subject to SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS No. 71 allows a regulated company to record costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by a nonregulated enterprise. Accordingly, the Company records assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for nonregulated entities. These regulatory assets and liabilities represent expenses deferred for future recovery from customers or obligations to be refunded to customers and are primarily classified in the accompanying Consolidated Balance Sheets as regulatory assets and regulatory liabilities (See Note 15A).

    L. Income Taxes

    The Company and its affiliates file a consolidated federal income tax return. Deferred income taxes have been provided for temporary differences. These occur when there are differences between the book and tax carrying amounts of assets and liabilities. Investment tax credits related to regulated operations have been deferred and are being amortized over the estimated service life of the related properties. Credits for the production and sale of synthetic fuel are deferred to the extent they cannot be or have not been utilized in the annual consolidated federal income tax returns (See
    Note 20).

    M. Excise Taxes

    CP&L and Florida Power collect from customers certain excise taxes levied by the state or local government upon the customers. CP&L and Florida Power account for excise taxes on a gross basis. For the years ended December 31, 2002, 2001 and 2000, gross receipts tax, franchise taxes and other excise taxes of approximately $211.0 million, $209.8 million and $84.0 million, respectively, are included in taxes other than on income in the accompanying Consolidated Statements of Income. These approximate amounts are also included in utility revenues.

    N. Derivatives

    Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure those instruments at fair value. See Note 16 for information regarding risk management activities and derivative transactions.

    In connection with the January 2003 FASB Emerging Issues Task Force (EITF) meeting, the FASB was requested to reconsider an interpretation of SFAS No.
    133. The interpretation, which is contained in the Derivatives Implementation Group's C11 guidance, relates to the pricing of contracts that include broad market indices. In particular, that guidance discusses whether the pricing in a contract that contains broad market indices (e.g., CPI) could qualify as a normal purchase or sale (the normal purchase or sale term is a defined accounting term, and may not, in all cases, indicate whether the contract would be "normal" from an operating entity viewpoint). The Company is currently reevaluating which contracts, if any, that have previously been designated as normal purchases or sales would now not qualify for this exception. The Company is currently evaluating the effects that this guidance will have on its results of operations and financial position.

    O. Allowance for Doubtful Accounts

    The Company maintains an allowance for doubtful accounts receivable, which totaled approximately $39.6 million and $38.7 million at December 31, 2002 and 2001, respectively.

    P. Unamortized Debt Premiums, Discounts and Expenses

    Long-term debt premiums, discounts and issuance expenses for the utilities are amortized over the life of the related debt using the straight-line method. Any expenses or call premiums associated with the reacquisition of debt obligations by the utilities are amortized over the applicable life using the straight-line method consistent with ratemaking treatment.

    Q. Revenue Recognition

    The Company recognizes electric utility revenues as service is rendered to customers. Operating revenues include unbilled electric utility revenues earned when service has been delivered but not billed by the end of the accounting period. Diversified business revenues are generally recognized at the time products are shipped or as services are rendered. Leasing activities are accounted for in accordance with SFAS No. 13, "Accounting for Leases." Gains and losses from energy trading activities are reported on a net basis. Revenues related to design and construction of wireless infrastructure are recognized upon completion of services for each completed phase of design and construction.

    R. Fuel Cost Deferrals

    Fuel expense includes fuel costs or recoveries that are deferred through fuel clauses established by the electric utilities' regulators. These clauses allow the utilities to recover fuel costs and portions of purchased power costs through surcharges on customer rates.

    S. Environmental

    The Company accrues environmental remediation liabilities when the criteria for SFAS No. 5, "Accounting for Contingencies," has been met. Environmental expenditures are expensed as incurred or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as additional information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized when their receipt is deemed probable (See Note 24E).

    T. Benefit Plans

    The Company follows the guidance in SFAS No. 87, "Employers' Accounting for Pensions," to account for its defined benefit retirement plans. In addition to pension benefits, the Company provides other postretirement benefits which are accounted for under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." See Note 18 for related disclosures for these plans.

    U. New Accounting Standards

    SFAS No. 143, "Accounting for Asset Retirement Obligations"
    The FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," in July 2001. This statement provides accounting and disclosure requirements for retirement obligations associated with long-lived assets and is effective January 1, 2003. This statement requires that the present value of retirement costs for which the Company has a legal obligation be recorded as liabilities with an equivalent amount added to the asset cost and depreciated over an appropriate period. The liability is then accreted over time by applying an interest method of allocation to the liability. Cumulative accretion and accumulated depreciation will be recognized for the time period from the date the liability would have been recognized had the provisions of this statement been in effect, to the date of adoption of this statement. The cumulative effect of initially applying this statement is recognized as a change in accounting principle. The adoption of this statement will have no impact on the income of regulated entities, as the effects are expected to be offset by the establishment of regulatory assets or liabilities pursuant to SFAS No. 71.

    The Company's review identified legal retirement obligations for nuclear decommissioning of radiated plant, coal mine operations, synthetic fuel operations and gas production. The Company will record liabilities pursuant to SFAS No. 143 beginning in 2003. The Company used an expected cash flow approach to measure the obligations. The following proforma liabilities reflect amounts as if this statement had been applied during all periods (in millions):

    Liability as of December 31,         2002               2001
                                      ----------        -----------
    Regulated:
       Nuclear decommissioning        $ 1,182.5          $ 1,117.7
    Nonregulated:
       Coal mine operations               $ 6.1              $ 5.6
       Synfuel operations                   2.0                1.7
       Gas production                       2.2                2.0

    Nuclear decommissioning and coal mine operations have previously-recorded liabilities. Amounts recorded for nuclear decommissioning of radiated plant were $775.1 million and $737.1 million at December 31, 2002 and 2001, respectively. Amounts recorded for coal mine reclamation were $4.7 million and $4.8 million at December 31, 2002 and 2001, respectively. Synthetic fuel operations and gas production have no previously-recorded liabilities.

    Proforma net income and earnings per share have not been presented for the years ended December 31, 2002, 2001 and 2000 because the proforma application of SFAS No. 143 to prior periods would result in proforma net income and earnings per share not materially different from the actual amounts reported for those periods in the accompanying Consolidated Statements of Income.

    The Company has identified but not recognized  asset  retirement  obligation
    (ARO) liabilities related to electric transmission and distribution, gas distribution and telecommunications assets as the result of easements over property not owned by the Company. These easements are generally perpetual and only require retirement action upon abandonment or cessation of use of the property for the specified purpose. The ARO liability is not estimable for such easements as the Company intends to utilize these properties indefinitely. In the event the Company decides to abandon or cease the use of a particular easement, an ARO liability would be recorded at that time.

    The utilities have previously recognized removal costs as a component of depreciation in accordance with regulatory treatment. To the extent these amounts do not represent SFAS No. 143 legal retirement obligations, they will be disclosed as regulatory liabilities upon adoption of the standard.

    SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This newly issued statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt (an amendment of APB Opinion No. 30)," which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB Opinion 30 will now be used to classify those gains and losses. Any gain or loss on extinguishment will be recorded in the most appropriate line item to which it relates within net income before extraordinary items. For regulated companies, any expenses or call premiums associated with the reacquisition of debt obligations are amortized over the applicable life using the straight-line method consistent with ratemaking treatment (See Note 1P). SFAS No. 145 also amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. For the provisions related to the rescission of SFAS No. 4, SFAS No. 145 is effective for the Company beginning in fiscal year 2004. The remaining provisions of SFAS No. 145 are effective for the Company in fiscal year 2003. The Company is currently evaluating the effects, if any, that this statement will have on its results of operations and financial position.

    SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure"
    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure -- an Amendment of FASB Statement No. 123," and provided alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement requires that companies follow the prescribed format and provide the additional disclosures in their annual reports for years ending after December 15, 2002. The Company applies the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by SFAS Nos. 123 and 148, and related interpretations in accounting for its stock-based compensation plans, as described in Note 17.

    For purposes of the proforma disclosures required by SFAS No. 148, the estimated fair value of the options is amortized to expense over the options' vesting period. Under SFAS No. 123, compensation expense would have been $13.5 million and $2.9 million in 2002 and 2001, respectively. The stock option plan was not in effect in 2000. The Company's information related to the proforma impact on earnings and earnings per share follows.


    (in thousands except per share data)                            2002        2001         2000
                                                                 ----------   ----------  ----------
    Net income, as reported                                      $ 528,386    $ 541,610   $ 478,361
    Deduct:  Total stock option expense determined under fair
       value method for all awards, net of related tax effects       8,036        1,765           -
                                                                 ----------   ----------  ----------
    Proforma net income                                          $ 520,350    $ 539,845   $ 478,361
                                                                 ==========   ==========  ==========
    Earnings per share:
      Basic - as reported                                            $2.43        $2.65       $3.04
      Basic - proforma                                               $2.40        $2.64       $3.04

      Diluted - as reported                                          $2.42        $2.64       $3.03
      Diluted - proforma                                             $2.39        $2.63       $3.03

    FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"
    In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34" (FIN No.
    45). This interpretation clarifies the disclosures to be made by a guarantor in its interim and annual financial statements about obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The applicable disclosures required by FIN No. 45 have been made in Notes 9 and 24C. The Company is currently evaluating the effects, if any, that this interpretation will have on its results of operations and financial position.

    FIN No. 46, "Consolidation of Variable Interest Entities"
    In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" (FIN No. 46). This interpretation provides guidance related to identifying variable interest entities (previously known generally as special purpose entities or SPEs) and determining whether such entities should be consolidated. Certain disclosures are required when FIN No. 46 becomes effective if it is reasonably possible that a company will consolidate or disclose information about a variable interest entity when it initially applies FIN No. 46. This interpretation must be applied immediately to variable interest entities created or obtained after January 31, 2003. For those variable interest entities created or obtained on or before January 31, 2003, the Company must apply the provisions of FIN No. 46 in the third quarter of 2003.

    The Company has an arrangement with Railcar Asset Financing Trust (RAFT), through its Railcar Ltd. subsidiary, to which this interpretation may apply. Because the Company expects to sell Railcar Ltd. during 2003 (See Note 3B), the application of FIN No. 46 is not expected to have a material impact with respect to this arrangement. The Company is currently evaluating what effects, if any, this interpretation will have on its results of operations and financial position.

    EITF Issue 02-03, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities."
    In June 2002, the EITF reached a consensus on a portion of Issue 02-03, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." EITF Issue 02-03 requires all gains and losses (realized or unrealized) on energy trading contracts to be shown net in the income statement. The Company's policy already required the gains and losses to be recorded on a net basis. The net of the gains and losses are recorded in diversified business revenue and other, net on the Consolidated Statements of Income. The Company does not recognize a dealer profit or unrealized gain or loss at the inception of a derivative unless the fair value of that instrument, in its entirety, is evidenced by quoted market prices or current market transactions.

2.  Acquisitions

    A. Generation Acquisition

    On February 15, 2002, PVI acquired 100% of two electric generating projects located in Georgia from LG&E Energy Corp., a subsidiary of Powergen plc. The two projects consist of 1) Walton County Power, LLC in Monroe, Georgia, a 460 megawatt natural gas-fired plant placed in service in June 2001 and 2) Washington County Power, LLC in Washington County, Georgia, a planned 600 megawatt natural gas-fired plant expected to be operational by June 2003. The Walton and Washington projects have been accounted for using the purchase method of accounting and accordingly have been included in the consolidated financial statements since the acquisition date.

    In the final allocation, the aggregate cash purchase price of approximately $347.9 million was allocated to diversified business property, intangibles and goodwill for $250.4 million, $33.4 million and $64.1 million, respectively. Of the acquired intangible assets, $33.0 million was assigned to tolling and power sale agreements with LG&E Energy Marketing, Inc. for each project and is being amortized through December 31, 2004. Goodwill was assigned to the Progress Ventures segment and will be deductible for tax purposes (See Note 6).

    In addition, PVI entered into a project management and completion agreement whereby LG&E Energy Corp. agreed to manage the completion of the Washington site construction for PVI. As of December 31, 2002, the remaining payments related to the agreement are estimated to be $57.8 million. The Company has guaranteed certain payments on behalf of PVI related to the construction of the facility (See Note 24C).

    The proforma results of operations reflecting the acquisition would not be materially different than the reported results of operations for the years ended December 31, 2002 or 2001.

    B. Westchester Acquisition

    On April 26, 2002, Progress Fuels Corporation (Progress Fuels), a subsidiary of Progress Energy, acquired 100% of Westchester Gas Company (Westchester). The acquisition included approximately 215 natural gas-producing wells, 52 miles of intrastate gas pipeline and 170 miles of gas-gathering systems located within a 25-mile radius of Jonesville, Texas, on the Texas-Louisiana border.

    The aggregate purchase price of approximately $153 million consisted of cash consideration of approximately $22 million and the issuance of 2.5 million shares of Progress Energy common stock valued at approximately $129 million. The purchase price included approximately $2 million of direct transaction costs. The purchase price has been preliminarily allocated to fixed assets including oil and gas properties, based on the preliminary fair values of the assets acquired. The preliminary purchase price allocation is subject to adjustment for changes in the preliminary assumptions pending additional information, including final asset valuations.

    The acquisition has been accounted for using the purchase method of accounting and, accordingly, the results of operations for Westchester have been included in Progress Energy's consolidated financial statements since the date of acquisition. The proforma results of operations reflecting the acquisition would not be materially different than the reported results of operations for the years ended December 31, 2002 or 2001.

    C. Florida Progress Corporation Acquisition

    On November 30, 2000, the Company completed its acquisition of FPC, a diversified, exempt electric utility holding company, for an aggregate purchase price of approximately $5.4 billion. The Company paid cash consideration of approximately $3.5 billion and issued 46.5 million common shares valued at approximately $1.9 billion. In addition, the Company issued
    98.6 million contingent value obligations (CVOs) valued at approximately $49.3 million (See Note 10). The purchase price included $20.1 million in direct transaction costs.

    The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations for FPC have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair value of the net identifiable assets and liabilities acquired was recorded as goodwill. The goodwill, of approximately $3.6 billion, was being amortized on a straight-line basis over a period of 40 years. Effective January 1, 2002, goodwill is no longer subject to amortization (See Note 6).

    The U.S. Securities and Exchange Commission (SEC) order approving the merger requires the Company to divest of Rail Services and certain immaterial, nonregulated investments of FPC by November 30, 2003. The Company is evaluating opportunities and actively marketing these investments but may not find the right divestiture opportunity by that date. Therefore, the Company plans to seek an extension from the SEC.

3.  Divestitures

    A. NCNG Divestiture

    On October 16, 2002, the Company announced the Board of Directors' approval to sell NCNG and the Company's equity investment in Eastern North Carolina Natural Gas Company (ENCNG) to Piedmont Natural Gas Company, Inc., for approximately $400 million in net proceeds. The sale is expected to close by summer of 2003 and must be approved by the NCUC and federal regulatory agencies.

    The accompanying consolidated financial statements have been restated for all periods presented for the discontinued operations of NCNG. The net income of these operations is reported as discontinued operations in the Consolidated Statements of Income. Interest expense of $15.6 million, $14.5 million and $13.6 million for the years ended December 31, 2002, 2001 and 2000, respectively, has been allocated to discontinued operations based on the net assets of NCNG, assuming a uniform debt-to-equity ratio across the Company's operations. The Company ceased recording depreciation effective October 1, 2002, upon classification of the assets as discontinued operations. The asset group, including goodwill, has been recorded at fair value less cost to sell, resulting in an estimated loss on disposal of approximately $29.4 million, which has been recorded until the disposition is complete and the actual loss can be determined. Results of discontinued operations for years ended December 31, were as follows:


    (in thousands)                                                   2002          2001          2000
                                                                 ----------    ----------     -----------
    Revenues                                                     $ 299,820     $ 321,422      $ 330,365
                                                                 ==========    ==========     ===========

    Earnings before income taxes                                 $   8,944     $   3,909      $   6,711
    Income tax expense                                               3,350         2,695          6,272
                                                                 ----------    ----------     -----------
    Net earnings from discontinued operations                        5,594         1,214            439
                                                                 ----------    ----------     -----------
    Estimated loss on disposal of discontinued operations,
         including applicable income tax expense of $3,214         (29,377)            -              -
                                                                 ----------   -----------     -----------
    Earnings (loss) from discontinued operations                 $ (23,783)    $   1,214      $     439
                                                                 ==========   ===========     ===========

    The major balance sheet classes included in assets and liabilities of discontinued operations in the Consolidated Balance Sheets, as of December 31, are as follows:

    (in thousands)                                       2002           2001
                                                      ----------    ----------
    Utility plant, net                                $ 398,931     $ 393,149
    Current assets                                       72,821       116,969
    Deferred debits and other assets                     18,677        42,340
                                                      ----------    ----------
         Assets of discontinued operations            $ 490,429     $ 552,458
                                                      ==========    ==========

    Current liabilities                                $ 76,372     $ 126,208
    Deferred credits and other liabilities               48,395        36,709
                                                      ----------    ----------
         Liabilities of discontinued operations       $ 124,767     $ 162,917
                                                      ==========    ==========

    The Company's equity investment in ENCNG of $7.7 million as of December 31, 2002 is included in miscellaneous other property and investments in the Consolidated Balance Sheets.

    B.  Railcar Ltd. Divestiture

    In December 2002, the Progress Energy Board of Directors adopted a resolution approving the sale of Railcar Ltd., a subsidiary included in the Rail Services segment. A series of sales transactions is expected to take place throughout 2003. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," an estimated impairment on assets held for sale of $58.8 million has been recognized for the write-down of the assets to be sold to fair value less the costs to sell. This impairment has been included in impairment of long-lived assets in the Consolidated Statements of Income (See Note 7).

    The assets of Railcar Ltd. have been grouped as assets held for sale and are included in other current assets on the Consolidated Balance Sheets as of December 31, 2002. The assets are recorded at $23.6 million, which reflects the Company's initial estimate of the fair value expected to be realized from the sale of these assets. The primary component of assets held for sale is current assets of $21.6 million. These assets are subject to certain commitments under operating leases (See Note 12). The Company expects to be relieved of the majority of these commitments as a result of the sale.

    C. Inland Marine Transportation Divestiture

    During 2001, the Company completed the sale of its Inland Marine Transportation business operated by MEMCO Barge Line, Inc., and related investments to AEP Resources, Inc., a wholly owned subsidiary of American Electric Power, for a sales price of $270 million. Of the $270 million purchase price, $230 million was used to pay early termination of certain off-balance sheet arrangements for assets leased by the business. In connection with the sale, the Company entered into environmental indemnification provisions covering both known and unknown sites (See Note
    24E).

    The Company adjusted the FPC purchase price allocation to reflect a $15.0 million negative net realizable value of the Inland Marine business. The
    Company's results of operations exclude Inland Marine Transportation net income of $9.1 million for 2001 and $1.8 million for the month of December 2000. These earnings were included in the determination of net realizable value for the purchase price allocation.

    D. BellSouth Carolinas PCS Partnership Interest Divestiture

    In September 2000, Caronet, Inc. (Caronet), a wholly owned subsidiary of CP&L, sold its 10% limited partnership interest in BellSouth Carolinas PCS for $200 million. The sale resulted in an after-tax gain of $121.1 million.

4.  Financial Information by Business Segment

    The Company currently provides services through the following business segments: CP&L Electric, Florida Power Electric, Progress Ventures, Rail Services and Other.

    The CP&L Electric and Florida Power Electric segments are engaged in the generation, transmission, distribution, and sale of electric energy in portions of North Carolina, South Carolina and Florida. These electric operations are subject to the rules and regulations of FERC, the NCUC, the SCPSC and the FPSC.

    The Progress Ventures segment operations include nonregulated generation operations; natural gas exploration and production; coal fuel extraction, manufacturing and delivery; and energy marketing and limited trading activities on behalf of the utility operating companies as well as for its nonregulated plants. Management reviews the operations of the segment after the allocation of energy marketing and trading activities, which Progress Ventures performs on behalf of the regulated utilities, CP&L and Florida Power.

    The Rail Services segment operations include railcar repair, rail parts reconditioning and sales, railcar leasing and sales, and scrap metal recycling. These activities include maintenance and reconditioning of salvageable scrap components of railcars, locomotive repair and right-of-way maintenance. Included in this segment is an estimated impairment on assets held for sale (See Note 3B).

    The Other segment is made up of other nonregulated business areas including telecommunications and holding company operations. The discontinued operations related to the sale of NCNG are not included in the operating segments below (See Note 3A).

(In thousands)                                           Florida
                                                          Power       Progress       Rail
                                              CP&L      Electric     Ventures     Services               Consolidated
                                            Electric      (c)          (c)          (b)        Other        Totals
FOR THE YEAR ENDED DECEMBER 31, 2002
Revenues
        Unaffiliated                       $3,538,957  $3,061,732      $748,317    $714,499   ($118,385)    $7,945,120
        Intersegment                                -           -       326,639       4,623    (331,262)             -
                                           ----------------------------------------------------------------------------
                   Total revenues           3,538,957   3,061,732     1,074,956     719,122    (449,647)     7,945,120
Depreciation and amortization                 523,846     294,856        67,295      20,436      33,495        939,928
Net interest charges                          211,536     106,783        12,132      32,767     270,223        633,441
Impairments of long-lived assets and
investments
    (Notes 3B and 7)                                -           -             -      58,836     329,997        388,833
Income taxes (benefit) (e)                    237,362     163,273      (359,862)    (15,370)   (183,211)      (157,808)
Income (loss) from continuing operations      513,115     322,594       198,088     (41,733)   (439,895)       552,169
Segment income (loss) from continuing
  operations after allocation (a)             453,115     309,594       271,088     (41,733)   (439,895)       552,169
Total segment assets (d)                    8,659,297   5,226,243     2,354,081     614,640   4,008,014     20,862,275
Capital and investment expenditures           624,202     550,019       805,609       8,332     120,968      2,109,130
=======================================================================================================================

FOR THE YEAR ENDED DECEMBER 31, 2001
Revenues
     Unaffiliated                          $3,343,720  $3,212,841      $526,200    $890,328    $112,291     $8,085,380
     Intersegment                                   -           -       398,228       1,174    (399,402)             -
                                           ----------------------------------------------------------------------------
          Total revenues                    3,343,720   3,212,841       924,428     891,502   (287,111)      8,085,380
Depreciation and amortization                 521,910     452,971        40,695      36,053     109,615      1,161,244
Net interest charges                          241,427     113,707        24,085      40,589     253,085        672,893
Impairment   of   long-lived   assets  and
investments
    (Note 7)                                        -           -             -           -     207,035        207,035
Income taxes (benefit)                        264,078     182,590      (421,559)     (6,416)   (173,031)      (154,338)
Income (loss) from continuing operations      468,328     309,576       201,990     (12,108)   (427,390)       540,396
Segment income (loss) from continuing
  operations after allocation (a)             405,661     285,566       288,667     (12,108)   (427,390)       540,396
Total segment assets                        8,884,385   5,009,640     1,018,875     602,597   4,822,746     20,338,243
Capital and investment expenditures           823,952     353,433       265,183      12,886      71,986      1,527,440
=======================================================================================================================

FOR THE YEAR ENDED DECEMBER 31, 2000
Revenues
     Unaffiliated                          $3,308,215  $  241,606      $108,739         $ -    $110,362     $3,768,922
     Intersegment                                   -           -        15,717           -    (15,717)              -
                                           ----------------------------------------------------------------------------
          Total revenues                    3,308,215     241,606       124,456           -      94,645      3,768,922
Depreciation and amortization                 698,633      28,872        17,020           -      15,657        760,182
Net interest charges                          221,856       9,777         5,714           -       5,231        242,578
Gain on sale of investment                          -           -             -           -     200,000        200,000
Income taxes (benefit)                        227,705      13,580      (109,057)          -      64,274        196,502
Income (loss) from continuing operations      373,764      21,764        39,816           -      42,578        477,922
Segment income (loss) from continuing
  operations after allocation (a)             289,724      20,057       125,563           -      42,578        477,922
Total segment assets                        8,840,736   4,997,728       644,234           -   4,515,053     18,997,751
Capital and investment expenditures           821,991      49,805        38,981           -     100,317      1,011,094
=======================================================================================================================

(a) Includes allocation of energy marketing and trading net income managed by Progress Ventures on behalf of the electric utilities.
(b) Amounts for the year ended December 31, 2001 reflect cumulative operating results of Rail Services since the acquisition date of November 30, 2000. As of December 31, 2000, the Rail Services segment was included as Net Assets Held for Sale and therefore no assets are reflected for this segment as of that date. During 2001, the Company announced its intention to retain the Rail Services segment and, therefore, these assets were reclassified to operating assets.
(c) Amounts for the year ended December 31, 2000, reflect operating results of Florida Power electric since the acquisition date of November 30, 2000 (See
    Note 2C).
(d) In February 2002, CP&L transferred the Rowan Plant totaling approximately $245 million to Progress Ventures.
(e) 2002 includes income tax benefit reallocation from holding company to profitable subsidiaries according to an SEC order.

    Segment totals for depreciation and amortization expense include expenses related to the Progress Ventures, Rail Services and the Other segment that are included in diversified business expenses on the Consolidated Statements of Income. Segment totals for interest expense exclude immaterial expenses related to the Progress Ventures, Rail Services and the Other segment that are included in other, net on the Consolidated Statements of Income.

5.  Related Party Transactions

    NCNG sells natural gas to CP&L, Florida Power and PVI. During the years ended December 31, 2002, 2001 and 2000, sales of natural gas to CP&L, Florida Power and PVI amounted to $19.5 million, $18.7 million and $5.9 million, respectively. These revenues are included in discontinued operations on the Consolidated Statements of Income. Progress Fuels sells coal to Florida Power. These intercompany revenues are eliminated in consolidation; however, in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulations," profits on intercompany sales to regulated affiliates are not eliminated if the sales price is reasonable and the future recovery of the sales price through the ratemaking process is probable.

    The Company and its operating subsidiaries participate in a money pool arrangement to better manage cash and working capital requirements. Under this arrangement, subsidiaries with surplus short-term funds provide short-term loans to participating affiliates.

    The Company has announced plans to sell NCNG to Piedmont Natural Gas Company, Inc. (See Note 3A). At December 31, 2002 and 2001, the Company and its affiliates had amounts due from and payable to NCNG. Under the terms of the sales agreement, these amounts will be settled at the time of the transaction and therefore, the amounts are no longer being eliminated in consolidation. The receivables due from and the payables due to the Company are included in assets of discontinued operations and liabilities of discontinued operations, respectively, on the Consolidated Balance Sheets.

    At December 31, 2002 and 2001, NCNG had notes payable balances due to the Company related to the money pool of $5.8 million and $51.7 million, respectively. Interest payable balances as of December 31, 2002 and 2001 and amounts recorded for interest income and interest expense related to the money pool for 2002, 2001 and 2000 were not significant. The remaining amounts of receivables and payables with the Company and its affiliates at December 31, 2002 and 2001 represent amounts generated through NCNG's normal course of operations. NCNG had payables to the Company of $5.0 million and $31.9 million and receivables from the Company of $3.6 million and $51.9 million at December 31, 2002 and 2001, respectively.

    In 2000, prior to the acquisition of FPC, the Company purchased a 90% membership interest in two synthetic fuel related limited liability companies from a wholly owned subsidiary of FPC. Interest expense incurred during the pre-acquisition period was approximately $3.3 million. Subsequent to the acquisition date, intercompany amounts have been eliminated in consolidation (See Note 2C).

6.  Goodwill and Other Intangible Assets

    Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." This statement clarifies the criteria for recording of other intangible assets separately from goodwill. Effective January 1, 2002, goodwill is no longer subject to amortization over its estimated useful life. Instead, goodwill is subject to at least an annual assessment for impairment by applying a two-step fair value-based test. This assessment could result in periodic impairment charges.

    The Company completed the first step of the initial transitional goodwill impairment test, which indicated that the Company's goodwill was not impaired as of January 1, 2002. In addition, the Company performed the annual goodwill impairment tests for the CP&L Electric and Florida Power Electric segments during the second quarter 2002, which indicated that the Company's goodwill was not impaired. The annual test for Progress Ventures' goodwill will be performed during 2003.

    In connection with the pending sale of NCNG, goodwill attributable to these operations has been reclassified to assets of discontinued operations. The Company reviewed the carrying value of the NCNG disposal group in accordance with SFAS No. 144 (See Note 3A).

    The changes in the carrying amount of goodwill for the year ended December 31, 2002, by reportable segment, are as follows:

                                                         Florida Power      Progress
    (In thousands)                      CP&L Electric      Electric         Ventures         Other           Total
    Balance as of January 1, 2002         $ 1,921,802      $ 1,733,448      $      -       $ 34,960    $ 3,690,210
    Acquisitions                                    -                -        64,077              -         64,077
    Divestitures                                    -                -             -         (1,720)        (1,720)
    Discontinued operations                         -                -             -        (33,240)       (33,240)
                                       ------------------------------------------------------------------------------
    Balance as of December 31, 2002       $ 1,921,802      $ 1,733,448      $ 64,077       $      -    $ 3,719,327
                                       ==============================================================================

    The acquired goodwill relates to the acquisition of generating assets from LG&E Energy Corp. in February 2002 (See Note 2A).

    As required by SFAS No. 142, the results for the prior year periods have not been restated. A reconciliation of net income as if SFAS No. 142 had been adopted is presented below for years ending December 31. The goodwill amortization used in the reconciliation includes $5.9 million for both years ending December 31, 2001 and 2000 for NCNG, which is included in discontinued operations.

    (In thousands, except per share data)     2001            2000
                                            -----------     ----------
    Reported net income                     $ 541,610       $ 478,361
    Goodwill amortization                      96,828          14,100
                                            -----------     ----------
    Adjusted net income                     $ 638,438       $ 492,461
                                            ===========     ==========

    Basic earnings per common share:
    Reported net income                     $    2.65       $    3.04
    Adjusted net income                     $    3.12       $    3.13

    Diluted earnings per common share:
    Reported net income                     $    2.64       $    3.03
    Adjusted net income                     $    3.11       $    3.12

    The gross carrying amount and accumulated amortization of the Company's intangible assets as of December 31, 2002 and 2001 are as follows:

                                                 2002                                     2001
                                -------------------------------------    ---------------------------------
(In thousands)                     Gross Carrying     Accumulated          Gross Carrying   Accumulated
                                       Amount        Amortization              Amount      Amortization
                                 -----------------------------------    ---------------------------------
Synthetic fuel intangibles            $ 140,469       $ (45,189)             $ 140,469      $ (22,237)
Power sale agreements                    33,000          (5,593)                     -              -
Other                                    40,968          (7,792)                36,071         (5,938)
                                  -----------------------------------    ---------------------------------
Total                                 $ 214,437       $ (58,574)             $ 176,540      $ (28,175)
                                  ===================================    =================================

    All of the Company's intangibles are subject to amortization. Synthetic fuel intangibles represent intangibles for synthetic fuel technology. These intangibles are being amortized on a straight-line basis until the expiration of tax credits under Section 29 of the Internal Revenue Code in December 2007 (See Note 20). The power sale agreement intangibles were recorded as part of the acquisition of generating assets from LG&E Energy Corp. and are amortized on a straight-line basis beginning with the in-service date of these plants through December 31, 2004 (See Note 2A). Other intangibles are primarily customer contracts and permits that are amortized over their respective lives.

    Net intangible assets are included in other assets and deferred debits in the accompanying Consolidated Balance Sheets. Amortization expense recorded on intangible assets for the years ended December 31, 2002, 2001 and 2000 were $32.8 million, $21.6 million and $6.3 million, respectively. The estimated amortization expense for intangible assets for 2003 through 2007, in millions, is approximately $33.5, $36.5, $20.3, $19.8 and $19.8, respectively.

7.  Impairments of Long-Lived Assets and Investments

    Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides guidance for the accounting and reporting of impairment or disposal of long-lived assets. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In 2002 and 2001, the Company recorded pre-tax long-lived asset and investment impairments of approximately $388.8 million and $209.0 million, respectively. There were no impairments recorded in 2000. Estimated impairments of assets held for sale of $58.8 million is included in the 2002 amount, which relates to Railcar Ltd. (See Note 3B).

    A. Long-Lived Assets

    Due to the decline of the telecommunications industry and continued operating losses, the Company initiated an independent valuation study during 2002 to assess the recoverability of the long-lived assets of Progress Telecommunications Corporation (Progress Telecom) and Caronet. Based on this assessment, the Company recorded asset impairments of $305.0 million on a pre-tax basis and other charges of $25.4 million on a pre-tax basis primarily related to inventory adjustments in the third quarter of 2002. This write-down constitutes a significant reduction in the book value of these long-lived assets.

    The long-lived asset impairments include an impairment of property, plant and equipment, construction work in process and intangible assets. The impairment charge represents the difference between the fair value and carrying amount of these long-lived assets. The fair value of these assets was determined using a valuation study heavily weighted on the discounted cash flow methodology, using market approaches as supporting information.

    Due to historical losses at Strategic Resource Solutions Corp. (SRS) and the decline in the market value for technology companies, the Company evaluated the long-lived assets of SRS in 2001. Fair value was determined based on discounted cash flows. As a result of this review, the Company recorded asset impairments of $42.9 million and other charges of $1.9 million on a pre-tax basis during the fourth quarter of 2001.

    B. Investments

    The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. Effective June 28, 2000, Caronet entered into an agreement with Bain Capital whereby it contributed the net assets used in its application service provider business to a newly formed company, named Interpath Communications, Inc. (Interpath), for a 35% ownership interest (15% voting interest) in Interpath. In 2001, the Company obtained a valuation study to assess its investment in Interpath based on current valuations in the technology sector. As a result, the Company recorded an impairment for other-than-temporary declines in the fair value of its investment in Interpath. Investment impairments were also recorded related to certain investments of SRS. Investment write-downs totaled $164.2 million on a pre-tax basis for the year ended December 31, 2001. In May 2002, Interpath merged with a third party. Pursuant to the terms of the merger agreement and due to additional funds being contributed by Bain Capital, the Company's ownership was diluted to 19% (7% voting interest). As a result, the Company reviewed the Interpath investment for impairment and wrote off the remaining amount of its cost-basis investment in Interpath, recording a pre-tax impairment of $25.0 million in the third quarter of 2002. In the fourth quarter of 2002, the Company sold its remaining interest in Interpath for a nominal amount.

8.  Debt and Credit Facilities

    A. Debt and Credit

    At December 31, 2002 and 2001 the Company's long-term debt consisted of the following (maturities and weighted-average interest rates as of December 31, 2002):


    (in thousands)                                                                  2002               2001
                                                                           ---------------    ----------------
    Progress Energy, Inc.:
    Senior unsecured notes, maturing 2004-2031                     6.93%      $ 4,800,000          $4,000,000
    Unamortized fair value hedge gain                                              33,676                   -
    Unamortized premium and discount, net                                         (31,256)            (29,708)
                                                                           ---------------    ----------------
                                                                                4,802,420           3,970,292
                                                                           ---------------    ----------------
    Carolina Power & Light Company:
    First mortgage bonds, maturing 2004-2023                       6.92%        1,550,000           1,800,000
    Pollution control obligations, maturing 2010-2024              1.86%          707,800             707,800
    Unsecured notes, maturing 2012                                 6.50%          500,000                   -
    Extendible notes, maturing 2002                                  -                  -             500,000
    Medium-term notes, maturing 2008                               6.65%          300,000             300,000
    Miscellaneous notes                                            6.44%            6,910               7,234
    Unamortized premium and discount, net                                         (16,244)            (16,716)
                                                                           ---------------    ----------------
                                                                                3,048,466           3,298,318
                                                                           ---------------    ----------------
    Florida Power Corporation:
    First mortgage bonds, maturing 2003-2023                       6.83%          810,000             810,000
    Pollution control obligations, maturing 2018-2027              1.11%          240,865             240,865
    Medium-term notes, maturing 2003-2028                          6.74%          416,900             449,100
    Unamortized premium and discount, net                                          (6,433)             (2,935)
                                                                           ---------------    ----------------
                                                                                1,461,332           1,497,030
                                                                           ---------------    ----------------
    Progress Ventures Holdings, Inc.:
    Variable rate project financing, maturing 2007                 3.02%          225,000                   -

    Florida Progress Funding Corporation (Note 9):
    Mandatorily redeemable preferred securities, maturing 2039     7.10%          300,000             300,000
    Purchase accounting fair value adjustment                                     (30,276)            (30,413)
    Unamortized premium and discount, net                                          (8,680)             (8,922)
                                                                           ---------------    ----------------
                                                                                  261,044             260,665
                                                                           ---------------    ----------------
    Progress Capital Holdings, Inc.:
    Medium-term notes, maturing 2003-2008                          6.96%          223,000             273,000
    Miscellaneous notes                                            1.53%            1,428               7,707
                                                                           ---------------    ----------------
                                                                                  224,428             280,707
                                                                           ---------------    ----------------
    Current portion of long-term debt                                            (275,397)           (688,052)
                                                                           ---------------    ----------------
        Total Long-Term Debt, Net                                             $ 9,747,293         $ 8,618,960
                                                                           ===============    ================

    As of December 31, 2002 and 2001, the Company had $694.9 million and $942.3 million, respectively, of outstanding commercial paper and other short-term debt classified as short-term obligations. The weighted-average interest rates of such short-term obligations at December 31, 2002 and 2001 were 1.67% and 2.95%, respectively. The Company no longer reclassifies commercial paper to long-term debt. Certain amounts for 2001 have been reclassified to conform to 2002 presentation, with no effect on previously reported net income or common stock equity.

    At December 31, 2002, the Company had committed lines of credit totaling $1.74 billion, all of which are used to support its commercial paper borrowings. The Company is required to pay minimal annual commitment fees to maintain its credit facilities. The following table summarizes the Company's credit facilities (in millions):

      Company             Description                       Total
    ----------------------------------------------------------------

    Progress Energy      364-Day (expiring 11/11/03)      $   430.2
    Progress Energy      3-Year (expiring 11/13/04)           450.0
    CP&L                 364-Day (expiring 7/30/03)           285.0
    CP&L                 3-Year (expiring 7/31/05)            285.0
    Florida Power        364-Day (expiring 4/1/03)             90.5
    Florida Power        5-Year (expiring 11/30/03)           200.0
                                                          ----------
                                                          $ 1,740.7
                                                          ==========

    As of December 31, 2002, there were no loans outstanding under these facilities.

    Progress Energy and Florida Power each have an uncommitted bank bid facility authorizing them to borrow and re-borrow, and have loans outstanding at any time, up to $300 million and $100 million, respectively. These bank bid facilities were not drawn as of December 31, 2002.

    The combined aggregate maturities of long-term debt for 2003 through 2007 are approximately $275 million, $869 million, $355 million, $909 million, and $899 million, respectively.

    B. Covenants and Default Provisions

    Financial Covenants
    Progress Energy's, CP&L's and Florida Power's credit lines and the bank facility of Progress Genco Ventures, LLC (Genco), a PVI subsidiary, contain various terms and conditions that could affect the Company's ability to borrow under these facilities. These include maximum debt to total capital ratios, interest coverage tests, material adverse change clauses and cross-default provisions.

    All of the credit facilities agreements include a defined maximum total debt to total capital ratio. As of December 31, 2002, the calculated ratio for these four companies, pursuant to the terms of the agreements, are as follows:

    Company                               Maximum Ratio     Actual Ratio (b)
    ----------------------------------- ------------------- ------------------
    Progress Energy, Inc.                      70% (a)            62.4%
    Carolina Power & Light Company             65%                52.7%
    Florida Power Corporation                  65%                48.6%
    Progress Genco Ventures, LLC               40%                24.8%

    (a) Progress Energy's maximum debt ratio reduces to 68% effective June 30, 2003.
    (b) Indebtedness as defined by the bank agreements includes certain letters of credit and guarantees which are not recorded on the Consolidated Balance Sheets.

    Progress Energy's 364-day credit facility has a financial covenant for interest coverage. This covenant requires Progress Energy's EBITDA to interest expense to be at least 2.5 to 1. For the year ended December 31, 2002, this ratio was 3.43 to 1. Genco's bank facility requires a minimum
    1.25 to 1 debt service coverage ratio. For the year ended December 31, 2002, Genco's debt service coverage was 7.65 to 1.

    Material adverse change clause
    The credit facilities of Progress Energy, CP&L, Florida Power and Genco include a provision under which lenders could refuse to advance funds in the event of a material adverse change in the borrower's financial condition.

    Cross-default provisions
    Progress Energy's, CP&L's and Florida Power's credit lines include cross-default provisions for defaults of indebtedness in excess of $10 million. Progress Energy's cross-default provisions only apply to defaults of indebtedness by Progress Energy and its significant subsidiaries (i.e. CP&L, FPC, Florida Power, PVI, Progress Fuels and Progress Capital Holdings, Inc.). CP&L's and Florida Power's cross-default provisions only apply to defaults of indebtedness by CP&L and Florida Power and their subsidiaries, respectively, not other affiliates of CP&L and Florida Power. The Genco credit facility includes a similar provision for defaults by Progress Energy or PVI.

    Additionally, certain of Progress Energy's long-term debt indentures contain cross-default provisions for defaults of indebtedness in excess of $25 million; these provisions only apply to other obligations of Progress Energy, not its subsidiaries. In the event that these indenture cross-default provisions are triggered, the debt holders could accelerate payment of approximately $4.8 billion in long-term debt. Certain agreements underlying the Company's indebtedness also limit its ability to incur additional liens or engage in certain types of sale and leaseback transactions.

    Other restrictions
    Neither Progress Energy's Articles of Incorporation nor any of its debt obligations contain any restrictions on the payment of dividends. Certain documents restrict the payment of dividends by Progress Energy's subsidiaries as outlined below.

    CP&L's mortgage indenture provides that so long as any first mortgage bonds are outstanding, cash dividends and distributions on its common stock, and purchases of its common stock, are restricted to aggregate net income available for CP&L, since December 31, 1948, plus $3 million, less the amount of all preferred stock dividends and distributions, and all common stock purchases, since December 31, 1948. At December 31, 2002, none of CP&L's retained earnings of $1.3 billion was restricted.

    In addition, CP&L's Articles of Incorporation provide that cash dividends on common stock shall be limited to 75% of net income available for dividends if common stock equity falls below 25% of total capitalization, and to 50% if common stock equity falls below 20%. On December 31, 2002, CP&L's common stock equity was approximately 46.6% of total capitalization.

    Florida Power's mortgage indenture provides that it will not pay any cash dividends upon its common stock, or make any other distribution to the stockholders, except a payment or distribution out of net income of Florida Power subsequent to December 31, 1943. At December 31, 2002, none of Florida Power's retained earnings of $598 million was restricted.

    In addition, Florida Power's Articles of Incorporation provide that no cash dividends or distributions on common stock shall be paid, if the aggregate amount thereof since April 30, 1944, including the amount then proposed to be expended, plus all other charges to retained earnings since April 30, 1944, exceed (a) all credits to retained earnings since April 30, 1944, plus
    (b) all amounts credited to capital surplus after April 30, 1944, arising from the donation to Florida Power of cash or securities or transfers amounts from retained earnings to capital surplus.

    Florida Power's Articles also provide that cash dividends on common stock shall be limited to 75% of net income available for dividends if common stock equity falls below 25% of total capitalization, and to 50% if common stock equity falls below 20%. On December 31, 2002, Florida Power's common stock equity was approximately 50.7% of total capitalization.

    Genco is required to hedge 75% of the amount outstanding under its bank facility through September 2005 and 50% thereafter, pursuant to the term of the agreement for expansion of its nonregulated generation portfolio. At December 31, 2002, Genco held interest rate cash flow hedges with a notional amount of $195 million and a total fair value of $12.3 million liability position related to this covenant. See additional discussion of interest rate cash flow hedges in Note 16.

    C. Secured Obligations

    CP&L's and Florida Power's first mortgage bonds are secured by their respective mortgage indentures. Each mortgage constitutes a first lien on substantially all of the fixed properties of the respective company, subject to certain permitted encumbrances and exceptions. Each mortgage also constitutes a lien on subsequently acquired property. At December 31, 2002, CP&L and Florida Power had a total of approximately $3.3 billion of first mortgage bonds outstanding, including those related to pollution control obligations. Each mortgage allows the issuance of additional mortgage bonds upon the satisfaction of certain conditions.

    Genco obtained a bank facility to be used exclusively for expansion of its nonregulated generation portfolio. Borrowings under this facility are secured by the assets in the generation portfolio. The facility is for up to $310 million, of which $225 million had been drawn as of December 31, 2002. Borrowings under the facility are restricted for the operations, construction, repayments and other related charges of the credit facility for the development projects. Cash held and restricted to operations was $21.1 million at December 31, 2002, and is included in other current assets. Cash held and restricted for long-term purposes was $37.1 million at December 31, 2002 and is included in other assets and deferred debits on the Consolidated Balance Sheets.

    D. Guarantees of Subsidiary Debt

    FPC has guaranteed the outstanding debt obligations for two of its wholly owned subsidiaries, FPC Capital I and Progress Capital Holdings, Inc (Progress Capital Holdings).

    At December 31, 2002 and 2001, Progress Capital Holdings had $223 million and $273 million, respectively, in medium-term notes outstanding which were fully guaranteed by FPC (See Note 8). FPC Capital I had $300 million in mandatorily redeemable securities outstanding at December 31, 2002 and 2001 for which FPC has also guaranteed payment. See Note 9 for additional discussion of these notes. This debt is recorded on the Company's accompanying Consolidated Balance Sheets.

    E. Hedging Activities

    Progress Energy uses interest rate derivatives to adjust the fixed and variable rate components of its debt portfolio and to hedge cash flow risk of fixed rate debt to be issued in the future. See discussion of risk management activities and derivative transactions at Note 16.

9. FPC-Obligated Mandatorily Redeemable Preferred Securities of a Subsidiary Holding Solely FPC Guaranteed Notes

    In April 1999, FPC Capital I (the Trust), an indirect wholly owned subsidiary of FPC, issued 12 million shares of $25 par cumulative
    FPC-obligated mandatorily redeemable preferred securities (Preferred Securities) due 2039, with an aggregate liquidation value of $300 million and an annual distribution rate of 7.10%. Currently, all 12 million shares of the Preferred Securities that were issued are outstanding. Concurrent with the issuance of the Preferred Securities, the Trust issued to Florida Progress Funding Corporation (Funding Corp.) all of the common securities of the Trust (371,135 shares) for $9.3 million. Funding Corp. is a direct wholly owned subsidiary of FPC.

    The existence of the Trust is for the sole purpose of issuing the Preferred Securities and the common securities and using the proceeds thereof to purchase from Funding Corp. its 7.10% Junior Subordinated Deferrable
    Interest Notes (subordinated notes) due 2039, for a principal amount of $309.3 million. The subordinated notes and the Notes Guarantee (as discussed below) are the sole assets of the Trust. Funding Corp.'s proceeds from the sale of the subordinated notes were advanced to Progress Capital and used for general corporate purposes including the repayment of a portion of certain outstanding short-term bank loans and commercial paper.

    FPC has fully and unconditionally guaranteed the obligations of Funding Corp. under the subordinated notes (the Notes Guarantee). In addition, FPC has guaranteed the payment of all distributions required to be made by the Trust, but only to the extent that the Trust has funds available for such distributions (Preferred Securities Guarantee). The Preferred Securities Guarantee, considered together with the Notes Guarantee, constitutes a full and unconditional guarantee by FPC of the Trust's obligations under the Preferred Securities.

    The subordinated notes may be redeemed at the option of Funding Corp. beginning in 2004 at par value plus accrued interest through the redemption date. The proceeds of any redemption of the subordinated notes will be used by the Trust to redeem proportional amounts of the Preferred Securities and common securities in accordance with their terms. Upon liquidation or dissolution of Funding Corp., holders of the Preferred Securities would be entitled to the liquidation preference of $25 per share plus all accrued and unpaid dividends thereon to the date of payment.

    These Preferred Securities are classified as long-term debt on the Company's Consolidated Balance Sheets.

10. Contingent Value Obligations

    In connection  with the  acquisition  of FPC during 2000, the Company issued
    98.6 million CVOs. Each CVO represents the right to receive contingent payments based on the performance of four synthetic fuel facilities purchased by subsidiaries of FPC in October 1999. The payments, if any, would be based on the net after-tax cash flows the facilities generate. The CVO liability is adjusted to reflect market price fluctuations. The liability, included in other liabilities and deferred credits, at December 31, 2002 and 2001, was $13.8 million and $41.9 million, respectively.

11. Preferred Stock of Subsidiaries - Not Subject to Mandatory Redemption

    All of the Company's preferred stock was issued by its subsidiaries and was not subject to mandatory redemption. Preferred stock outstanding at December 31, 2002 and 2001 consisted of the following (in thousands, except share data):

    Carolina Power & Light Company:
    Authorized - 300,000 shares, cumulative, $100 par value Preferred
    Stock; 20,000,000 shares, cumulative, $100 par value Serial
    Preferred Stock
       $5.00 Preferred -  236,997  shares outstanding (redemption price $110.00)            $24,349
       $4.20 Serial Preferred - 100,000 shares outstanding  (redemption price $102.00)       10,000
       $5.44 Serial Preferred - 249,850 shares outstanding (redemption price $101.00)        24,985
                                                                                         ----------
                                                                                            $59,334
                                                                                         ----------
    Florida Power Corporation:
    Authorized - 4,000,000 shares, cumulative, $100 par value Preferred
    Stock; 5,000,000 shares, cumulative, no par value Preferred Stock;
    1,000,000 shares, $100 par value Preference Stock
       $100 par value Preferred Stock:
          4.00% - 39,980 shares outstanding (redemption price $104.25)                      $ 3,998
          4.40% - 75,000 shares outstanding (redemption price $102.00)                        7,500
          4.58% - 99,990 shares outstanding (redemption price $101.00)                        9,999
          4.60% - 39,997 shares outstanding (redemption price $103.25)                        4,000
          4.75% - 80,000 shares outstanding (redemption price $102.00)                        8,000
                                                                                         ----------
                                                                                            $33,497
                                                                                         ----------
          Total Preferred Stock of Subsidiaries                                             $92,831
                                                                                         ==========

12. Leases

    The Company leases office buildings, computer equipment, vehicles, railcars and other property and equipment with various terms and expiration dates. Some rental payments for transportation equipment include minimum rentals plus contingent rentals based on mileage. These contingent rentals are not significant. Rent expense (under operating leases) totaled $57.1 million, $62.6 million and $26.8 million for 2002, 2001 and 2000, respectively.

    Assets recorded under capital leases at December 31 consist of (in thousands):

                                         2002         2001
                                      ---------    ---------
    Buildings                         $ 27,626     $ 27,626
    Equipment and other                  2,919       12,170
    Less:  Accumulated amortization     (9,422)      (8,975)
                                      ---------    ---------
                                      $ 21,123     $ 30,821
                                      =========    =========

    Equipment and other capital lease assets were written down in conjunction with the impairments of Progress Telecom and Caronet during the third quarter of 2002 (See Note 7A).

    Minimum annual rental payments, excluding executory costs such as property taxes, insurance and maintenance, under long-term noncancelable leases as of December 31, 2002 are (in thousands):

                                                 Capital Leases     Operating Leases
                                                 ---------------    ----------------
    2003                                              $ 3,300            $75,722
    2004                                                3,300             58,750
    2005                                                3,300             35,356
    2006                                                3,300             24,695
    2007                                                3,300             20,185
    Thereafter                                         29,014             78,400
                                                 ---------------
                                                                    ----------------
                                                      $45,514           $293,108
                                                                    ================
    Less amount representing imputed interest         (17,042)
                                                 ---------------
    Present value of net minimum lease payments
              under capital leases                   $ 28,472
                                                 ===============

    The Company expects to sell Railcar Ltd. during 2003 (See Note 3B). The operating lease obligations above include $34.2 million, $24.0 million, $6.7 million, $1.5 million, and $1.4 million for the years 2003 through 2007, respectively, which are attributable to Railcar Ltd. Upon the sale of the related assets, the Company expects to be relieved of these obligations.

    The Company is also a lessor of land, buildings, railcars and other types of properties it owns under operating leases with various terms and expiration dates. The leased buildings and railcars are depreciated under the same terms as other buildings and railcars included in diversified business property. Minimum rentals receivable under noncancelable leases for 2003 through 2007 are approximately $11.3 million, $7.7 million, $6.0 million, $4.8 million and $2.7 million, respectively, with $7.3 million receivable thereafter. These rentals receivable totals include $10.3 million, $7.0 million, $5.6 million, $4.5 million, and $2.6 million, for the years 2003 through 2007, respectively, and $4.4 million thereafter, which are attributable to Railcar Ltd. Upon the sale of the related assets, the Company expects to no longer receive this income.

    CP&L and Florida Power are lessors of electric poles and streetlights. Rents received are contingent upon usage and totaled $80.8 million, $78.4 million and $27.5 million for 2002, 2001 and 2000, respectively.

13. Fair Value of Financial Instruments

    The carrying amounts of cash and cash equivalents and short-term obligations approximate fair value due to the short maturities of these instruments. At December 31, 2002 and 2001, investments in company-owned life insurance and other benefit plan assets, with carrying amounts of approximately $149.9 million and $124.3 million, respectively, are included in miscellaneous other property and investments and approximate fair value due to the short maturity of the instruments. Other instruments are presented at fair value in accordance with GAAP. The carrying amount of the Company's long-term debt, including current maturities, was $10.1 billion and $9.4 billion at December 31, 2002 and 2001, respectively. The estimated fair value of this debt, as obtained from quoted market prices for the same or similar issues, was $11.0 billion and $9.7 billion at December 31, 2002 and 2001, respectively.

    External funds have been established as a mechanism to fund certain costs of nuclear decommissioning (See Note 1H). These nuclear decommissioning trust funds are invested in stocks, bonds and cash equivalents. Nuclear decommissioning trust funds are presented on the Consolidated Balance Sheets at amounts that approximate fair value. Fair value is obtained from quoted market prices for the same or similar investments.

14. Common Stock

    In November 2002, the Company issued 14.67 million shares of common stock for net cash proceeds of approximately $600.0 million, which were primarily used to retire commercial paper. In April 2002, the Company issued 2.5 million shares of common stock, valued at approximately $129.0 million dollars, in conjunction with the purchase of Westchester Gas Company (See
    Note 2B). In August 2001, the Company issued 12.65 million shares of common stock for net cash proceeds of $488.0 million, which were primarily used to retire commercial paper. In November 2000, the Company issued 46.5 million shares of common stock, valued at approximately $1.9 billion, in conjunction with the FPC acquisition (See Note 2C).

    As of December 31, 2002, the Company had 52,537,780 shares of common stock authorized by the Board of Directors that remained unissued and reserved, primarily to satisfy the requirements of the Company's stock plans. In July 2002, the Board of Directors authorized meeting the requirements of the Progress Energy 401(k) Savings and Stock Ownership Plan and the Investor Plus Stock Purchase Plan with original issue shares. Prior to that authorization, the Company met the requirements of these stock plans with issued and outstanding shares held by the Trustee of the Progress Energy 401(k) Savings and Stock Ownership Plan (previously known as the Progress Energy, Inc. Stock Purchase-Savings Plan) or with open market purchases of common stock shares, as appropriate. During 2002, the Company issued approximately 2.1 million shares under these plans for net proceeds of approximately $87.0 million. The Company continues to meet the requirements of the restricted stock plan with issued and outstanding shares.

    There are various provisions limiting the use of retained earnings for the payment of dividends under certain circumstances. As of December 31, 2002, there were no significant restrictions on the use of retained earnings.

15. Regulatory Matters

    A. Regulatory Assets and Liabilities

    As regulated entities, the utilities are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, the utilities record certain assets and liabilities resulting from the effects of the ratemaking process, which would not be recorded under generally accepted accounting principles for nonregulated entities. The utilities' ability to continue to meet the criteria for application of SFAS No. 71 may be affected in the future by competitive forces and restructuring in the electric utility industry. In the event that SFAS No. 71 no longer applied to a separable portion of the Company's operations, related regulatory assets and liabilities would be eliminated unless an appropriate regulatory recovery mechanism was provided. Additionally, these factors could result in an impairment of utility plant assets as determined pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (See Note 1J).

    At December 31, 2002 and 2001, the balances of the utilities' regulatory assets (liabilities) were as follows (in thousands):

                                                                  2002           2001
                                                               -----------    -----------

    Deferred fuel costs (included in current assets)           $ 183,518      $ 146,652
                                                               -----------    -----------

    Income taxes recoverable through future rates                230,025        236,312
    Deferred purchased power contract termination costs           46,601         95,326
    Harris Plant deferred costs                                   16,888         32,476
    Loss on reacquired debt                                       32,979         25,649
    Deferred DOE enrichment facilities-related costs (Note 1G)    31,525         39,102
    Other postretirement benefits (Note 18C)                      11,018         12,207
    Other                                                         24,179         22,765
                                                               -----------    -----------
         Total regulatory assets                                 393,215        463,837
                                                               -----------    -----------

    Nuclear maintenance and refueling                             (9,601)          (346)
    Defined benefit retirement plan (Note 18C)                   (50,988)      (234,102)
    Emission allowance gains                                      (7,774)        (7,494)
    Storm reserve (Note 24D)                                     (35,631)       (35,527)
    Other                                                        (15,772)       (14,320)
                                                               -----------    -----------
        Total regulatory liabilities                            (119,766)      (291,789)
                                                               -----------    -----------

             Net regulatory assets                             $ 456,967      $  318,700
                                                              ===========     ===========

    NCNG is allowed to recover the costs of gas purchased for resale through customer rates. NCNG was in an overrecovery position as of December 31, 2002 and 2001. The NCNG liability of $12.7 million as of December 31, 2002 and $4.5 million as of December 31, 2001 is included in liabilities of discontinued operations.

    Except for portions of deferred fuel, all regulatory assets earn a return or the cash has not yet been expended, in which case the assets are offset by liabilities that do not incur a carrying cost.

    B. Florida Power Rate Case Settlement

    Florida Power's retail rates are set by the FPSC, while its wholesale rates are governed by FERC. Florida Power's last general retail rate case was approved in 1992 and allowed a 12% regulatory return on equity with an allowed range between 11% and 13%. Florida Power previously operated under an agreement committing several parties not to seek any reduction in its base rates or authorized return on equity. That agreement expired on June 30, 2001. The FPSC initiated a rate proceeding in 2001 regarding Florida Power's future base rates. On March 27, 2002, the parties in Florida Power's rate case entered into a Stipulation and Settlement Agreement (the Agreement) related to retail rate matters. The Agreement was approved by the FPSC on April 23, 2002. The Agreement is generally effective from May 1, 2002 through December 31, 2005; provided, however, that if Florida Power's base rate earnings fall below a 10% return on equity, Florida Power may petition the FPSC to amend its base rates.

    The Agreement provides that Florida Power will reduce its retail revenues from the sale of electricity by an annual amount of $125 million. The Agreement also provides that Florida Power will operate under a Revenue Sharing Incentive Plan (the Plan) through 2005, and thereafter until terminated by the FPSC, that establishes annual revenue caps and sharing thresholds. The Plan provides that retail base rate revenues between the sharing thresholds and the retail base rate revenue caps will be divided into two shares - a 1/3 share to be received by Florida Power's shareholders, and a 2/3 share to be refunded to Florida Power's retail customers; provided, however, that for the year 2002 only, the refund to customers will be limited to 67.1% of the 2/3 customer share. The retail base rate revenue sharing threshold amounts for 2002 were $1.296 billion and will increase $37 million each year thereafter. The Plan also provides that all retail base rate revenues above the retail base rate revenue caps established for each year will be refunded to retail customers on an annual basis. For 2002, the refund to customers was limited to 67.1% of the retail base rate revenues that exceed the 2002 cap. The retail base revenue cap for 2002 was $1.356 billion and will increase $37 million each year thereafter. Any amounts above the retail base revenue caps will be refunded 100% to customers. As of December 31, 2002, $4.7 million was accrued and will be refunded to customers by March 2003.

    The Agreement also provides that beginning with the in-service date of Florida Power's Hines Unit 2 and continuing through December 31, 2005, Florida Power will be allowed to recover through the fuel cost recovery clause a return on average investment and depreciation expense for Hines Unit 2, to the extent such costs do not exceed the Unit's cumulative fuel savings over the recovery period. Hines Unit 2 is a 516 MW combined-cycle unit under construction and currently scheduled for completion in late 2003.

    Additionally, the Agreement provided that Florida Power would effect a mid-course correction of its fuel cost recovery clause to reduce the fuel factor by $50 million for 2002. The fuel cost recovery clause will operate as it normally does, including, but not limited to any additional mid-course adjustments that may become necessary, and the calculation of true-ups to actual fuel clause expenses.

    Florida Power will suspend accruals on its reserves for nuclear decommissioning and fossil dismantlement through December 31, 2005. Additionally, for each calendar year during the term of the Agreement, Florida Power will reduce depreciation expense by $62.5 million, and may, at its option, record up to an equal annual amount as an offsetting accelerated depreciation expense. In addition, Florida Power is authorized, at its discretion, to accelerate the amortization of certain regulatory assets over the term of the Agreement. Florida Power recorded no accelerated depreciation or amortization expense for the year ended December 31, 2002.

    Under the terms of the Agreement, Florida Power agreed to continue the implementation of its four-year Commitment to Excellence Reliability Plan and expects to achieve a 20% improvement in its annual System Average Interruption Duration Index by no later than 2004. If this improvement level is not achieved for calendar years 2004 or 2005, Florida Power will provide a refund of $3 million for each year the level is not achieved to 10% of its total retail customers served by its worst performing distribution feeder lines.

    Per the Agreement, Florida Power was required to refund to customers $35 million of revenues Florida Power collected during the interim period since March 13, 2001. This one-time retroactive revenue refund was recorded in the first quarter of 2002 and was returned to retail customers over an eight-month period ended December 31, 2002. Any additional refunds under the Agreement are recorded when they become probable.

    C. Retail Rate Matters

    The NCUC and SCPSC approved proposals to accelerate cost recovery of CP&L's nuclear generating assets beginning January 1, 2000, and continuing through 2004. On June 14, 2002, the NCUC approved modification of CP&L's ongoing accelerated cost recovery of its nuclear generating assets. Effective January 1, 2003, the NCUC will no longer require annual minimum accelerated depreciation. The aggregate minimum and maximum amounts of accelerated depreciation, $415 million and $585 million, respectively, are unchanged from the original NCUC order. The date by which the minimum amount must be depreciated was extended from December 31, 2004 to December 31, 2009. On October 29, 2002, the SCPSC approved similar modifications. The order was effective November 1, 2002, and the aggregate minimum and maximum of $115 million and $165 million established for accelerated cost recovery by the SCPSC is unchanged. The accelerated cost recovery of these assets resulted in additional depreciation expense of approximately $53 million, $75 million and $275 million in 2002, 2001 and 2000, respectively. Recovering the costs of its nuclear generating assets on an accelerated basis will better position CP&L for the uncertainties associated with potential restructuring of the electric utility industry. Total accelerated depreciation recorded through December 31, 2002 was $326 million for the North Carolina jurisdiction and $77 million for the South Carolina jurisdiction.

    On May 30, 2001, the NCUC issued an order allowing CP&L to offset a portion of its annual accelerated cost recovery of nuclear generating assets by the amount of sulfur dioxide (SO2) emission allowance expense. CP&L offset accelerated depreciation expense against emission allowance expense by approximately $5.8 million in 2002. CP&L did not offset accelerated depreciation expense against emission allowance expense in 2001. CP&L is allowed to recover emission allowance expense through the fuel clause adjustment in its South Carolina retail jurisdiction. Florida Power is also allowed to recover its emission allowance expenses through the fuel adjustment clause in its retail jurisdiction. See Note 24E regarding the North Carolina rate freeze and accelerated recovery of environmental costs beginning January 1, 2003.

    In compliance with a regulatory order, Florida Power accrues a reserve for maintenance and refueling expenses anticipated to be incurred during scheduled nuclear plant outages.

    In conjunction with the acquisition of NCNG, CP&L agreed to cap base retail electric rates in North Carolina and South Carolina through December 2004. The cap on base retail electric rates in South Carolina was extended to December 2005 in conjunction with regulatory approval to form a holding company. NCNG also agreed to cap its North Carolina margin rates for gas sales and transportation services, with limited exceptions, through November 1, 2003. In February 2002, NCNG filed a general rate case with the NCUC requesting an annual rate increase of $47.6 million, based upon its completion of major expansion projects. On May 3, 2002, NCNG withdrew the application, based upon the NCUC Public Staff's and other parties' interpretation of the order approving the merger of CP&L and NCNG that such a case was not permitted until 2003. On May 16, 2002, NCNG filed a request to increase its margin rates and rebalance its rates with the NCUC, requesting an annual rate increase of $4.1 million to recover costs associated with specific system improvements. On September 23, 2002, the NCUC issued its order approving the $4.1 million rate increase. The rate increase was effective October 1, 2002.

    In conjunction with the FPC merger, CP&L reached a settlement with the Public Staff of the NCUC in which it agreed to provide credits to its non-real time pricing customers in the amounts of $3.0 million in 2002, $4.5 million in 2003, $6.0 million in 2004 and $6.0 million in 2005. CP&L also agreed to write off and forego recovery of $10 million of unrecovered fuel costs in each of its 2000 NCUC and SCPSC fuel cost recovery proceedings.

    At December 31, 2000, Florida Power, with the approval of the FPSC, had established a regulatory liability to defer $63 million of revenues. In 2001, Florida Power applied the deferred revenues, plus accrued interest, to reduce its regulatory asset related to deferred purchased power termination costs. In addition, Florida Power recorded accelerated amortization of $34.0 million to further offset this regulatory asset during 2001.

    In February 2003, Florida Power petitioned the FPSC to increase its fuel factors due to continuing increases in oil and natural gas commodity prices. The crisis in the Middle East along with the Venezuelan oil workers' strike have put upward pressure on commodity prices that were not anticipated by Florida Power when fuel factors for 2003 were approved by the FPSC in November 2002. If Florida Power's petition is approved, the increase would go into effect April 1, 2003.

    D. Regional Transmission Organizations

    In early 2000 FERC issued Order 2000 regarding regional transmission organizations (RTOs). This Order set minimum characteristics and functions that RTOs must meet, including independent transmission service. As a result of Order 2000, Florida Power, along with Florida Power & Light Company and Tampa Electric Company, filed with FERC, in October 2000, an application for approval of a Grid Florida RTO. On March 28, 2001, FERC issued an order provisionally approving GridFlorida. CP&L, along with Duke Energy Corporation and South Carolina Electric & Gas Company, filed with FERC, for approval of a GridSouth RTO. On July 12, 2001, FERC issued an order provisionally approving GridSouth. However, in July 2001, FERC issued orders recommending that companies in the Southeast engage in a mediation to develop a plan for a single RTO for the Southeast. Florida Power and CP&L participated in the mediation. FERC has not issued an order specifically on this mediation. On July 31, 2002, FERC issued its Notice of Proposed Rulemaking in Docket No. RM01-12-000, Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design (SMD
    NOPR). If adopted as proposed, the rules set forth in the SMD NOPR would materially alter the manner in which transmission and generation services are provided and paid for. Florida Power and CP&L, as subsidiaries of Progress Energy, filed comments on November 15, 2002 and supplement comments on January 10, 2003. On January 15, 2003 FERC announced the issuance of a White Paper on SMD to be released in April 2003. Florida Power and CP&L, as subsidiaries of Progress Energy, plan to file comments on the White Paper. FERC has also indicated that it expects to issue final rules during the summer 2003. The Company cannot predict the outcome of these matters or the effect that they may have on the GridFlorida and GridSouth proceedings currently ongoing before the FERC. The Company has $28.4 million and an insignificant amount invested in GridSouth and GridFlorida, respectively, at December 31, 2002. It is unknown what impact the future proceedings will have on the Company's earnings, revenues or prices.

16. Risk Management Activities and Derivatives Transactions

    Under its risk management policy, the Company may use a variety of instruments, including swaps, options and forward contracts, to manage exposure to fluctuations in commodity prices and interest rates. Such instruments contain credit risk if the counterparty fails to perform under the contract. The Company minimizes such risk by performing credit reviews using, among other things, publicly available credit ratings of such counterparties. Potential non-performance by counterparties is not expected to have a material effect on the consolidated financial position or consolidated results of operations of the Company.

    A. Commodity Contracts - General

    Most of the Company's commodity contracts are not derivatives pursuant to SFAS No. 133 or qualify as normal purchases or sales pursuant to SFAS No.
    133. Therefore, such contracts are not recorded at fair value.

    B. Commodity Derivatives - Cash Flow Hedges

    The Company held natural gas and oil cash flow hedging instruments at December 31, 2002. The objective for holding these instruments is to manage a portion of the market risk associated with fluctuations in the price of natural gas and oil on the Company's forecasted sales of natural gas and oil production. As of December 31, 2002, the Company is hedging exposures to the price variability of these commodities for contracts maturing through December 2004.

    The total fair value of these instruments at December 31, 2002 was a $10.2 million liability position. The ineffective portion of commodity cash flow hedges was not material in 2002. As of December 31, 2002, $5.0 million of after-tax deferred losses in accumulated other comprehensive income (OCI) are expected to be reclassified to earnings during the next 12 months as the hedged transactions occur. Due to the volatility of the commodities markets, the value in OCI is subject to change prior to its reclassification into earnings.

    C. Commodity Derivatives - Economic Hedges and Trading

    Nonhedging derivatives, primarily electricity and natural gas contracts, are entered into for trading purposes and for economic hedging purposes. While management believes the economic hedges mitigate exposures to fluctuations in commodity prices, these instruments are not designated as hedges for accounting purposes and are monitored consistent with trading positions. The Company manages open positions with strict policies that limit its exposure to market risk and require daily reporting to management of potential financial exposures. Gains and losses from such contracts were not material during 2002, 2001 or 2000, and the Company did not have material outstanding positions in such contracts at December 31, 2002 or 2001.

    D. Interest Rate Derivatives - Fair Value or Cash Flow Hedges

    The Company manages its interest rate exposure in part by maintaining its variable-rate and fixed rate-exposures within defined limits. In addition, the Company also enters into financial derivative instruments, including, but not limited to, interest rate swaps and lock agreements to manage and mitigate interest rate risk exposure.

    The Company uses cash flow hedging strategies to hedge variable interest rates on long-term debt and to hedge interest rates with regard to future fixed-rate debt issuances. At December 31, 2002, the Company held an interest rate cash flow hedge, with a notional amount of $35.0 million, related to an anticipated 2003 issuance of fixed-rate debt and held interest rate cash flow hedges, with a varying notional amount and maximum of $195.0 million, related to variable-rate debt. The total fair value of these hedges at December 31, 2002 was a $12.8 million liability position. As of December 31, 2002, $7.8 million of after-tax deferred losses in OCI, including amounts in OCI related to terminated hedges, are expected to be reclassified to earnings during the next 12 months as the hedged interest payments occur. Due to the volatility of interest rates, the value in OCI is subject to change prior to its reclassification into earnings. At December 31, 2001, the Company had open interest rate cash flow hedges with notional amounts totaling $500.0 million and a total fair value of $18.5 million liability position.

    The Company uses fair value hedging strategies to manage its exposure to fixed interest rates on long-term debt. At December 31, 2002, the Company had open interest rate fair value hedges with notional amounts totaling $350.0 million and a total fair value of $5.2 million asset position. In addition, the Company initiated and terminated interest rate fair value hedges on long-term debt in 2002, resulting in total deferred hedging gains of approximately $35.2 million reflected in long-term debt, which are being amortized over periods ending in 2006 and 2007 coinciding with the maturity of the related debt instruments.

    The notional amounts of interest rate derivatives are not exchanged and do not represent exposure to credit loss. In the event of default by a counterparty, the risk in these transactions is the cost of replacing the agreements at current market rates.

17. Stock-Based Compensation

    The Company accounts for stock-based compensation in accordance with the provisions of APB Opinion No. 25 as allowed by SFAS Nos. 123 and 148.

    A. Employee Stock Ownership Plan

    The Company sponsors the Progress Energy 401(k) Savings and Stock Ownership Plan (401(k)) for which substantially all full-time non-bargaining unit employees and certain part-time non-bargaining unit employees within participating subsidiaries are eligible. Participating subsidiaries within the Company as of January 1, 2002 were CP&L, NCNG, Florida Power, Progress Telecom, Progress Fuels (Corporate) and Progress Energy Service Company. The 401(k), which has Company matching and incentive goal features, encourages systematic savings by employees and provides a method of acquiring Company common stock and other diverse investments. The 401(k), as amended in 1989, is an Employee Stock Ownership Plan (ESOP) that can enter into acquisition loans to acquire Company common stock to satisfy 401(k) common share needs. Qualification as an ESOP did not change the level of benefits received by employees under the 401(k). Common stock acquired with the proceeds of an ESOP loan is held by the 401(k) Trustee in a suspense account. The common stock is released from the suspense account and made available for allocation to participants as the ESOP loan is repaid. Such allocations are used to partially meet common stock needs related to Company matching and incentive contributions and/or reinvested dividends. All or a portion of the dividends paid on ESOP suspense shares and on ESOP shares allocated to participants may be used to repay ESOP acquisition loans. To the extent used to repay such loans, the dividends are deductible for income tax purposes. Also, beginning in 2002, the dividends paid on ESOP shares which are either paid directly to participants or used to purchase additional shares which are then allocated to participants are fully deductible for income tax purposes.

    There were 4,616,400 and 5,199,388 ESOP suspense shares at December 31, 2002 and 2001, respectively, with a fair value of $200.1 million and $234.1 million, respectively. ESOP shares allocated to plan participants totaled 13,554,283 and 14,088,173 at December 31, 2002 and 2001, respectively. The
    Company's matching and incentive goal compensation cost under the 401(k) is determined based on matching percentages and incentive goal attainment as defined in the plan. Such compensation cost is allocated to participants' accounts in the form of Company common stock, with the number of shares determined by dividing compensation cost by the common stock market value at the time of allocation. The Company currently meets common stock share needs with open market purchases, with shares released from the ESOP suspense account and with newly issued shares. Matching and incentive cost met with shares released from the suspense account totaled approximately $20.3 million, $18.2 million and $15.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Company has a long-term note receivable from the 401(k) Trustee related to the purchase of common stock from the Company in 1989. The balance of the note receivable from the 401(k) Trustee is included in the determination of unearned ESOP common stock, which reduces common stock equity. ESOP shares that have not been committed to be released to participants' accounts are not considered outstanding for the determination of earnings per common share. Interest income on the note receivable and dividends on unallocated ESOP shares are not recognized for financial statement purposes.

    B. Stock Option Agreements

    Pursuant to the Company's 1997 Equity Incentive Plan and 2002 Equity Incentive Plan, amended and restated as of July 10, 2002, the Company may grant options to purchase shares of common stock to directors, officers and eligible employees. Generally, options granted to employees, vest one-third per year with 100% vesting at the end of year three and options granted to directors vest 100% at the end of one year. The options expire ten years from the date of grant. All option grants have an exercise price equal to the fair market value of the Company's common stock on the grant date.

    Compensation expense is measured for stock options as the difference between the market price of the Company's common stock and the exercise price of the option at the grant date. Accordingly, no compensation expense has been recognized for stock option grants.

    The proforma information presented in Note 1U regarding net income and earnings per share is required by SFAS No. 123. Under this statement, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the vesting period. The proforma amounts presented in Note 1U have been determined as if the Company had accounted for its employee stock options under SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                  2002        2001
                                                               ----------------------
    Risk-free interest rate (%)                                   4.14%       4.83%
    Dividend yield (%)                                            5.20%       5.21%
    Volatility factor (%)                                         24.98%      26.47%
    Weighted-average expected life of the options (in years)        10          10

    The  option  valuation  model  requires  the  input  of  highly   subjective
    assumptions,   primarily  stock  price  volatility,  changes  in  which  can materially affect the fair value estimate.

    The  options   outstanding   as  of  December   31,  2002  and  2001  had  a
    weighted-average remaining contractual life of 9.32 and 9.75 years, respectively, and had exercise prices that ranged from $41.97 to $51.85. There were no options outstanding at December 31, 2000. At December 31, 2002, 92,400 outstanding shares were antidilutive for purposes of calculating diluted earnings per share. All options outstanding at December 31, 2001 were antidilutive. As of December 31, 2002, no options have expired or been exercised. The tabular information for the option activity is as follows:


                                                  2002             2002           2001           2001
                                               -----------  ------------------ -----------  ---------------
                                                Number of    Weighted-Average   Number of      Weighted-
                                                 Options      Exercise Price     Options        Average
                                                                                             Exercise Price
    Options outstanding, January 1              2,328,855        $43.49                 -          -
    Granted                                     2,893,650        $42.34         2,353,155        $43.49
    Forfeited                                     (65,310)       $43.71           (24,300)       $43.49
    Options outstanding, December 31            5,157,195        $42.84         2,328,855        $43.49
    Options exercisable at December 31,
       with a remaining contractual life of
       8.75 years                                 754,538        $43.49                 -          -
    Weighted-average grant date fair value
       of options granted during the year                         $6.83                           $8.05


    C. Other Stock-Based Compensation Plans

    The Company has additional compensation plans for officers and key employees of the Company that are stock-based in whole or in part. The two primary programs are the Performance Share Sub-Plan (PSSP) and the Restricted Stock Awards program (RSA), both of which were established pursuant to the Company's 1997 Equity Incentive Plan and were continued under the Company's 2002 Equity Incentive Plan, as amended and restated as of July 10, 2002.

    Under the terms of the PSSP, officers and key employees of the Company are granted performance shares that vest over a three-year consecutive period. Each performance share has a value that is equal to, and changes with, the value of a share of the Company's common stock, and dividend equivalents are accrued on, and reinvested in, the performance shares. The PSSP has two equally weighted performance measures, both of which are based on the Company's results as compared to a peer group of utilities. Compensation expense is recognized over the vesting period based on the expected ultimate cash payout. Compensation expense is reduced by any forfeitures.

    The RSA allows the Company to grant shares of restricted common stock to officers and key employees of the Company. The restricted shares generally vest on a graded vesting schedule over a minimum of three years. Compensation expense, which is based on the fair value of common stock at the grant date, is recognized over the applicable vesting period, with corresponding increases in common stock equity. The weighted-average price of restricted shares at the grant date was $44.27, $41.86 and $36.97 in 2002, 2001 and 2000, respectively. Compensation expense is reduced by any forfeitures. Restricted shares are not included as shares outstanding in the basic earnings per share calculation until the shares are no longer forfeitable. Changes in restricted stock shares outstanding were:

                              2002          2001           2000
                           ----------    -----------    ------------

    Beginning balance        674,511       653,344        331,900
    Granted                  365,920       113,651        359,844
    Vested                   (75,200)      (70,762)          -
    Forfeited                (15,051)      (21,722)       (38,400)
                           ----------    -----------    ------------
    Ending balance           950,180       674,511        653,344
                           ==========    ===========    ============

    The total amount expensed for other stock-based compensation plans was $16.7
    million,   $14.3  million  and  $15.6  million  in  2002,   2001  and  2000,
    respectively.

18. Postretirement Benefit Plans

    A. Pension Benefits

    The Company and some of its subsidiaries have a non-contributory defined benefit retirement (pension) plan for substantially all full-time employees. The Company also has supplementary defined benefit pension plans that provide benefits to higher-level employees.

    The components of net periodic pension benefit for the years ended December 31 are (in thousands):

                                                              2002               2001               2000
                                                          ---------------    ---------------    ---------------

    Expected return on plan assets                           $ (161,181)        $ (169,329)         $ (87,628)
    Service cost                                                 45,414             31,863             22,123
    Interest cost                                               105,646             96,200             56,924
    Amortization of transition obligation                           106                125                125
    Amortization of prior service (benefit) cost                    306             (1,325)            (1,314)
    Amortization of actuarial (gain) loss                         2,050             (4,989)            (5,721)
                                                          ---------------    ---------------    ---------------

         Net periodic pension benefit                            (7,659)           (47,455)           (15,491)
         Additional benefit recognition (Note 18C)               (7,614)           (16,464)            (3,401)
                                                          ---------------    ---------------    ---------------
         Net periodic pension benefit recognized              $ (15,273)          $(63,919)         $ (18,892)
                                                          ===============    ===============    ===============

    In addition to the net periodic benefit reflected above, in 2000 the Company recorded a charge of approximately $21.5 million to adjust one of its supplementary defined benefit pension plans.

    Prior service costs and benefits are amortized on a straight-line basis over the average remaining service period of active participants. Actuarial gains and losses in excess of 10% of the greater of the pension obligation or the market-related value of assets are amortized over the average remaining service period of active participants.

    Reconciliations of the changes in the plan's benefit obligations and the plan's funded status are (in thousands):

                                                                           2002              2001
                                                                        ------------      ------------
       Projected benefit obligation at  January 1                       $ 1,390,737       $ 1,376,859
           Interest cost                                                    105,646            96,200
           Service cost                                                      45,414            31,863
           Benefit payments                                                 (91,114)          (86,010)
           Actuarial loss                                                   242,898            13,164
           Plan amendments                                                        -            20,882
           Acquisition adjustment (Note 2C)                                       -           (62,221)
                                                                        ------------      ------------

       Projected benefit obligation at December 31                        1,693,581         1,390,737
       Fair value of plan assets at December 31                           1,363,943         1,677,630
                                                                        ------------      ------------

       Funded status                                                       (329,638)          286,893
       Unrecognized transition obligation                                       264               370
       Unrecognized prior service cost                                        5,040             5,346
       Unrecognized actuarial loss                                          741,885           111,600
       Minimum pension liability adjustment                                (496,904)                -
                                                                        ------------      ------------

       Prepaid (accrued) pension cost at December 31, net (Note 18C)     $  (79,353)        $ 404,209
                                                                        ============      ============

    The net accrued pension cost of $79.4 million at December 31, 2002 is recognized in the accompanying Consolidated Balance Sheets as prepaid pension cost of $60.2 million, accrued benefit cost of $139.6 million, of which $130.7 is included in other liabilities and deferred credits and $8.9 million is included in liabilities of discontinued operations. The net prepaid pension cost of $404.2 million at December 31, 2001 is recognized in the accompanying Consolidated Balance Sheets as prepaid pension cost of $487.6 million, accrued benefit cost of $85.4 million, which is included in other liabilities and deferred credits, and for NCNG prepaid pension cost, $2.0 million is included in assets of discontinued operations. The defined benefit plans with accumulated benefit obligations in excess of plan assets had projected benefit obligations totaling $1.51 billion and $85.1 million at December 31, 2002 and 2001, respectively. Those plans had accumulated benefit obligations totaling $1.35 billion and $83.9 million at December 31, 2002 and 2001, respectively, plan assets totaling $1.22 billion at December 31, 2002 and no plan assets at December 31, 2001.

    Due to a combination of decreases in the fair value of plan assets and a decrease in the discount rate used to measure the pension obligation, a minimum pension liability adjustment of $496.9 million was recorded at December 31, 2002. This adjustment resulted in a charge of $5.3 million to intangible assets, included in other assets and deferred debits in the accompanying Consolidated Balance Sheets, a $178.3 million charge to a pension-related regulatory liability (see Note 18C) and a pre-tax charge of $313.3 million to accumulated other comprehensive loss, a component of common stock equity.

    Reconciliations of the fair value of pension plan assets are (in thousands):

                                                    2002              2001
                                                ------------      ------------
    Fair value of plan assets at January 1      $ 1,677,630       $ 1,843,410
    Actual return on plan assets                   (228,256)
                                                                      (84,254)
    Benefit payments                                (91,114)          (86,010)
    Employer contributions                            5,683             4,484
                                                ------------      ------------
    Fair value of plan assets at December 31    $ 1,363,943       $ 1,677,630
                                                ============      ============

    The weighted-average discount rate used to measure the pension obligation was 6.6% and 7.5% in 2002 and 2001, respectively. The weighted-average rate of increase in future compensation for non-bargaining unit employees used to measure the pension obligation was 4.0% in 2002, 2001 and 2000. The corresponding rate of increase in future compensation for bargaining unit employees was 3.5% in 2002, 2001 and 2000. The expected long-term rate of return on pension plan assets used in determining the net periodic pension cost was 9.25% in 2002, 2001 and 2000.

    B. Retiree Health and Life Insurance Benefits

    In addition to pension benefits, the Company and some of its subsidiaries provide contributory other postretirement benefits (OPEB), including certain health care and life insurance benefits, for retired employees who meet specified criteria.

    The components of net periodic OPEB cost for the years ended December 31 are (in thousands):

                                               2002           2001           2000
                                            -----------    -----------    -----------

    Expected return on plan assets           $ (4,565)       $(4,651)      $ (4,045)
    Service cost                               13,099         13,231         10,067
    Interest cost                              31,876         28,414         15,446
    Amortization of prior service cost            506            319            107
    Amortization of transition obligation       3,066          4,701          5,878
    Amortization of actuarial (gain) loss         656           (592)          (819)
                                            -----------    -----------    -----------

    Net periodic OPEB cost                     44,638         41,422         26,634
    Additional cost recognition (Note 18C)      1,863          3,461            202
                                            -----------    -----------    -----------
    Net periodic OPEB cost recognized        $ 46,501       $ 44,883       $ 26,836
                                            ===========    ===========    ===========

    Prior service costs and benefits are amortized on a straight-line basis over the average remaining service period of active participants. Actuarial gains and losses in excess of 10% of the greater of the OPEB obligation or the market-related value of assets are amortized over the average remaining service period of active participants.

    Reconciliations of the changes in the plan's benefit obligations and the plan's funded status are (in thousands):

                                                             2002            2001
                                                          -----------    -----------

       OPEB obligation at  January 1                       $ 400,944      $ 374,923
           Interest cost                                      31,876         28,414
           Service cost                                       13,099         13,231
           Benefit payments                                  (24,144)       (17,207)
           Actuarial loss                                     91,842         27,428
           Plan amendment                                          -        (25,845)
                                                           ----------    -----------

       OPEB obligation at December 31                        513,617        400,944

       Fair value of plan assets at December 31               52,354         55,529
                                                           ----------    -----------

       Funded status                                        (461,263)      (345,415)
       Unrecognized transition obligation                     30,063         33,129
       Unrecognized prior service cost                         7,169          7,675
       Unrecognized actuarial loss                           106,686          6,429
                                                           ----------    -----------

       Accrued OPEB cost at December 31 (Note 18C)         $(317,345)     $(298,182)
                                                           ==========    ===========

    The accrued OPEB cost is included in other liabilities and deferred credits in the accompanying Consolidated Balance Sheets.

    Reconciliations of the fair value of OPEB plan assets are (in thousands):

                                                   2002          2001
                                                ---------     ---------
    Fair value of plan assets at January 1      $ 55,529      $ 54,642
    Actual return on plan assets                  (4,506)         (444)
    Employer contribution                         25,475        18,538
    Benefits paid                                (24,144)      (17,207)
                                                ---------     ---------

    Fair value of plan assets at December 31    $ 52,354      $ 55,529
                                                =========     =========

    The assumptions used to measure the OPEB obligation and determine the net periodic OPEB cost are:

                                                                       2002           2001            2000

    Weighted-average long-term rate of return on plan assets           8.20%          8.70%           9.20%
    Weighted-average discount rate                                     6.60%          7.50%           7.50%
    Initial medical cost trend rate for pre-Medicare benefits          7.50%          7.50%        7.2% - 7.5%
    Initial medical cost trend rate for post-Medicare benefits         7.50%          7.50%        6.2% - 7.5%
    Ultimate medical cost trend rate                                   5.25%           5.0%        5.0% - 5.3%
    Year ultimate medical cost trend rate is achieved                  2009            2008         2005-2009

    The medical cost trend rates were assumed to decrease gradually from the initial rates to the ultimate rates. Assuming a 1% increase in the medical cost trend rates, the aggregate of the service and interest cost components of the net periodic OPEB cost for 2002 would increase by $7.0 million, and the OPEB obligation at December 31, 2002, would increase by $50.8 million. Assuming a 1% decrease in the medical cost trend rates, the aggregate of the service and interest cost components of the net periodic OPEB cost for 2002 would decrease by $6.0 million and the OPEB obligation at December 31, 2002, would decrease by $46.2 million.

    C. FPC Acquisition

    During 2000, the Company completed the acquisition of FPC (See Note 2C). FPC's pension and OPEB liabilities, assets and net periodic costs are reflected in the above information as appropriate. Certain of FPC's non-bargaining unit benefit plans were merged with those of the Company effective January 1, 2002.

    Florida Power continues to recover qualified plan pension costs and OPEB costs in rates as if the acquisition had not occurred. Accordingly, a portion of the accrued OPEB cost reflected in the table above has a corresponding regulatory asset at December 31, 2002 and 2001 (see Note 15A). In addition, a portion of the prepaid pension cost reflected in the table above has a corresponding regulatory liability. Pursuant to its rate treatment, Florida Power recognized additional periodic pension credits and additional periodic OPEB costs, as indicated in the net periodic cost information above.

19. Earnings Per Common Share

    Basic earnings per common share is based on the weighted-average number of common shares outstanding. Diluted earnings per share includes the effect of the non-vested portion of restricted stock awards and the effect of stock options outstanding.

    A reconciliation of the weighted-average number of common shares outstanding for basic and dilutive purposes is as follows (in thousands):

                                                      2002            2001             2000
                                                  -------------    ------------     ------------
    Weighted-average common shares - basic           217,247         204,683          157,169
    Restricted stock awards                              766             664              455
    Stock options                                        153               -                -
                                                  -------------    ------------     ------------
    Weighted-average shares - fully dilutive         218,166         205,347          157,624
                                                  =============    ============     ============

    There are no adjustments to net income or to income from continuing operations between the calculations of basic and fully diluted earnings per common share. ESOP shares that have not been committed to be released to participants' accounts are not considered outstanding for the determination of earnings per common share. The weighted-average of these shares totaled
    4.8 million, 5.4 million and 5.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

20. Income Taxes

    Deferred income taxes are provided for temporary differences between book and tax bases of assets and liabilities. Investment tax credits related to regulated operations are amortized over the service life of the related property. A regulatory asset or liability has been recognized for the impact of tax expenses or benefits that are recovered or refunded in different periods by the utilities pursuant to rate orders.

    Accumulated deferred income tax (assets) liabilities at December 31 are (in thousands):

                                                                  2002              2001
                                                              ------------      ------------
    Accelerated depreciation and property cost differences    $ 1,657,410       $ 1,748,646
    Deferred costs, net                                           (33,485)           79,819
    Federal income tax credit carry forward                      (474,545)         (278,773)
    Minimum pension liability adjustment                         (117,064)                -
    Miscellaneous other temporary differences, net               (106,650)         (149,615)
    Valuation allowance                                            46,779            35,270
                                                              ------------      ------------

    Net accumulated deferred income tax liability             $   972,445       $ 1,435,347
                                                              ============      ============

    Total deferred income tax liabilities were $2.50 billion and $2.64 billion at December 31, 2002 and 2001, respectively. Total deferred income tax assets were $1.53 billion and $1.20 billion at December 31, 2002 and 2001, respectively. The net of deferred income tax liabilities and deferred income tax assets is included on the Consolidated Balance Sheets under the captions other current liabilities and accumulated deferred income taxes.

    The federal income tax credit carry forward at December 31, 2002, consists of $451.6 million of alternative minimum tax credit with an indefinite carry forward period and $22.9 million of general business credit with a carry forward period that will begin to expire in 2020.

    The Company established valuation allowances of $11.5 million, $24.4 million and $10.9 million during 2002, 2001 and 2000, respectively, due to the uncertainty of realizing certain future state tax benefits. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to allow for the utilization of the remaining deferred tax assets.

    Reconciliations of the Company's effective income tax rate to the statutory federal income tax rate are:

                                                     2002           2001             2000
                                                  ----------     ----------      -----------

    Effective income tax rate                       (40.0)%       (40.0)%           29.1%
    State income taxes, net of federal benefit       (8.2)         (7.7)            (4.7)
    AFUDC amortization                               (5.2)         (5.0)            (5.2)
    Federal tax credits                              78.0          94.5             12.3
    Goodwill amortization and write-offs               -          (11.4)            (0.5)
    Investment tax credit amortization                4.7           5.9              4.2
    ESOP dividend deduction                           3.8           1.9              1.0
    Interpath investment impairment                     -          (2.1)              -
    Other differences, net                            1.9          (1.1)            (1.2)
                                                  ----------     ----------      -----------

      Statutory federal income tax rate              35.0%         35.0%            35.0%
                                                  ==========     ==========      ===========

    Income  tax  expense  (benefit)  applicable  to  continuing   operations  is
    comprised of (in thousands):

                                                  2002           2001          2000
                                               -----------   -----------    ----------
    Current   - federal                        $  194,914    $  183,548     $ 247,991
                state                              67,785        52,144        59,832
    Deferred  - federal                          (378,939)     (356,919)      (82,966)
                state                             (23,101)      (10,411)      (10,414)
    Investment tax credit                         (18,467)      (22,700)      (17,941)
                                               -----------   -----------    ----------

          Total income tax expense (benefit)   $ (157,808)   $ (154,338)    $ 196,502
                                               ===========   ===========    ==========

    The Company, through its subsidiaries, is a majority owner in five entities and a minority owner in one entity that own facilities that produce synthetic fuel as defined under the Internal Revenue Service Code (Code). The production and sale of the synthetic fuel from these facilities qualifies for tax credits under Section 29 of the Code (Section 29) if certain requirements are satisfied, including a requirement that the synthetic fuel differs significantly in chemical composition from the coal used to produce such synthetic fuel. Total Section 29 credits generated to date (including FPC prior to its acquisition by the Company) are approximately $897.2 million. All entities have received private letter rulings (PLR's) from the Internal Revenue Service (IRS) with respect to their synthetic fuel operations. The PLR's do not limit the production on which synthetic fuel credits may be claimed. Should the tax credits be denied on future audits, and the Company fails to prevail through the IRS or legal process, there could be a significant tax liability owed for previously taken Section 29 credits, with a significant impact on earnings and cash flows.

    One of  the  Company's  synthetic  fuel  entities,  Colona  Synfuel  Limited
    Partnership, L.L.L.P. (Colona), is being audited by the IRS. The audit of Colona was expected. The Company is audited regularly in the normal course of business as are most similarly situated companies. The Company (including FPC prior to its acquisition by the Company) has been allocated approximately $251 million in tax credits to date for this synthetic fuel entity. As provided for in contractual arrangements pertaining to Progress Energy's purchase of Colona, the Company has begun escrowing quarterly royalty payments owed to an unaffiliated entity until final resolution of the audit.

    In September 2002, all of Progress Energy's majority-owned synthetic fuel entities, including Colona, were accepted into the IRS's Pre-Filing Agreement (PFA) program. The PFA program allows taxpayers to voluntarily accelerate the IRS exam process in order to seek resolution of specific issues. Either the Company or the IRS can withdraw from the program at any time, and issues not resolved through the program may proceed to the next level of the IRS exam process. While the ultimate outcome is uncertain, the Company believes that participation in the PFA program will likely shorten the tax exam process.

    In management's opinion, Progress Energy is complying with all the necessary requirements to be allowed such credits and believes it is likely, although it cannot provide certainty, that it will prevail if challenged by the IRS on any credits taken.

21. Other Income and Other Expense

    Other income and expense includes interest income, gain on the sale of investments, impairment of investments and other income and expense items as discussed below. The components of other, net as shown on the Consolidated Statements of Income for the years ended December 31 are as follows (in thousands):


                                                                     2002          2001          2000
                                                                 ------------  ------------- ------------
    Other income
    Net financial trading gain (loss)                               $  (1,942)   $     (696)    $ 15,603
    Net energy purchased for resale                                     1,540         2,786        2,260
    Nonregulated energy and delivery services income                   28,754        29,183       26,225
    Contingent value obligation unrealized gain (Note 10)              28,109             -        8,876
    Investment gains                                                   30,218         2,500        6,722
    AFUDC equity                                                        8,739         8,842       13,568
    Other                                                              31,174        16,444       12,828
                                                                 ------------- ------------- -------------
        Total other income                                          $ 126,592    $   59,059     $ 86,082
                                                                 ------------- ------------- -------------

    Other expense
    Nonregulated energy and delivery services expenses                 28,766        34,734       25,459
    Donations                                                          21,302        23,035        9,397
    Investment losses                                                  18,235         4,365        6,672
    Contingent value obligation unrealized loss (Note 10)                   -         1,479            -
    Other                                                              24,485        23,885       29,131
                                                                 ------------- ------------- -------------
       Total other expense                                          $  92,788    $   87,498     $ 70,659

    Other, net                                                      $  33,804    $  (28,439)    $ 15,423
                                                                 ============= ============= =============

    Net financial trading gain (loss) represents non-asset-backed trades of electricity and gas. Nonregulated energy and delivery services include power protection services and mass market programs (surge protection, appliance services and area light sales) and delivery, transmission and substation work for other utilities.

22. Joint Ownership of Generating Facilities

    CP&L and Florida Power hold undivided ownership interests in certain jointly owned generating facilities. Each is entitled to shares of the generating capability and output of each unit equal to their respective ownership interests. Each also pays its ownership share of additional construction costs, fuel inventory purchases and operating expenses. CP&L's and Florida Power's share of expenses for the jointly owned facilities is included in the appropriate expense category. The co-owner of P11 has exclusive rights to the output of the unit during the months of June through September. Florida Power has that right for the remainder of the year.

    CP&L's and Florida Power's ownership interests in the jointly owned generating facilities are listed below with related information as of December 31, 2002 and 2001 (dollars in thousands):

    2002
                                                  Company                                                        Construction
                                                 Ownership       Plant        Accumulated       Accumulated        Work in
        Subsidiary             Facility           Interest    Investment     Depreciation      Decommissioning     Progress
       ----------             --------           --------     ----------     ------------      ---------------    -----------

    CP&L                Mayo Plant                 83.83%     $  464,202      $  239,971           $      -        $ 14,089
    CP&L                Harris Plant               83.83%      3,159,946       1,432,245             95,643           6,117
    CP&L                Brunswick Plant            81.67%      1,476,534         867,530            339,521          26,436
    CP&L                Roxboro Unit  4            87.06%        316,491         138,408                  -           8,079
    Florida Power       Crystal River Unit 3       91.78%        777,141         504,417            396,868          27,907
    Florida Power       Intercession Unit P-11     66.67%         22,090           5,232                  -           3,987

    2001
                                                  Company                                                        Construction
                                                 Ownership       Plant        Accumulated       Accumulated         Work in
        Subsidiary             Facility           Interest    Investment     Depreciation      Decommissioning      Progress
        ----------             --------           --------    ----------     ------------      ---------------    -----------

    CP&L                Mayo Plant                 83.83%     $  460,026      $  230,630           $      -        $  7,116
    CP&L                Harris Plant               83.83%      3,154,183       1,321,694             93,637          14,416
    CP&L                Brunswick Plant            81.67%      1,427,842         828,480            339,945          41,455
    CP&L                Roxboro Unit  4            87.06%        309,032         126,007                  -           7,881
    Florida Power       Crystal River Unit 3       91.78%        773,835         469,840            416,995          25,723
    Florida Power       Intercession Unit P-11     66.67%         22,302           4,583                  -              94

    In the table above, plant investment and accumulated depreciation are not reduced by the regulatory disallowances related to the Harris Plant.

23. Accumulated Other Comprehensive Loss

    Components of accumulated other comprehensive loss are as follows (in thousands):

                                                              2002             2001
                                                           ------------    -------------
    Loss on cash flow hedges                                $ (42,236)        $(30,623)
    Minimum pension liability adjustments                    (192,385)               -
    Foreign currency translation and other                     (3,141)          (1,557)
                                                           ------------    -------------
    Total accumulated other comprehensive loss              $(237,762)        $(32,180)
                                                           ============    =============

24. Commitments and Contingencies

    A. Fuel and Purchased Power

    Pursuant to the terms of the 1981 Power Coordination Agreement, as amended, between CP&L and Power Agency, CP&L is obligated to purchase a percentage of Power Agency's ownership capacity of, and energy from, the Harris Plant. In 1993, CP&L and Power Agency entered into an agreement to restructure portions of their contracts covering power supplies and interests in jointly owned units. Under the terms of the 1993 agreement, CP&L increased the amount of capacity and energy purchased from Power Agency's ownership interest in the Harris Plant, and the buyback period was extended six years through 2007. The estimated minimum annual payments for these purchases, which reflect capacity costs, total approximately $33 million. These contractual purchases totaled $35.9 million, $33.3 million and $33.9 million for 2002, 2001 and 2000, respectively. In 1987, the NCUC ordered CP&L to reflect the recovery of the capacity portion of these costs on a levelized basis over the original 15-year buyback period, thereby deferring for future recovery the difference between such costs and amounts collected through rates. At December 31, 2002 and 2001, CP&L had deferred purchased capacity costs, including carrying costs accrued on the deferred balances, of $16.9 million and $32.5 million, respectively. Increased purchases (which are not being deferred for future recovery) resulting from the 1993 agreement with Power Agency were approximately $32.2 million, $28.6 million and $26.0 million for 2002, 2001 and 2000, respectively.

    CP&L has a long-term agreement for the purchase of power and related transmission services from Indiana Michigan Power Company's Rockport Unit No. 2 (Rockport). The agreement provides for the purchase of 250 megawatts of capacity through 2009 with minimum annual payments of approximately $31 million, representing capital-related capacity costs. Total purchases (including transmission use charges) under the Rockport agreement amounted to $58.6 million, $62.8 million and $61.0 million for 2002, 2001 and 2000, respectively.

    Effective June 1, 2001, CP&L executed a long-term agreement for the purchase of power from Skygen Energy LLC's Broad River facility (Broad River). The agreement provides for the purchase of approximately 500 megawatts of capacity through 2021 with an original minimum annual payment of approximately $16 million, primarily representing capital-related capacity costs. A separate long-term agreement for additional power from Broad River commenced June 1, 2002. This agreement provided for the additional purchase of approximately 300 megawatts of capacity through 2022 with an original minimum annual payment of approximately $16 million representing capital-related capacity costs. Total purchases under the Broad River agreements amounted to $37.7 million and $21.2 million in 2002 and 2001, respectively.

    Florida Power has long-term contracts for approximately 473 megawatts of purchased power with other utilities, including a contract with The Southern Company for approximately 413 megawatts of purchased power annually through 2010. Florida Power can lower these purchases to approximately 200 megawatts annually with a three-year notice. Total purchases, for both energy and capacity, under these agreements amounted to $159.3 million, $111.7 million and $104.5 million for 2002, 2001 and 2000, respectively. Total capacity payments were $50.5 million, $54.1 million and $54.0 million for 2002, 2001 and 2000, respectively. Minimum purchases under these contracts, representing capital-related capacity costs, are approximately $50 million annually through 2005 and $30 million annually for 2006 and 2007.

    Both CP&L and Florida Power have ongoing purchased power contracts with certain cogenerators (qualifying facilities) with expiration dates ranging from 2003 to 2025. These purchased power contracts generally provide for capacity and energy payments. Energy payments for the Florida Power contracts are based on actual power taken under these contracts. Capacity payments are subject to the qualifying facilities meeting certain contract performance obligations. Florida Power's total capacity purchases under these contracts, amounted to $231.7 million, $225.8 million and $226.4 million for 2002, 2001 and 2000, respectively. Minimum expected future capacity payments under these contracts as of December 31, 2002 are $246.8 million, $257.4 million, $268.7 million, $279.7 million and $289.4 million for 2003 through 2007, respectively. CP&L has various pay-for-performance contracts with qualifying facilities for approximately 300 megawatts of capacity expiring at various times through 2009. Payments for both capacity and energy are contingent upon the qualifying facilities' ability to generate. Payments made under these contracts were $144.5 million in 2002, $145.1 million in 2001 and $168.4 million in 2000.

    Florida Power and CP&L have entered into various long-term contracts for coal, gas and oil requirements of their generating plants. Payments under these commitments were $1.9 billion, $1.7 billion and $678.8 million for 2002, 2001 and 2000, respectively. Estimated annual payments for firm commitments of fuel purchases and transportation costs under these contracts are approximately $1.7 billion, $1.1 billion, $913.8 million, $907.7 million and $850.6 million for 2003 through 2007, respectively.

    B. Other Commitments

    The Company has certain future commitments related to four synthetic fuel facilities purchased that provide for contingent payments (royalties) of up to $11.4 million on sales from each plant annually through 2007. The related agreements were amended in December 2001 to require the payment of minimum annual royalties of approximately $6.6 million for each plant through 2007. As a result of the amendment, the Company recorded a liability (included in other liabilities and deferred credits on the Consolidated Balance Sheets) and a deferred cost asset (included in other assets and deferred debits in the Consolidated Balance Sheets), each of approximately $114.3 million and $134.3 million at December 31, 2002 and 2001, respectively, representing the minimum amounts due through 2007, discounted at 6.05%. As of December 31, 2002 and 2001, the portions of the asset and liability recorded that were classified as current were $23.8 million and $25.8 million, respectively. The deferred cost asset will be amortized to expense each year as synthetic fuel sales are made. The maximum amounts payable under these agreements remain unchanged. Actual amounts paid under these agreements were approximately $51.4 million in 2002, $45.8 million in 2001 and $43.1 million in 2000.

    The Company has entered into a joint venture to build a 750-mile natural gas pipeline system to serve 14 eastern North Carolina counties. The Company has agreed to fund approximately $22.0 million of the project. The entire project is expected to be completed in early 2005. In conjunction with the NCNG divestiture, the Company expects to sell its interest in the venture to Piedmont Natural Gas, Inc. by summer 2003, subject to receipt of required regulatory approvals (See Note 3A).

    C. Guarantees

    As a part of normal business, Progress Energy and certain subsidiaries enter into various agreements providing financial or performance assessments to third parties. Such agreements include guarantees, stand-by letters of credit and surety bonds. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries' intended commercial purposes.

    At December 31, outstanding guarantees are summarized as follows (in millions):

                                                                2002           2001
                                                           ------------    -----------
    Guarantees supporting nonregulated portfolio expansion
       and energy marketing and trading activities            $ 329.0         $ 23.0
    Standby letters of credit                                    48.2           29.2
    Surety bonds                                                106.8           52.1
    Other guarantees                                             18.6           39.8
                                                           ------------    -----------
       Total                                                  $ 502.6        $ 144.1
                                                           ============    ===========

    Guarantees Supporting Nonregulated Portfolio Expansion and Energy Marketing and Trading Activities

    Progress Energy has issued approximately $317.0 million of guarantees on behalf of PVI and its subsidiaries for obligations under power purchase agreements, tolling agreements, gas agreements, construction agreements and trading operations. Approximately $145.0 million of these commitments relate to certain guarantee agreements issued to support obligations related to PVI's expansion of its nonregulated generation portfolio.

    The remaining $172.0 million of these new commitments issued by Progress Energy are guarantees issued to support PVI's energy marketing and trading functions. The majority of the marketing and trading contracts supported by the guarantees contain language regarding downgrade events, ratings triggers, monthly netting of exposure and/or payments and offset provisions in the event of a default. Based upon the amount of trading positions outstanding at December 31, 2002, if the Company's ratings were to decline below investment grade, the Company would have to deposit cash or provide letters of credit or other cash collateral for approximately $13.7 million for the benefit of the Company's counterparties.

    In addition,  PVI issued a $12.0 million  guarantee  related to expansion of
    the  portfolio.   These  guarantees  ensure   performance  under  generation
    construction and operating agreements.

    Standby Letters of Credit

    The Company has issued stand-by letters of credit to financial institutions for the benefit of third parties that have extended credit to the Company and certain subsidiaries. These letters of credit have been issued primarily for the purpose of supporting payments of trade payables, securing performance under contracts and lease obligations and self-insurance for workers compensation. If a subsidiary does not pay amounts when due under a covered contract, the counterparty may present its claim for payment to the financial institution, which will in turn request payment from the Company. Any amounts owed by the Company's subsidiaries are reflected in the accompanying Consolidated Balance Sheets.

    Surety Bonds

    At December 31, 2002, the Company had $106.8 million in surety bonds purchased primarily for purposes such as providing worker compensation coverage and obtaining licenses, permits and rights-of-way. To the extent liabilities are incurred as a result of the activities covered by the surety bonds, such liabilities are included in the accompanying Consolidated Balance Sheets.

    Other Guarantees

    The Company has other guarantees outstanding related primarily to prompt performance payments, lease obligations, and other payments subject to contingencies.

    As of December 31, 2002, management does not believe conditions are likely for performance under these agreements.

    D. Insurance

    CP&L and Florida  Power are members of Nuclear  Electric  Insurance  Limited
    (NEIL), which provides primary and excess insurance coverage against property damage to members' nuclear generating facilities. Under the primary program, each company is insured for $500 million at each of its respective nuclear plants. In addition to primary coverage, NEIL also provides decontamination, premature decommissioning and excess property insurance with limits of $2.0 billion on the Brunswick and Harris Plants, and $1.1 billion on the Robinson and CR3 Plants.

    Insurance coverage against incremental costs of replacement power resulting from prolonged accidental outages at nuclear generating units is also provided through membership in NEIL. Both CP&L and Florida Power are insured thereunder, following a twelve-week deductible period, for 52 weeks in the amount of $3.5 million per week at each of the nuclear units. An additional 110 weeks of coverage is provided at 80% of the above weekly amount. For the current policy period, the companies are subject to retrospective premium assessments of up to approximately $31.4 million with respect to the primary coverage, $32.5 million with respect to the decontamination, decommissioning and excess property coverage, and $22.2 million for the incremental replacement power costs coverage, in the event covered losses at insured facilities exceed premiums, reserves, reinsurance and other NEIL resources. Pursuant to regulations, each company's property damage insurance policies provide that all proceeds from such insurance be applied, first, to place the plant in a safe and stable condition after an accident and, second, to decontaminate, before any proceeds can be used for decommissioning, plant repair or restoration. Each company is responsible to the extent losses may exceed limits of the coverage described above.

    Both CP&L and Florida Power are insured against public liability for a nuclear incident up to $9.55 billion per occurrence. Under the current provisions of the Price Anderson Act, which limits liability for accidents at nuclear power plants, each company, as an owner of nuclear units, can be assessed for a portion of any third-party liability claims arising from an accident at any commercial nuclear power plant in the United States. In the event that public liability claims from an insured nuclear incident exceed $300 million (currently available through commercial insurers), each company would be subject to pro rata assessments of up to $88.1 million for each reactor owned per occurrence. Payment of such assessments would be made over time as necessary to limit the payment in any one year to no more than $10 million per reactor owned. Congress is expected to approve revisions to the Price Anderson Act in the first quarter of 2003, that will include increased limits and assessments per reactor owned. The final outcome of this matter cannot be predicted at this time.

    There have been recent revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within one year after the first loss from terrorism, NEIL would make available one industry aggregate limit of
    $3.2 billion, along with any amounts it recovers from reinsurance, government indemnity or other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. For nuclear liability claims arising out of terrorist acts, the primary level available through commercial insurers is now subject to an industry aggregate limit of $300 million. The second level of coverage obtained through the assessments discussed above would continue to apply to losses exceeding $300 million and would provide coverage in excess of any diminished primary limits due to the terrorist acts aggregate.

    CP&L and Florida Power self-insure their transmission and distribution lines against loss due to storm damage and other natural disasters. Florida Power accrues $6 million annually to a storm damage reserve pursuant to a regulatory order and may defer losses in excess of the reserve (See Note
    15A).

    E. Claims and uncertainties

    1. The Company is subject to federal, state and local regulations addressing hazardous and solid waste management, air and water quality and other environmental matters.

    Hazardous and Solid Waste Management

    Various organic materials associated with the production of manufactured gas, generally referred to as coal tar, are regulated under federal and state laws. The principal regulatory agency that is responsible for a specific former manufactured gas plant (MGP) site depends largely upon the state in which the site is located. There are several MGP sites to which both electric utilities and the gas utility have some connection. In this regard, both electric utilities and the gas utility and other potentially responsible parties, are participating in investigating and, if necessary, remediating former MGP sites with several regulatory agencies, including, but not limited to, the U.S. Environmental Protection Agency (EPA), the Florida Department of Environmental Protection (FDEP) and the North Carolina Department of Environment and Natural Resources, Division of Waste Management (DWM). In addition, the Company and its subsidiaries are periodically notified by regulators such as the EPA and various state agencies of their involvement or potential involvement in sites, other than MGP sites, that may require investigation and/or remediation. A discussion of these sites by legal entity follows.

    CP&L. There are 12 former MGP sites and 14 other sites associated with CP&L that have required or are anticipated to require investigation and/or remediation costs. CP&L received insurance proceeds to address costs associated with environmental liabilities related to its involvement with MGP sites. All eligible expenses related to these are charged against a specific fund containing these proceeds. As of December 31, 2002, approximately $8.0 million remains in this centralized fund with a related accrual of $8.0 million recorded for the associated expenses of environmental issues. As CP&L's share of costs for investigating and remediating these sites become known, the fund is assessed to determine if additional accruals will be required. CP&L does not believe that it can provide an estimate of the reasonably possible total remediation costs beyond what remains in the environmental insurance recovery fund. This is due to the fact that the sites are at different stages: investigation has not begun at 15 sites, investigation has begun but remediation cannot be estimated at seven sites and four sites have begun remediation. CP&L measures its liability for these sites based on available evidence including its experience in investigating and remediating environmentally impaired sites. The process often involves assessing and developing cost-sharing arrangements with other potentially responsible parties. Once the environmental insurance recovery fund is depleted, CP&L will accrue costs for the sites to the extent its liability is probable and the costs can be reasonably estimated. Presently, CP&L cannot determine the total costs that may be incurred in connection with the remediation of all sites. According to current information, these future costs at the CP&L sites are not expected to be material to the Company's financial condition or results of operations.

    Florida Power. There are two former MGP sites and 11 other active sites associated with Florida Power that have required or are anticipated to require investigation and/or remediation costs. As of December 31, 2002 and 2001, Florida Power has accrued approximately $10.9 million and $8.5 million, respectively, for probable and reasonably estimable costs at these sites. Florida Power does not believe that it can provide an estimate of the reasonably possible total remediation costs beyond what is currently accrued. In 2002, Florida Power filed a petition for recovery of approximately $4.0 million in environmental cost through the Environmental Cost Recovery Clause with the FPSC. Florida Power was successful with this filing and will recover costs through rates for investigation and remediation associated with transmission and distribution substations and transformers. As more activity occurs at these sites, Florida Power will assess the need to adjust the accruals. These accruals have been recorded on an undiscounted basis. Florida Power measures its liability for these sites based on available evidence including its experience in investigating and remediating environmentally impaired sites. This process often includes assessing and developing cost-sharing arrangements with other potentially responsible parties.

    NCNG. There are five former MGP sites associated with NCNG that have or are anticipated to have investigation or remediation costs associated with them. As of December 31, 2002, NCNG has accrued approximately $2.8 million for probable and reasonably estimable remediation costs at these sites. These accruals have been recorded on an undiscounted basis. NCNG measures its liability for these sites based on available evidence including its experience in investigating and remediating environmentally impaired sites. This process often involves assessing and developing cost-sharing arrangements with other potentially responsible parties. NCNG does not believe it can provide an estimate of the reasonably possible total remediation costs beyond the accrual because two of the five sites associated with NCNG have not begun investigation activities. Therefore, NCNG cannot currently determine the total costs that may be incurred in connection with the investigation and/or remediation of all sites. Based upon current information, the Company does not expect the future costs at the NCNG sites to be material to the Company's financial condition or results of operations. On October 16, 2002, the Company announced plans to sell NCNG to Piedmont Natural Gas Company, Inc. (See Note 3A). The Company will retain the environmental liability associated with the five former MGP sites.

    Florida Progress Corporation. In 2001, FPC sold its Inland Marine Transportation business operated by MEMCO Barge Line, Inc. to AEP Resources, Inc. (See Note 3C). FPC established an accrual to address indemnities and retained environmental liability associated with the transaction. The balance in this accrual is $9.9 million at December 31, 2002. FPC estimates that its maximum contractual liability to AEP Resources, Inc., associated with Inland Marine Transportation is $60 million. This accrual has been determined on an undiscounted basis. FPC measures its liability for this site based on estimable and probable remediation scenarios. The Company believes that it is reasonably probable that additional costs, which cannot be currently estimated, may be incurred related to the environmental indemnification provision beyond the amount accrued. The Company cannot predict the outcome of this matter.

    CP&L, Florida Power, PVI and NCNG have filed claims with the Company's general liability insurance carriers to recover costs arising out of actual or potential environmental liabilities. Some claims have been settled and others are still pending. While the Company cannot predict the outcome of these matters, the outcome is not expected to have a material effect on the consolidated financial position or results of operations.

    The Company is also currently in the process of assessing potential costs and exposures at other environmentally impaired sites. As the assessments are developed and analyzed, the Company will accrue costs for the sites to the extent the costs are probable and can be reasonably estimated.

    Air and Water Quality

    There has been and may be further proposed federal legislation requiring reductions in air emissions for nitrogen oxides, sulfur dioxide, carbon dioxide and mercury. Some of these proposals establish nation-wide caps and emission rates over an extended period of time. This national multi-pollutant approach to air pollution control could involve significant capital costs which could be material to the Company's consolidated financial position or results of operations. Some companies may seek recovery of the related cost through rate adjustments or similar mechanisms. Control equipment that will be installed on North Carolina fossil generating facilities as part of the North Carolina legislation discussed below may address some of the issues outlined above. However, the Company cannot predict the outcome of this matter.

    The EPA is  conducting  an  enforcement  initiative  related  to a number of
    coal-fired   utility  power  plants  in  an  effort  to  determine   whether
    modifications at those facilities were subject to New Source Review requirements or New Source Performance Standards under the Clean Air Act. Both CP&L and Florida Power were asked to provide information to the EPA as part of this initiative and cooperated in providing the requested information. The EPA initiated civil enforcement actions against other unaffiliated utilities as part of this initiative. Some of these actions resulted in settlement agreements calling for expenditures, ranging from $1.0 billion to $1.4 billion. A utility that was not subject to a civil enforcement action settled its New Source Review issues with the EPA for $300 million. These settlement agreements have generally called for expenditures to be made over extended time periods, and some of the companies may seek recovery of the related cost through rate adjustments or similar mechanisms. The Company cannot predict the outcome of this matter.

    In 1998, the EPA published a final rule addressing the regional transport of ozone. This rule is commonly known as the NOx SIP Call. The EPA's rule requires 23 jurisdictions, including North Carolina, South Carolina and Georgia, but not Florida, to further reduce nitrogen oxide emissions in order to attain a pre-set state NOx emission levels by May 31, 2004. CP&L is currently installing controls necessary to comply with the rule. Capital expenditures needed to meet these measures in North and South Carolina could reach approximately $370 million, which has not been adjusted for inflation. Increased operation and maintenance costs relating to the NOx SIP Call are not expected to be material to the Company's results of operations. Further controls are anticipated as electricity demand increases. The Company cannot predict the outcome of this matter.

    In July 1997, the EPA issued final regulations establishing a new eight-hour ozone standard. In October 1999, the District of Columbia Circuit Court of Appeals ruled against the EPA with regard to the federal eight-hour ozone standard. The U.S. Supreme Court has upheld, in part, the District of Columbia Circuit Court of Appeals decision. Designation of areas that do not attain the standard is proceeding, and further litigation and rulemaking on this and other aspects of the standard are anticipated. North Carolina adopted the federal eight-hour ozone standard and is proceeding with the implementation process. North Carolina has promulgated final regulations, which will require CP&L to install nitrogen oxide controls under the state's eight-hour standard. The costs of those controls are included in the $370 million cost estimate set forth above. However, further technical analysis and rulemaking may result in a requirement for additional controls at some units. The Company cannot predict the outcome of this matter.

    The EPA published a final rule approving petitions under Section 126 of the Clean Air Act. This rule as originally promulgated required certain sources to make reductions in nitrogen oxide emissions by May 1, 2003. The final rule also includes a set of regulations that affect nitrogen oxide emissions from sources included in the petitions. The North Carolina coal-fired electric generating plants are included in these petitions. Acceptable state plans under the NOx SIP Call can be approved in lieu of the final rules the EPA approved as part of the 126 petitions. CP&L, other utilities, trade organizations and other states participated in litigation challenging the EPA's action. On May 15, 2001, the District of Columbia Circuit Court of Appeals ruled in favor of the EPA, which will require North Carolina to make reductions in nitrogen oxide emissions by May 1, 2003. However, the Court in its May 15th decision rejected the EPA's methodology for estimating the future growth factors the EPA used in calculating the emissions limits for utilities. In August 2001, the Court granted a request by CP&L and other utilities to delay the implementation of the 126 Rule for electric generating units pending resolution by the EPA of the growth factor issue. The Court's order tolls the three-year compliance period (originally set to end on May 1, 2003) for electric generating units as of May 15, 2001. On April 30, 2002, the EPA published a final rule harmonizing the dates for the
    Section 126 Rule and the NOx SIP Call. In addition, the EPA determined in this rule that the future growth factor estimation methodology was appropriate. The new compliance date for all affected sources is now May 31, 2004, rather than May 1, 2003. The EPA has approved North Carolina's NOx SIP Call rule and has indicated it will rescind the Section 126 rule in a future rule making. The Company expects a favorable outcome of this matter.

    On June 20, 2002, legislation was enacted in North Carolina requiring the state's electric utilities to reduce the emissions of nitrogen oxide and sulfur dioxide from coal-fired power plants. Progress Energy expects its capital costs to meet these emission targets will be approximately $813 million by 2013. CP&L currently has approximately 5,100 MW of coal-fired generation capacity in North Carolina that is affected by this legislation. The legislation requires the emissions reductions to be completed in phases by 2013, and applies to each utility's total system rather than setting requirements for individual power plants. The legislation also freezes the utilities' base rates for five years unless there are extraordinary events beyond the control of the utilities or unless the utilities persistently earn a return substantially in excess of the rate of return established and found reasonable by the NCUC in the utilities' last general rate case. Further, the legislation allows the utilities to recover from their retail customers the projected capital costs during the first seven years of the ten-year compliance period beginning on January 1, 2003. The utilities must recover at least 70% of their projected capital costs during the five-year rate freeze period. Pursuant to the new law, CP&L entered into an agreement with the state of North Carolina to transfer to the state all future emissions allowances it generates from over-complying with the new federal emission limits when these units are completed. The new law also requires the state to undertake a study of mercury and carbon dioxide emissions in North Carolina. Progress Energy cannot predict the future regulatory interpretation, implementation or impact of this new law.

    Certain historical waste sites exist that are being addressed voluntarily by Progress Ventures. An immaterial accrual has been established to address investigation expenses related to these sites. The Company cannot determine the total costs that may be incurred in connection with these sites. According to current information, these future costs are not expected to be material to the Company's financial condition or results of operations.

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    Rail Services is voluntarily  addressing  certain historical waste sites. An immaterial accrual has been established to address estimable costs. The Company cannot determine the total costs that may be incurred in connection with these sites. According to current information, these future costs are not expected to be material to the Company's financial condition or results of operations.

    Other Environmental Matters

    The Kyoto Protocol was adopted in 1997 by the United Nations to address global climate change by reducing emissions of carbon dioxide and other greenhouse gases. The United States has not adopted the Kyoto Protocol, however, a number of carbon dioxide emissions control proposals have been advanced in Congress and by the Bush administration. The Bush administration favors voluntary programs. Reductions in carbon dioxide emissions to the levels specified by the Kyoto Protocol and some legislative proposals could be materially adverse to Company financials and operations if associated costs cannot be recovered from customers. The Company favors the voluntary program approach recommended by the administration, and is evaluating options for the reduction, avoidance, and sequestration of greenhouse gases. However, the Company cannot predict the outcome of this matter.

    In 1997, the EPA's Mercury Study Report and Utility Report to Congress conveyed that mercury is not a risk to the average American and expressed uncertainty about whether reductions in mercury emissions from coal-fired power plants would reduce human exposure. Nevertheless, the EPA determined in 2000 that regulation of mercury emissions from coal-fired power plants was appropriate. The EPA is currently developing a Maximum Available Control Technology (MACT) standard, which is expected to become final in December 2004, with compliance in 2008. Achieving compliance with the MACT standard could be materially adverse to the Company's financials and operations. However, the Company cannot predict the outcome of this matter.

    2. CP&L,  like other  electric  power  companies in North  Carolina,  pays a franchise tax levied by the state pursuant to North Carolina General Statutes ss. 105-116, a state-level annual franchise tax (State Franchise
    Tax). Part of the revenue generated by the State Franchise Tax is required by North Carolina General Statutes ss. 105-116.1(b) to be distributed to North Carolina cities in which CP&L maintains facilities. CP&L has paid and continues to pay the State Franchise Tax to the state when such taxes are due. However, pursuant to an Executive Order issued on February 5, 2002, by the Governor of North Carolina, the Secretary of Revenue withheld distributions of State Franchise Tax revenues to cities for two quarters of fiscal year 2001-2002 in an effort to balance the state's budget.

    In response to the state's failure to distribute the State Franchise Tax proceeds, certain cities in which CP&L maintains facilities adopted municipal franchise tax ordinances purporting to impose on CP&L a local franchise tax. The local taxes are intended to be collected for as long as the state withholds distribution of the State Franchise Tax proceeds from the cities. The first local tax payments were due August 15, 2002. On August 2, 2002, CP&L filed a lawsuit against the cities seeking to enjoin the enforcement of the local taxes and to have the local ordinances struck down because the ordinances are beyond the cities' statutory authority and violate provisions of the North Carolina and United States Constitutions.

    On September 14, 2002, the Governor of North Carolina signed into law a provision that prevents cities and counties from levying local franchise taxes on electric utilities. This new legislation makes the lawsuit CP&L filed in August against certain cities that were seeking to enforce local franchise tax ordinances moot. As a result of the enactment of this legislation, the parties have agreed to an Order of Dismissal by Consent, which has been signed by the judge and filed with the Clerk of Court in Caswell County.

    3. As required under the Nuclear Waste Policy Act of 1982, CP&L and Florida Power each entered into a contract with the DOE under which the DOE agreed to begin taking spent nuclear fuel by no later than January 31, 1998. All similarly situated utilities were required to sign the same standard contract.

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

    In April 1995, the DOE issued a final interpretation that it did not have an unconditional obligation to take spent nuclear fuel by January 31, 1998. In Indiana & Michigan Power v. DOE, the Court of Appeals vacated the DOE's final interpretation and ruled that the DOE had an unconditional obligation to begin taking spent nuclear fuel. The Court did not specify a remedy because the DOE was not yet in default.

    After the DOE failed to comply with the decision in Indiana & Michigan Power
    v. DOE, a group of utilities petitioned the Court of Appeals in Northern States Power (NSP) v. DOE, seeking an order requiring the DOE to begin taking spent nuclear fuel by January 31, 1998. The DOE took the position that their delay was unavoidable, and the DOE was excused from performance under the terms and conditions of the contract. The Court of Appeals found that the delay was not unavoidable, but did not order the DOE to begin taking spent nuclear fuel, stating that the utilities had a potentially adequate remedy by filing a claim for damages under the contract.

    After the DOE failed to begin taking spent nuclear fuel by January 31, 1998, a group of utilities filed a motion with the Court of Appeals to enforce the mandate in NSP v. DOE. Specifically, this group of utilities asked the Court to permit the utilities to escrow their waste fee payments, to order the DOE not to use the waste fund to pay damages to the utilities, and to order the DOE to establish a schedule for disposal of spent nuclear fuel. The Court denied this motion based primarily on the grounds that a review of the matter was premature, and that some of the requested remedies fell outside of the mandate in NSP v. DOE.

    Subsequently, a number of utilities each filed an action for damages in the Federal Court of Claims. In a recent decision, the U.S. Circuit Court of Appeals (Federal Circuit) ruled that utilities may sue the DOE for damages in the Federal Court of Claims instead of having to file an administrative claim with DOE. CP&L and Florida Power are in the process of evaluating whether they should each file a similar action for damages.

    CP&L and Florida Power also continue to monitor legislation that has been introduced in Congress which might provide some limited relief. CP&L and Florida Power cannot predict the outcome of this matter.

    With certain modifications, CP&L's spent nuclear fuel storage facilities will be sufficient to provide storage space for spent fuel generated on CP&L's system through the expiration of the current operating licenses for all of CP&L's nuclear generating units. Subsequent to the expiration of these licenses, dry storage may be necessary. CP&L obtained approval from the U.S. Nuclear Regulatory Commission to use additional storage space at the Harris Plant in December 2000. Florida Power currently is storing spent nuclear fuel onsite in spent fuel pools. If Florida Power does not seek renewal of the CR3 operating license, CR3 will have sufficient storage capacity in place for fuel consumed through the end of the expiration of the license in 2016. If Florida Power extends the CR3 operating license, dry storage may be necessary.

    4. The Company and its subsidiaries are involved in various litigation matters in the ordinary course of business, some of which involve substantial amounts. Where appropriate, accruals have been made in accordance with SFAS No. 5, "Accounting for Contingencies," to provide for such matters. In the opinion of management, the final disposition of pending litigation would not have a material adverse effect on the Company's consolidated results of operations or financial position.

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